Exhibit 7

EXECUTION COPY

TROY PIK

€225,000,000

AMENDED AND RESTATED PIK
FACILITY AGREEMENT

Dated as of June 15, 2005

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT GUARANTOR.	7
9.	REPRESENTATIONS OF THE LENDERS.		7
10.	PREPAYMENTS AND REDEMPTIONS OF THE NOTES.		7
	10.1	Redemption of Notes on First Utilization Date	7
	10.2	Optional Prepayments of Utilizations.	8
	10.3	Change of Control.	8
	10.4	Mandatory Prepayment of Notes.	8
	10.5	Notice of Mandatory Prepayment; Payment.	9
	10.6	Maturity; Surrender, Etc.	9
	10.7	Purchase of Notes.	10
	10.8	Reduction of Commitments with Excess Proceeds.	10
11.	MATURITY; CONVERSION AND EXCHANGE.		10
	11.1	Maturity.	10
	11.2	Conversion to Extended Notes.	10
	11.3	Option to exchange Term Loans for Exchange Notes.	11
12.	COVENANTS.		12
	12.1	Permanent Refinancing of the Notes.	12

13.	INCREASED COSTS.		14
	13.1	Increased Costs.	14
	13.2	Increased Cost Claims.	15
	13.3	Exceptions.	15
	13.4	Break Costs.	15
14.	TERMINATION OF COMMITMENTS; DEFAULTS AND REMEDIES.		15
	14.1	Termination.	15
	14.2	Events of Default.	16
15.	REGISTRATION; TRANSFER OF NOTES.		16
	15.1	Maintenance of Register; Transfer of Notes.	16
	15.2	Registered Form.	17
	15.3	Agent to Hold the Global Note.	17
	15.4	Completion of the Global Note.	17
	15.5	Authentication.	17
	15.6	Cancellation, Destruction and Records.	17
	15.7	Documents and Forms.	18
	15.8	Deposit of Notes.	18
	15.9	Transferee of Notes.	18
16.	PAYMENT MECHANICS.		19
	16.1	Payments to the Agent.	19
	16.2	Distributions by the Agent.	19
	16.3	Clawback.	19
	16.4	Partial Payments.	19
	16.5	No set-off by Company and Guarantors.	20
	16.6	Business Days.	20
17.	EXPENSES, AND INDEMNIFICATION, ETC.		20
	17.1	Transaction Expenses.	20
	17.2	Indemnity.	20
	17.3	Survival.	22
18.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.		22
19.	AMENDMENT AND WAIVER.		22
	19.1	Requirements.	22
	19.2	Binding Effect.	23
	19.3	Supplemental Agreements.	23
	19.4	Notes Held by Company.	24
20.	NOTICES.		24
21.	CONFIDENTIAL INFORMATION.		24
22.	SUBSTITUTION OF LENDER.		25
23.	ROLE OF THE AGENT.		25
24.	SECURITY.		25
	24.1	Security Documents and Intercreditor Agreement.	25
	24.2	Further Assurance.	26
	24.3	Relative Rights.	26

24.4	[Reserved].	26
	24.5	Authorization of Actions to Be Taken by the Agent Under the Security Documents.	26
	24.6	Release of Collateral.	27
	24.7	Collateral Agent.	27
25.	GUARANTEES.		27
	25.1	Guarantees.	27
	25.2	Limitation on Guarantor Liability.	29
	25.3	Luxembourg Guarantors	29
	25.4	No Recourse against Directors.	30
26.	MISCELLANEOUS.		30
	26.1	Successors and Assigns.	30
	26.2	Day Count Convention.	30
	26.3	Days in a Period.	30
	26.4	Satisfaction Requirement.	30
	26.5	Severability.	31
	26.6	Construction.	31
	26.7	Execution in Counterparts.	31
	26.8	Governing Law; Submission to Jurisdiction, Etc.	31
	26.9	Waiver of Jury Trial.	32

SCHEDULES

Schedule 1	Information Relating to the Lenders
Schedule 2	Defined Terms
Schedule 3(A)	Conditions to be Satisfied on or prior to the First Utilization Date
Schedule 3(B)	Conditions to be Satisfied on or prior to each Utilization Date (Other than the First Utilization Date)
Schedule 4	Representations and Warranties
Schedule 5	Events of Default
Schedule 6	Covenants
Schedule 7	Agreed Security Principles
Schedule 8	[Reserved]
Schedule 9	Agency Provisions
Schedule 10	Mandatory Cost Rate

EXHIBITS

Exhibit A	Form of Global Note
Exhibit B	Form of Utilization Notice
Exhibit C	Form of Transfer Certificate
Exhibit D	Form of Opinion of Counsel (in connection with the issuance of Exchange Notes)
Exhibit E	Form of Officer's Certificate (in connection with the issuance of Exchange Notes)
Exhibit F	Extended Notes Term Sheet
Exhibit G	Exchange Notes Term Sheet

v

THIS FACILITY AGREEMENT is made on June 15, 2005 and is made

BETWEEN:

(1)	TROY PIK, a Luxembourg partnership limited by shares, having its registered office at, as the Company (the "Company");
(2)

TROY I S.à r.l., a company incorporated as a société à responsabilité limitée under the laws of Luxembourg, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg, as the Parent Guarantor (the "Parent Guarantor");

(3)	The persons listed in Schedule 1 (the "Lenders"), as the Lenders;
(4)	J.P. MORGAN EUROPE LIMITED, as Agent; and
(5)	J.P. MORGAN EUROPE LIMITED, as Collateral Agent.

IT IS AGREED:

1.	INTRODUCTION AND Definitions.

Reference is made to the pik facility agreement dated April 3, 2005, made between the Company, the guarantors named therein, the lenders named therein, the Agent and the Collateral Agent (the "Original Facility Agreement"). This Facility Agreement amends and restates the Original Facility Agreement so that the Original Facility Agreement and the rights and obligations of the parties under the Original Facility Agreement are replaced with the rights and obligations set out in this Facility Agreement.

Capitalized terms used in this Facility Agreement shall have the meanings specified in Schedule 2 attached hereto; and references in this Facility Agreement to a "Schedule" or an "Exhibit" are, unless otherwise specified herein, references to a Schedule or an Exhibit attached to this Facility Agreement.

2.	THE FACILITIES.
2.1	Available Facilities.

(a)        Subject to the terms of this Facility Agreement, the Lenders agree to allow the Company to make Drawings by subscribing for Notes issued by the Company pursuant to a euro credit facility (the "Facility") in an aggregate amount equal to the Total Commitments. The Company offers the Notes to the Lenders and, subject to the terms and conditions of this Facility Agreement, the Lenders accept such offer.

(b)        Subject to the provisions of this Facility Agreement (including Section 4.06 (Limitation on Indebtedness) of Schedule 6) and the other Finance Documents, the Company may issue additional notes with the same terms, conditions and security and as part of the same series as the Notes after the fulfillment of the Lenders' Commitments hereunder by entering into additional facility agreements substantially similar to this Facility Agreement.

2.2	Finance Parties' Rights and Obligations.

(a)        The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)        The rights of each Finance Party under or in connection with the Finance Documents are separate and independent and any debt arising under the Finance Documents to a Finance Party from the Company or any Guarantor shall be a separate and independent debt.

(c)        A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)        For the avoidance of doubt, no Lender shall be required to subscribe for any Notes in excess of its Commitment.

3.	UTILIZATIONS.
3.1	Lenders' Participations; Reduction in Commitments.

(a)        Subject to the terms and conditions of this Facility Agreement, each Lender shall make its participation in each Drawing available to the Company on each Utilization Date, each of which shall occur during the period of time specified in Section 3.2 and as set forth in the Utilization Notice.

(b)        For the avoidance of doubt, the aggregate principal amount of Notes to be subscribed for in any Drawing shall be divided among the Lenders on a pro rata basis based on the Commitment of each Lender.

(c)        Upon a subscription for Notes by any Lender in any Drawing, the Commitment of such Lender under the Facility shall be reduced and be cancelled by an amount equal to its pro rata share of the aggregate face amount of Notes subscribed for by the Lenders on such Drawing; provided that the Commitments in respect of any Notes subscribed for on the first Utilization Date that are redeemed by the Company on the first Utilization Date pursuant to Section 10.1 shall not be reduced or cancelled pursuant to this Section 3.1(c) unless otherwise reduced or cancelled pursuant to any other provision of this Facility Agreement.

3.2	Utilization Notice.

(a)        Each Drawing shall be made upon notice, given not later than 11:00 A.M. (London time) on the third Business Day (or such other date as may be agreed by the Lenders and the Company) prior to the date of such Drawing (each such date, a "Utilization Date") by the Company to the Agent (copies to each Lender). All Utilization Dates shall occur during the period of time from (and including) the Block Purchase Closing Date through (and including) the date that is 15 months immediately succeeding the Block Purchase Closing Date (the "Availability Period"); provided that in no event shall the first Utilization Date occur on or after July 31, 2005; provided further that in no event shall any Utilization Date occur after the Termination Date. The notice of each proposed Drawing (the "Utilization Notice"), duly executed by a director or manager of the company, shall be by telex or facsimile, in substantially the form of Exhibit B attached hereto, specifying therein (i) the requested Utilization Date (which shall be a Business Day), (ii) the amount of the proposed Drawing on such Utilization Date and (iii) the time and place of the Closing for such Drawing referred to in Section 4.1. Notwithstanding anything to the contrary contained in this Section 3.2(a), if the Block Purchase Closing Date occurs on June 15, 2005, then the Utilization Notice in respect of the first Utilization Date shall be given not later than 11:00 A.M. (London time) on June 14, 2005.

(b)        Notwithstanding anything to the contrary contained in Section 3.2(a), the first Utilization Date shall be the Block Purchase Closing Date and any subsequent Utilization Date shall be (i) the date of consummation of the Cash-Out Merger or (ii) if the Cash-Out Merger is not consummated, in respect of the Fallback Plan, any date during the Availability Period that would facilitate the consummation of the Fallback Plan as described in the Structure Memorandum and (iii) subsequent to the first Utilization Date, any date during the Availability Period that would facilitate a Market Purchase.

(c)        The amount of any proposed Drawing on any Utilization Date (other than the first Utilization Date) under this Facility Agreement shall be the pro rata portion of the aggregate amount required by Troy I and its Subsidiaries to effect the Cash-Out Merger, the Merger by Absorption or each Market Purchase, as the case may be, based on the available commitments under each of the Bridge Facilities.

(d)        If the Agent does not receive a Utilization Notice prior to the third Business Day prior to July 31, 2005 (or such other date as may be approved by the Lenders and the Company), each Lender shall, at its election, be relieved of all further obligations under this Facility Agreement.

3.3	First Utilization Date.

Subject to Section 10.1, on the first Utilization Date the amount of the Drawing shall be in an amount equal to the Total Commitments.

4.	CLOSING; UTILIZATION DATE.
4.1	Closing.

The Drawing on each Utilization Date shall occur at a closing (each a "Closing") at the place and time (such place being located in London, United Kingdom and such time being at or before 3:00 p.m. (London time) on such Utilization Date) that is notified to the Agent and the Lenders in the Utilization Notice for such Drawing, or at such other times or places as may be agreed between the Lenders and the Company.

4.2	Utilization Date; Issue of Notes.

(a)        On each Utilization Date, subject to the fulfillment of the applicable conditions set forth in Section 5 hereof and subject to paragraph (c) below, the Agent on behalf of the Company will authenticate and deliver the Notes to the Lenders pursuant to Section 15.4, against delivery by each Lender to the Company or its order of same day funds in the amount equal to its pro rata share of the Drawing to be made on such Utilization Date by wire transfer for the account of the Company to the account designated by the Company in the Utilization Notice. If at such Utilization Date, subject to the Certain Funding Basis, any of the conditions set forth in Sections 5.1 or 5.2, as the case may be, shall not have been fulfilled to the satisfaction of the Original Mandated Lead Arrangers (acting reasonably), each Lender shall, at its election, be relieved of all further obligations under this Facility Agreement, without hereby waiving any rights it may have by reason of such failure or such non-fulfillment.

(b)        The Notes shall be issued in such aggregate principal amount as is specified to be subscribed for by such Lender in the related Utilization Notice and in such number of Notes and in such denominations (with a minimum of €100,000 and integral multiples of €100,000 in excess thereof) as are specified to the Company by such Lender at least three Business Days prior to such Utilization Date (and in the absence of such specification, in a single Note), in each case duly executed by the Company and each Guarantor.

(c)        The Agent shall hold each Note in safe custody for and on behalf of the Holders and shall not part with possession of such Notes without the consent of all the Holders. The Agent shall not be responsible for any loss incurred in connection with any such deposit.

(d)        Notwithstanding anything to the contrary contained in this Facility Agreement, all Notes issued hereunder shall be represented by one or more Global Notes registered in the name of the Agent.

5.	CONDITIONS.
5.1	Conditions to the First Utilization Date.

Each Lender's obligation to participate in the Drawing on the first Utilization Date is subject to the fulfillment to the satisfaction of the Original Mandated Lead Arrangers (acting reasonably), on or prior to the first Utilization Date, of the conditions set forth on Schedule 3(A) hereto (subject to the Certain Funding Basis) or to the satisfaction of the Original Mandated Lead Arrangers (acting reasonably) that any such conditions will immediately upon completion of the Block Purchase be satisfied.

5.2	Conditions to any Other Utilization Date.

Each Lender's obligation to participate in any Drawing on any Utilization Date (other than the first Utilization Date) is subject to the fulfillment to the satisfaction of the Original Mandated Lead Arrangers (acting reasonably), on or prior to such Utilization Date, of the conditions set forth on Schedule 3(B) hereto (subject to the Certain Funding Basis).

6.	INTEREST.
6.1	Accrual; Calculation of Interest.

(a)        Interest on the unpaid balance of the principal amount of the Notes shall accrue during each Interest Period at a rate per annum equal to the Applicable Interest Rate for such Interest Period.

(b)        Subject to Sections 6.3 and 7 and this Section 6.1, the "Applicable Interest Rate" means the percentage rate per annum which is the aggregate of the applicable:

(i)	prevailing Spread;
(ii)	EURIBOR; and
(iii)	Mandatory Cost Rate.

(c)        "Spread" means 8.50%; provided, however, that if all or any portion of the principal of Notes remains unpaid on the date that is six months following the first Utilization Date (the "Increase Date"), the prevailing Spread shall be increased by a further 0.50% on the first day of each three-month period commencing on or following the Increase Date until the entire principal amount of Notes and all interest thereon shall have been paid in full; provided that at no time will the Spread exceed 11.00%. For the avoidance of doubt, subsequent to the Increase Date, the Applicable Interest Rate (but not EURIBOR) will be reset on the first day of each three-month period referred to in the immediately preceding sentence; provided, however, that the applicable EURIBOR on the first day of an interest period shall apply throughout such Interest Period.

(d)        Notwithstanding anything to the contrary contained in this Section 6.1, with respect to any Notes issued on any Utilization Date occurring subsequent to the first Utilization Date, (w) the rate of interest on such Notes shall be equal to the rate of interest on the then outstanding Notes issued hereunder, (x) the rate of interest on such Notes for subsequent Interest Periods shall be adjusted in the same manner as the rate of interest on the then outstanding Notes issued hereunder and (y) such Notes shall have the same Interest Payment Dates (other than the initial Interest Payment Date for such Notes) and the same Interest Periods (other than the initial Interest Period) as the then outstanding Notes issued hereunder.

6.2	Payment of Interest.

(a)        Subject to paragraph (b) below, the Company shall pay accrued interest on each Note on the last day of each Interest Period.

(b)        Interest will be payable, at the election of the Company (made in writing five business days prior to the relevant Interest Payment Date in the case of cash interest), in cash or through the issuance of additional Notes in a principal amount equal to such interest amount; provided that, if the Company fails to make such election, the Company will be deemed to have elected to pay such interest through the issuance of new Notes. On each Interest Payment Date on which the Company elects, or is deemed to have elected, to pay interest in the form of additional Notes, the amount of interest payable on such Interest Payment Date shall be added to, and deemed for all purposes of, the Notes to constitute a portion of the principal amount of the Notes outstanding.

6.3	Default Interest.

(a)        If the Company or any Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.00% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Note for successive Interest Periods. Any interest accruing under this Section 6.3 shall be immediately payable by the Company or such Guarantor on demand by the Agent.

(b)        If any overdue amount consists of all or part of a Note which became due on a day which was not the last day of an Interest Period relating to that Note:

(i)         the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Note; and

(ii)         the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00% higher than the rate which would have applied if the overdue amount had not become due.

(c)        Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.4	Notification of Rates of Interest.

The Agent shall promptly notify the Lenders, the Holders and Company of the determination of a rate of interest under this Facility Agreement.

6.5	Payment; Interest Periods.

Subject to Section 6.2, prior to the completion of Syndication, interest on the Notes shall be payable monthly in arrears on the 15th of each month, commencing on the 15th of the month immediately following the month in which the Block Purchase Closing Date occurs; following the completion of Syndication, interest on the Notes shall be payable semi-annually in arrears on April 15 and October 15 of each year, and on the date on which the unpaid principal balance of this Note shall be paid in full (collectively, the "Interest Payment Dates"). "Interest Period" means each one-month or six-month period, as the case may be, preceding an Interest Payment Date (or, (i) in respect of the first or last period for which the Applicable Interest Rate for any Notes is to be calculated and (ii) in respect of the period immediately following Syndication, such other period preceding the Interest Payment Date).

6.6	Non-Business Days.

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.	Changes to the Calculation of Interest.
7.1	Absence of Quotations.

Subject to Clause 7.2, if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12:00 P.M. on the relevant Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.2	Market disruption.

(a)        If a Market Disruption Event occurs in relation to a Note for any Interest Period, then the rate of interest on each Lender's portion of that Note for the Interest Period shall be the rate per annum which is the sum of:

(i)	the applicable Spread;

(ii)         the rate notified to the Agent by that Holder as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Holder of funding its portion of that Notes from whatever source it may reasonably select; and

(iii)        the Mandatory Cost Rate, if any, applicable to that Holder's participation in the Notes.

(b)	In this Facility Agreement "Market Disruption Event" means:

(i)         at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none, or if more than one exists only one, of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant Interest Period; or

(ii)         before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Holder or Holders (whose portion of the relevant Note exceeds 50% of all Notes outstanding) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

7.3	Alternative Basis of Interest or Funding.

(a)        If a Market Disruption Event occurs and the Agent or the Parent Guarantor so requires, the Agent and the Parent Guarantor shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)        Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Holders and the Parent Guarantor, be binding on all parties to this Facility Agreement.

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT GUARANTOR.

Each of the Company and Parent Guarantor (for itself and, to the extent expressed to be applicable to them, its Subsidiaries) and each other Guarantor (if any) (for itself and, to the extent expressed to be applicable to them, its Subsidiaries) makes the representations and warranties set out in Schedule 4 hereto to each Finance Party on the dates stated therein.

9.	REPRESENTATIONS OF THE LENDERS.

Each Lender represents and warrants to the Company and the Parent Guarantor that:

(a)        (i) it is a qualified institutional buyer, or (ii) it is outside the United States as defined in Rule 902(l) of the Securities Act;

(b)        it understands that the Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and it will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Notes unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act and the applicable securities laws of any state or other jurisdiction; and

(c)        it understands that the Notes may not and will not be offered or sold to the public in Luxembourg, directly or indirectly, and, neither this document nor any other circular, form of application, advertisement or other material will be distributed or otherwise made available to the public in, or from or published in, Luxembourg.

For the avoidance of doubt, nothing in this Facility Agreement should be construed as implying that the Notes constitute a security under the laws of any jurisdiction other than Greece.

10.	PREPAYMENTS AND REDEMPTIONS OF THE NOTES.
10.1	Redemption of Notes on First Utilization Date

(a)        On the first Utilization Date, the Company shall immediately prepay the outstanding Drawings in an amount equal to:

(i)	the outstanding Drawings under the Facility; less

(ii)         an amount equal to 13.4683% of the Step One Costs. "Step One Costs" means the aggregate of (1) the amount required to fund the aggregate purchase price of the Block Purchase (plus all fees and expenses related thereto) and (2) the amount required to refinance the Indebtedness of the Target as set forth in the Structure Memorandum.

(b)        For the avoidance of doubt, the cost of funding the amount of outstanding Drawings that is prepaid on the first Utilization Date under this Section 10.1 shall be equal to the interest that would have accrued on such amount had it been outstanding for one day. Such cost shall be payable to the Lenders in cash pro rata based on each Lender's participation in such Drawings.

10.2	Optional Prepayments of Utilizations.

The Company may, at its option, at any time, without premium or penalty, upon not less than ten days' prior written notice to the Agent, prepay all or any part of the Notes, in an aggregate principal amount of €100,000 or integral multiples of €100,000 in excess thereof (or, if less, the remaining aggregate principal amount of all Notes outstanding at such time), plus all accrued and unpaid interest thereon, if any, to the date of such prepayment. Each notice of an optional prepayment of any Utilization pursuant to this Section 10.2 shall specify the date fixed for such prepayment, the principal amount of Notes to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall state that such prepayment is to be made pursuant to this Section 10.2. Once given, notice of any optional prepayment delivered pursuant to this Section 10.2 shall be irrevocable and not subject to any conditions.

10.3	Change of Control.

Upon the occurrence of a Change of Control,

(a)        the Parent Guarantor or the Company shall repay all outstanding Notes together with all amounts payable by the Company under this Facility Agreement as set forth in Section 4.11 (Purchase of Notes upon a Change of Control) of Schedule 6 hereto;

(b)        the Facility shall be immediately cancelled and all Commitments reduced to zero.

10.4	Mandatory Prepayment of Notes.

(a)        Subject to the Intercreditor Deed, upon receipt by the Parent Guarantor or any of its Restricted Subsidiaries of the Net Proceeds from:

(1) the Incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of any Indebtedness in any public or private securities offering or placement (including, without limitation, the Permanent Refinancing, but excluding any such Indebtedness Incurred to finance the Acquisition and the Target Refinancing);

(2) subject to Section 10.4(b) below, the Incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of any Indebtedness under Credit Facilities (excluding any such Indebtedness Incurred to finance the Acquisition and the Target Refinancing); or

(3)	the sale or issuance by the Parent Guarantor of:

(i)         any shares of its Capital Stock (or other ownership or profit interests therein),

(ii)         any securities convertible into or exchangeable for shares of its Capital Stock (or other ownership or profit interests therein), or

(iii)        any warrants, options or other rights for the purchase or acquisition of any shares of its Capital Stock (or other ownership or profit interests therein),

(other than the Equity Contributions and subject to Section 4.07(b)(i) of Schedule 6) the Parent Guarantor or Company shall apply such proceeds, net of fees and expenses actually Incurred in connection with such Incurrence, sale or issuance and net of taxes paid or payable as a result thereof (the "Net Proceeds"), to prepay an aggregate principal amount of Notes outstanding in the same manner as described under Section 4.09(c) through (e) of Schedule 6 hereto as if such Net Proceeds referred to in this Section 10.4 equaled the Excess Proceeds referred to therein.

(b)        Notwithstanding the foregoing, the Parent Guarantor and the Company shall not be required to prepay any Notes with the proceeds of the Incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of any Indebtedness under Section 4.06(b)(vii) (Capital Lease or Purchase Money Obligations basket), Section 4.06(b)(xi) (general debt basket) and Section 4.06(b)(xii) (acquisition debt basket) of Schedule 6 so long as (1) each of Troy III, under the Senior Unsecured Facility Agreement, and Troy V, under the Senior Secured Facility Agreement, has elected to Incur such Indebtedness under the equivalent basket in each of the Senior Unsecured Facility Agreement and the Senior Secured Facility Agreement and (2) none of the Parent Guarantor nor any of its Restricted Subsidiaries uses such proceeds to prepay any of the Notes, the Senior Unsecured Notes, the Senior Secured Notes or any outstanding Indebtedness under the Super-Priority Subscription Agreement. Notwithstanding Section 4.06(g)(i) of Schedule 6 hereto, the Incurrence of any such Indebtedness may not thereafter be reclassified.

10.5	Notice of Mandatory Prepayment; Payment.

(a)        No later than 10 business days (or such other date as may be agreed by the Agent and the Company) prior to each date the Parent Guarantor or any of its Restricted Subsidiaries expects to receive any Net Proceeds referred to in Section 10.4, the Company or the Parent Guarantor shall give notice to the Agent and each Holder, which notice shall state:

(i)         that an event is expected to occur that will require the Company to make a mandatory prepayment of the Notes pursuant to Section 10.4 of this Facility Agreement and shall provide a description of the circumstances surrounding such event; and

(ii)         the date on which such mandatory prepayment shall occur, which shall be no later than five Business Days following the date on which Net Proceeds are actually received by the Parent Guarantor or such Restricted Subsidiary.

	(b)	Such mandatory prepayment shall be made in accordance with Section 16.
10.6	Maturity; Surrender, Etc.

In the case of each repayment or prepayment of the Notes pursuant to Sections 10.1, 10.2, 10.3 or 10.4, the principal amount of each Note to be repaid or prepaid shall mature and become due and payable on the date fixed for such repayment or prepayment, together with accrued and unpaid interest on such principal amount to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the accrued and unpaid interest thereon as aforesaid, interest on such principal amount shall cease to accrue. Subject to Sections 4.2 and 15.6, any Note repaid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any repaid or prepaid principal amount of any Note.

10.7	Purchase of Notes.

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment, prepayment or repurchase of the Notes in accordance with the terms of this Facility Agreement and the Notes. The Company will promptly cancel all Notes acquired by it pursuant to any payment, prepayment or purchase of Notes in accordance with the terms of this Facility Agreement and the Notes, and no Notes may be issued in substitution or exchange for any such Notes.

10.8	Reduction of Commitments with Excess Proceeds.

Prior to the Termination Date, if (i) Net Proceeds are received by the Parent Guarantor or any of its Restricted Subsidiaries giving rise to mandatory prepayment under Section 10.4 or (ii) the Parent Guarantor is required to prepay any Notes with Excess Proceeds as described in Section 4.09 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 6; and such Net Proceeds or Excess Proceeds, as applicable, exceed the aggregate amount of Notes then outstanding plus accrued and unpaid interest thereon (the "Excess Prepayment Proceeds") to the date of such prepayment, the Commitments of the Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to such Excess Prepayment Proceeds.

11.	Maturity; Conversion and Exchange.
11.1	Maturity.

Subject to Section 11.2 below and the terms of the Notes, the Notes shall mature on the date that is the fifteen-month anniversary of the first Utilization Date (the "Conversion Date").

11.2	Conversion to Extended Notes.

(a)        If, on the Conversion Date, the Notes have not been repaid, redeemed or repurchased in full, and provided that:

(i)	no Conversion Default has occurred and is continuing;

(ii)         the Company shall have paid the conversion fee referred to in paragraph 1(c)(i)(4) of the Fee Letter; and

(iii)        each Holder receives an Officers' Certificate from the Company certifying to the items described in paragraphs (i) and (ii) above;

the Notes shall be automatically converted into and be deemed to be extended notes (the "Extended Notes"). Such conversion shall not be deemed a waiver of any Default or Event of Default.

(b)        The Extended Notes shall have substantially the same terms (other than as set forth on Exhibit F hereto), and shall be governed by the provisions of this Facility Agreement to the same extent, as the Notes, provided that, if not earlier repaid, repurchased, redeemed or accelerated pursuant to the terms of this Facility Agreement, the Extended Notes shall mature and become due and payable on the date that is the ten-year anniversary of the first Utilization Date.

11.3	Option to exchange Term Loans for Exchange Notes.

(a)        On any Business Day on or after the Conversion Date, any Holder of an Extended Note may from time to time, but only in connection with a sale of Notes to a third party, elect to exchange all or any portion of its Extended Notes for notes (the "Exchange Notes") having an equal principal amount as the Extended Notes so exchanged by giving prior irrevocable written notice (each such notice, an "Exchange Notice") of such election to the Company, the Escrow Agent, the Agent, the Mandated Lead Arrangers and the trustee under any applicable Exchange Note Indenture (as defined below) specifying:

(i)         the principal amount of its Extended Note to be exchanged (which shall be integral multiples of €100,000);

(ii)	the name of the proposed registered holder of the Exchange Notes;

(iii)        subject to the terms of the relevant Exchange Note Indenture, the amount of each Exchange Note requested (which shall be equal to the principal amount of the Extended Notes to be exchanged); and

(iv)        in the event that Exchange Notes are issued pursuant to Section 11.3(b), the additional terms and conditions specified by the Original Mandated Lead Arrangers.

(b)        The Exchange Notes shall have the terms and conditions as set forth in Exhibit G hereto or such other terms as otherwise may be approved by the Original Mandated Lead Arrangers and the Company; provided, however, that the aggregate weighted average yield to maturity for the various tranches of Exchange Notes shall be no greater than EURIBOR (as determined at the time any such tranches may be issued) plus 11.00% per annum.

(c)        In no event shall the aggregate principal amount of each initial tranche of Exchange Notes issued pursuant to this Section 11.3 be less than €10,000,000.

(d)        Each Holder shall give five Business Days' prior written notice in respect of any Exchange Notes to be issued under this Section 11.3, provided, however, that the Original Mandated Lead Arrangers shall give 10 Business Days' prior written notice in respect of any new tranche of Exchange Notes to be issued pursuant to Section 11.3(b).

(e)        The Company will execute and deliver one or more indentures setting forth the terms of the Exchange Notes (as amended, supplemented or otherwise modified from time to time, each an "Exchange Note Indenture") containing the terms set forth in Exhibit G with changes therefrom, as specified in the Exchange Notice or as otherwise may be approved by the Original Mandated Lead Arrangers and the Company acting reasonably. The Company and the Original Mandated Lead Arrangers agree to negotiate in good faith and use their respective best endeavours to, on or prior to the date that is one month prior to the Block Purchase Closing Date, agree to the form of an Exchange Note Indenture, in form and substance reasonably satisfactory to the Original Mandated Lead Arrangers and the Company. In any event, the Company shall agree to the form of Exchange Note Indenture in form and substance reasonably satisfactory to the Original Mandated Lead Arrangers and the Company no later than one month prior to the Conversion Date. If requested by the Original Mandated Lead Arrangers, the Company shall execute one or more Exchange Note Indentures and Exchange Notes on a date that is at least one month prior to the Conversion Date and deposit such documents in an escrow reasonably satisfactory to the Original Mandated Lead Arrangers. The Company shall appoint under each Exchange Note Indenture a trustee eligible to act as trustee thereunder.

(f)         Any Extended Notes exchanged for Exchange Notes pursuant to this Section 11.3 shall be exchanged as provided for in paragraph (g) below and cancelled and the Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Exchange Note Indenture.

(g)        Not later than the third Business Day after delivery of an Exchange Notice with respect to an exchange of all or any portion of an Extended Note for one or more Exchange Notes:

(i)         the Company shall exchange that portion of the Extended Note surrendered for exchange; and

(ii)         the Escrow Agent shall deliver the applicable Exchange Note(s) to the trustee under the relevant Exchange Note Indenture for authentication and delivery to the holder or holders thereof specified in the Exchange Notice.

(h)        On any date on which the Exchange Notes are issued pursuant to the terms hereof, the Company shall deliver to the Holder to which such Exchange Notes are to be issued the following documents, each dated the date of such issuance, as the case may be, and duly executed or authenticated, as the case may be, by each Person party thereto:

(i)         An Officer's Certificate in the form set forth in Exhibit E, other customary certificates and certified copies of such resolutions, consents and approvals as may be necessary in connection with the consummation of the issuance of the Exchange Notes.

(ii)         An opinion of counsel to the Company, in form and substance reasonably satisfactory to the Original Mandated Lead Arrangers in the form set forth in Exhibit D.

12.	COVENANTS.

Until the principal of and interest on the Notes have been paid in full or, if no Notes have been issued hereunder, until the termination of this Facility Agreement, in addition to the covenants contained in this Section 12 or in any other section of this Facility Agreement, the Company and each Guarantor covenant and agree with each Lender and each Holder as set forth in Schedule 6 hereto.

12.1	Permanent Refinancing of the Notes.

(a)        As promptly as practicable after the date hereof, the Parent Guarantor shall, and shall cause each of its Restricted Subsidiaries, to use its and their reasonable commercial efforts to offer payment-in-kind notes (the "Permanent Refinancing") on terms to be mutually agreed among the Original Mandated Lead Arrangers and the Company for the purpose, among other things, of refinancing or redeeming the Notes then outstanding, which Permanent Refinancing shall yield an amount sufficient, and, if consummated, the proceeds of which shall be used, to repay the aggregate unpaid principal amount of the Notes in full plus accrued interest thereon to the date of repayment and all other amounts payable under the Finance Documents and to pay the fees and expenses related thereto as agreed in the Fee Letter and otherwise in accordance with the terms of the Engagement Letter, and to cooperate with the Mandated Lead Arrangers and provide the information reasonably required in connection with placing or selling or obtaining commitments for the purchase or acquisition of the Permanent Refinancing. Such cooperation will include, without limitation, at the request of the Mandated Lead Arrangers:

(1)        the preparation of, as soon as practicable, an offering circular, prospectus or private placement memorandum (the "Offering Circular") with respect to the Permanent Refinancing (in a form customary for offerings in the European high yield capital markets and that would be suitable to use on a roadshow for the sale of the Permanent Refinancing) and which would include, without limitation:

(i)         audited consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of the three most recent financial years and audited consolidated income statements and statements of cash flow of the Parent Guarantor and its Subsidiaries for the three most recent financial years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

(ii)         an unaudited condensed consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of a date within 135 calendar days of the date of the Offering Circular and unaudited condensed statements of income and cash flow of the Parent Guarantor and its Subsidiaries for the year to date period ending on the unaudited condensed balance sheet date, and the comparable prior year period, together with condensed footnote disclosure;

(iii)        if required, pro forma income statement and balance sheet information of the Parent Guarantor and its Subsidiaries, together with explanatory footnotes, for the Acquisition and any other material acquisitions, dispositions, recapitalizations or similar transactions that have occurred since the beginning of the most recently completed financial year;

(iv)        an operating and financial review of the audited and unaudited financial statements of the Parent Guarantor and its Subsidiaries, including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies of the Parent Guarantor and its Subsidiaries;

(v)        a description of the business, management and shareholders of the Parent Guarantor and its Subsidiaries, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments;

(vi)        material risk factors and material recent developments of the Parent Guarantor and its Subsidiaries; and

(vii)       all other information that would be reasonably necessary to enable counsel for the Parent Guarantor and its Subsidiaries and counsel for the Mandated Lead Arrangers to issue a customary Rule 10b-5 statement.

(2)        in connection with any issuance and sale of the Permanent Refinancing, the preparation and execution of underwriting agreements, purchase agreements, placement agency agreements substantially in the form of the Mandated Lead Arrangers' standard agreements (modified to reflect the structure and consistent with relevant precedent of the Sponsors), modified as appropriate to reflect the terms of the Acquisition and containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions;

(3)        the delivery of legal opinions, customary SAS 72 comfort letters with negative assurances and officers' certificates, all in form and substance reasonably satisfactory to the Original Mandated Lead Arrangers and their counsel; the Parent Guarantor will use its commercially reasonable efforts to ensure that the auditors issuing the comfort letter do not attempt to limit their liability in respect of the underwriters or initial purchasers of the Permanent Refinancing;

(4)        the delivery to the Mandated Lead Arrangers of projections as to future operations and such other financial information relating to the Target;

(5)        preparing materials for, and making appropriate officers of Troy GAC and the Target available to the Mandated Lead Arrangers for, meetings and presentations with appropriate rating agencies to obtain ratings of the Permanent Refinancing and using commercially reasonable efforts to procure a rating of the Permanent Refinancing by such ratings agencies on or before the date of delivery of the Offering Circular;

(6)        cause appropriate officers of Troy GAC and the Target to participate in a customary road show for the sale of the Permanent Refinancing and undertake other customary marketing efforts; and

(7)        prior to such road show, the Parent Guarantor shall have in place the equity contribution downstreamed from the Sponsors (in accordance with the Structure Memorandum) in an aggregate amount equivalent to the difference between the Equity Contribution and 15% of the aggregate funding cost for the Transaction (assuming the purchase of 100% of the shares of Target, but excluding any amount funded under the Super-Priority Subscription Agreement).

(b)        The indenture for the Permanent Refinancing will be substantially in the form of the Mandated Lead Arrangers' counsel's standard indenture for high-yield debt securities, modified as appropriate to reflect the terms of the Permanent Refinancing and otherwise in form and substance reasonably satisfactory to the Original Mandated Lead Arrangers and the Company. For the avoidance of doubt, the covenants for the Permanent Refinancing shall be consistent with relevant Sponsor precedent modified in light of then current business and market conditions.

13.	Increased Costs.
13.1	Increased Costs.

(a)        Subject to Section 13.3, the Company shall, within three Business Days of a demand by the Agent, pay and the Parent Guarantor will procure that there is paid for the account of the relevant Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)         the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

made, enacted or imposed after the date of this Facility Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)         a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)        a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims.

(a)        Subject to Section 14.1(b), a Finance Party intending to make a claim pursuant to Section 13.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent Guarantor.

(b)        Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions.

Clause 13.1 does not apply to the extent any Increased Cost is:

(a)	attributable to any taxes;

(b)        compensated for by Section 4.12 of Schedule 6 (Additional Amounts) (or would have been compensated for under Section 4.12 of Schedule 6 (Additional Amounts) but was not so compensated solely because the exclusion in paragraphs (b), (c) and (d) applied);

(c)	compensated for by any other provision of this Agreement; or

(d)        attributable to the wilful or grossly negligent breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.4	Break Costs.

(a)        The Company shall, within three Business Days of demand by a Holder, pay to such Holder its Break Costs attributable to all or any part of a Note or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Note or Unpaid Sum.

(b)        Each Holder shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	TERMINATION OF COMMITMENTS; DEFAULTS AND REMEDIES.
14.1	Termination.

(a)        In the event of any of the following, each Lender may (i) terminate with immediate effect its Commitments under this Facility Agreement and (ii) if no Notes are then outstanding, terminate with immediate effect this Facility Agreement:

(i)         it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by any of the Transaction Documents;

provided that such termination shall only apply to the extent of the unlawful performance;

(ii)         subject to the Certain Funding Basis, a Default occurs and is continuing; and

(iii)	the Block Purchase has not been completed prior to July 31, 2005.

(b)        Each Lender (in consultation with the Company) shall take all reasonable steps to mitigate any circumstances which would result in any amount becoming payable under or pursuant to Section 13 (Increased Costs), Schedule 10 (Mandatory Cost Rate) or Section 4.12 (Additional Amounts) of Schedule 6 or which would result in any termination under Section 14.1(a)(i), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or lending office; provided that this Section 14.1(b) does not in any way limit the obligations of any Company or Guarantor under the Finance Documents.

14.2	Events of Default.

The terms and provisions of Schedule 5 hereto are incorporated by reference herein.

15.	REGISTRATION; Transfer OF NOTES.
15.1	Maintenance of Register; Transfer of Notes.

(a)        The Company hereby designates the Agent to serve as its agent for the purposes of this Section 15.1 to maintain a register (the "Register") on which it will record the Commitments of each of the Lenders and the outstanding amount of the Notes issued to, or held by, each Holder.

(b)        Any failure to make or update any such Register, or any error in such Register, shall not affect the Company's or any Guarantor's obligations in respect of those Notes.

(c)        Notwithstanding any other provision of this Section 15.1 and subject to Section 26.1, no transfer shall be effective until that transfer is recorded on the Register maintained by the Agent and prior to such recording all amounts owing by the Company and any Guarantor under the Finance Documents to the transferor with respect to the rights transferred shall remain owing to the transferor.

(d)        Notwithstanding any other provision of this Section 15.1, the registration of any transfer shall be recorded by the Agent on the Register only upon the delivery to and acceptance by the Agent of a properly executed and delivered Transfer Certificate in the form of Exhibit C hereto pursuant to this Agreement and no transfer shall be effective until so recorded.

(e)        The Agent will promptly update the Register upon receipt by it of any such Transfer Certificate. The Register shall be available for inspection by the Company, any Guarantor, any Lender or any Holder from time to time upon reasonable prior notice.

(f)         The Agent may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000, provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, such transfer may be equal to the entire holding of such Holder.

15.2	Registered Form.

(a)        Each Note shall be in registered form (registered in the name of the Holder thereof or its nominee) and title thereof shall pass upon the execution and delivery to the Agent of a Transfer Certificate in relation thereto in accordance with Section 4.2(a) and the transfer of that Note being recorded in the Register.

(b)        The registered Holder of a Note shall be recognized by the Company and each Guarantor as entitled to that Note free from any equity, set-off or counterclaim on the part of the Company or any Guarantor against the original or intermediate Holder of that Note.

15.3	Agent to Hold the Global Note.

Notes issued pursuant to this Facility Agreement shall be issued in the form of a Global Note, duly executed by the Company and authenticated by the Agent in accordance with Section 15.5. The Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principle amount of outstanding Notes from time to time endorsed thereon and that the aggregate principle amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, by the Agent to reflect the exchanges, repurchases, redemptions and transfers of interest therein, in accordance with the terms of this Facility Agreement. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Facility Agreement.

15.4	Completion of the Global Note.

The receipt by the Agent from the Company of a Utilization Notice shall be sufficient authority for the Agent to complete the Global Note by inserting the following details in the appropriate place in the Global Note with respect to the Notes represented by it:

(a)	the Maturity Date of such Notes;
(b)	the date of issue of such Notes; and
(c)	the principal amount of such Notes,

and to authenticate and deliver such Global Note on the relevant Utilization Date.

15.5	Authentication.

The Agent shall arrange for the authentication certificate on the Global Note to be duly signed by one of its authorized signatories. Within 10 Business Days after the date of issue of any Notes, the Agent shall deliver to the Company a copy of such Global Note.

15.6	Cancellation, Destruction and Records.

All Notes which mature and are paid shall be cancelled forthwith by the Agent. The Agent shall, as soon as reasonably practicable after the maturity date of any note, furnish the Company with a certificate signed by one duly authorized officer of the Agent stating (i) the aggregate principal amount of the Notes which have been paid and cancelled on such maturity date and (ii) that the cancelled Notes in its possession have been destroyed (unless otherwise previously instructed by the Company). The Agent shall keep a full and complete record of all Notes and of their issue, payment, cancellation and destruction and of all replacement Notes issued in substitution for lost, stolen, mutilated, defaced or destroyed Notes. The Agent may cause to be issued replacement Notes in place of Notes which have been lost, stolen, mutilated, defaced or destroyed and the Company will cause replacement Notes to be delivered to the Agent for this purpose upon the provision to the Company of such evidence and indemnity in favor of the Company as the Company shall reasonably require.

15.7	Documents and Forms.

(a)        The Agent shall maintain in safe custody all forms of Global Notes delivered to and held by it under this Facility Agreement and ensure that Global Notes are only issued in accordance with the provisions of this Facility Agreement.

(b)        The Notes issued pursuant to any Utilization Notice shall be represented by a single Global Note held by the Agent in accordance with Section 4.2(a).

15.8	Deposit of Notes.

The Agent shall hold each Global Note in safe custody for and on behalf of the Lenders and shall not part with possession of such Global Notes without the consent of all the Lenders. The Agent shall not be responsible for any loss incurred in connection with any such deposit.

15.9	Transferee of Notes.

(a)        Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall, in addition to any representations it makes in the Transfer Certificate, be deemed (i) to have made the representations set forth in Sections 9(b) and 9(c) and (ii) to confirm to and agree with the transferor and the other parties hereto as follows:

(i)         other than as provided in any written instrument of transfer executed by the transferor and such transferee, such transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Facility Agreement or any of the other Finance Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, this Facility Agreement or any of the other Finance Documents or any other instrument or document furnished pursuant hereto or thereto;

(ii)         such transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Guarantor or the performance or observance by the Company or any Guarantor of any of its Obligations under this Facility Agreement or any of the other Finance Documents or any other instrument or document furnished pursuant thereto;

(iii)        such transferee confirms that it has received a copy of this Facility Agreement, together with copies of the financial statements referred to in Section 4.18 (Reports to Holders) of Schedule 6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to purchase the Note or Notes being purchased thereby;

(iv)        such transferee will, independently and without reliance upon the transferor or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Facility Agreement; and

(v)        such transferee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Facility Agreement are required to be performed by it as a Holder.

16.	Payment Mechanics.
16.1	Payments to the Agent.

(a)        On the Business Day prior to each date on which the Company or any Guarantor is required to make a payment under a Finance Document, the Company or such Guarantor shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

	(b)	Payment shall be made to such account with such bank as the Agent specifies.
16.2	Distributions by the Agent.

Each payment received by the Agent under the Finance Documents for any Lender or Holder shall, subject to Sections 16.3 and 16.4, be made available by the Agent as soon as practicable after receipt to such Lender or Holder entitled to receive payment in accordance with this Facility Agreement, to such account as such Lender or Holder may notify to the Agent by not less than five Business Days' notice.

16.3	Clawback.

(a)        Where a sum is to be paid to the Agent under the Finance Documents for any Lender or Holder, the Agent is not obliged to pay that sum to such Lender or Holder (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)        If the Agent pays an amount to any Lender or Holder and it proves to be the case that the Agent had not actually received that amount, then such Lender or Holder to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

16.4	Partial Payments.

(a)        If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company or any Guarantor under the Finance Documents, the Agent shall, subject to the provisions of the Intercreditor Agreement, apply that payment towards the obligations of the Company or such Guarantor under the Finance Documents in the following order:

(i)         first, in or towards payment pro rata of any unpaid fees, costs and expenses to the Agent and the Collateral Agent under the Finance Documents;

(ii)         secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under the Notes and this Facility Agreement;

(iii)        thirdly, in or towards payment pro rata of any principal amount due but unpaid under the Notes and this Agreement; and

(iv)        fourthly in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)        The Agent shall, if so directed by the Required Holders, vary the order set out in paragraphs (ii) to (iv) above.

(c)        Paragraphs (a) and (b) above will override any appropriation made by the Company or any Guarantor.

16.5	No set-off by Company and Guarantors.

All payments to be made by the Company or any Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

16.6	Business Days.

(a)        Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)        During any extension of the due date for payment of any principal or Unpaid Sum under this Facility Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

17.	EXPENSES, AND INDEMNIFICATION, ETC.
17.1	Transaction Expenses.

The Company will pay (i) certain costs and expenses incurred by the Lenders as set forth in the Fee Letter in connection with the preparation, execution and delivery of this Facility Agreement, the Notes and the other Finance Documents and (ii) certain reasonable, invoiced costs and expenses (including, without limitation, reasonable attorneys' fees of one special counsel and, if reasonably required, one local counsel in each relevant jurisdiction for the Holders), reasonably promptly upon receipt of an invoice therefor, incurred by any Holder in connection with any amendments, waivers or consents under or in respect of this Facility Agreement, the Notes or any of the other Finance Documents requested by the Company, the reasonable (invoiced) costs and expenses (including, without limitation, financial advisors' fees) incurred in connection with the insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out, renegotiation or restructuring of any of the transactions contemplated hereby, by the Notes or by the other Note Documents.

17.2	Indemnity.

(a)        The Company and each of the Guarantors jointly and severally agree to indemnify and hold harmless each Lender and each Holder, its affiliates, directors and officers and each person, if any, who controls such Lender or Holder or any of its affiliates, from and against any and all losses, claims, damages and liabilities, joint or several, that arise out of, or are in connection with, this Facility Agreement or any activities or transactions contemplated by this Facility Agreement or any other services rendered in connection herewith.

(b)        If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to paragraph (a) above, such person (the "IndemnifiedPerson") shall promptly notify the person against whom such indemnification may be sought (the "Indemnifying Person") in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 17 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 17. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 17 that the Indemnifying Person may designate in such proceeding and shall pay the reasonable, invoiced fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person, (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any relevant local counsel which shall not be more than one in each jurisdiction) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred upon delivery of invoices relating to such fees and expenses. Any such separate firm for the Lenders and Holders, their respective affiliates, directors and officers and any control persons of any Lender or Holder or its affiliates shall be designated in writing by the Original Mandated Lead Arrangers and any such separate firm for the Company and the Guarantors shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final non-appealable judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. No Indemnifying Party will be liable for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have resulted directly from the bad faith or gross negligence or willful misconduct of any Indemnified Person.

(c)        If the indemnification provided for in paragraph (a) above is unenforceable or unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Lenders and the Holders on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Guarantors on the one hand and the Lenders and Holders on the other inconnection with the actions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

(d)        The Company, the Guarantors and the Lenders agree that it would not be just and equitable if contribution pursuant to this Section 17 were determined by pro rata allocation (even if the Lenders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (c) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (c) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.

(e)        The remedies provided for in this Section 17 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

17.3	Survival.

The Obligations of the Company and the Guarantors under this Section 17 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Facility Agreement, the Notes or any of the other Finance Documents, and the termination of this Facility Agreement; provided that the Obligations of the Company and the Parent Guarantor under this Section 17 shall not inure to the benefit of holders of the Exchange Notes.

18.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties contained herein and in the other Finance Documents, and in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Facility Agreement or any of the other Finance Documents, shall survive the execution and delivery of this Facility Agreement and the Notes, the purchase or transfer by the Lenders of any Notes or portion thereof or interest therein and the payment of any Notes until one year after repayment in full of all of the Notes, except as otherwise provided for in Schedule 4. Such representations and warranties may be relied upon by any subsequent Holder as of the date made or deemed made, regardless of any investigation made at any time by or on behalf of any Lender or any other Holder. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Facility Agreement or any of the other Finance Documents shall be deemed representations and warranties of the Company under this Facility Agreement.

19.	AMENDMENT AND WAIVER.
19.1	Requirements.

This Facility Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with and only with the written consent of the Company, the Required Holders and, if prior to the Conversion Date, the Original Mandated Lead Arrangers, except that (a) no amendment or waiver of any of the provisions of Sections 2, 3, 4, 9 or 22 will be effective as to any Lender or Holder unless consented to in writing by such Lender or Holder and (b) without the written consent of the Holder of each Note at the time outstanding, an amendment, supplement or waiver shall not:

(i)	reduce the principal of or extend the stated maturity of any Note;

(ii)         reduce the rate of or change the time fixed for any payment or change the method of computation of interest on, any Note;

(iii)	change the redemption provision of any Note;

(iv)        make any Note payable in any money other than that stated in the Note;

(v)        change the percentage of the aggregate principal amount of the Notes, the Holders of which are required to consent to any such amendment or waiver;

(vi)        subordinate the Notes to any other obligation of the Company or subordinate any Guarantee to any other obligation of the applicable Guarantor;

(vii)       release any Guarantor from any of its obligations (or modify such obligations in any manner adverse to the Holders) under any Guarantee or this Facility Agreement, as applicable, except in accordance with the terms of this Facility Agreement;

(viii)      release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Documents, this Facility Agreement and the Intercreditor Agreement; or

(ix)	make any change to the preceding amendment and waiver provisions.

Notwithstanding any of the foregoing provisions of this Section 19.1, none of the defined terms set forth in Schedule 2 attached hereto shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 19.1 or any Section referred to herein unless such amendment or modification is agreed to in writing by the Holders otherwise required to amend or waive such Section under the terms of this Section 19.1.

19.2	Binding Effect.

Any amendment or waiver consented to as provided in this Section 19 applies equally to each Finance Party and is binding upon it, upon each future Holder and upon the Company and the Guarantors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right, power or remedy consequent thereon. No course of dealing nor any delay on the part of any Holder in exercising any right, power or remedy hereunder or under any of the other Finance Documents shall operate as a waiver of any right, power or remedy of any such Holder; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Facility Agreement and the other Finance Documents are cumulative and not exclusive of any rights, powers or remedies provided by applicable law.

19.3	Supplemental Agreements.

Notwithstanding Section 19.1, the Company, the Guarantors and the Agent may amend or supplement this Facility Agreement or the Notes without the consent of any Holder to allow any Guarantor to execute a supplemental agreement hereto and/or a Guarantee with respect to the Notes.

19.4	Notes Held by Company.

Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Facility Agreement or any of the other Finance Documents, or have directed the taking of any action provided for herein or in any of the other Finance Documents to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent Guarantor or any of its subsidiaries or Affiliates shall be deemed not to be outstanding.

20.	NOTICES.

All notices and other communications provided for hereunder shall be in writing and delivered by facsimile, by registered or certified mail with return receipt requested (postage prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a)        if to any Lender or nominee thereof, to such Lender or nominee at the address specified for such communications in Schedule 1 attached hereto, or at such other address as such Lender or nominee shall have specified to the Agent and the Company in writing;

(b)        if to any other Holder, to such Holder at such address as such other Holder shall have specified to the Agent and Company in writing; or

(c)        if to the Company or any Guarantor (unless otherwise notified in writing to the Agent, the Lenders and the Holders):

Troy PIK

Manager and general partner

8-10 rue Mathias Hardt

L-1717 Luxembourg

Fax: +352 40 78 04

Attention: Guy Harles

(d)	if to the Agent or the Collateral Agent:

J.P. Morgan Europe Limited

125 London Wall

London EC2Y 5AJ

Fax: +44 20 7777 2360

Attention: Paul Clayton

All notices and other communications provided for under this Section 20 will be deemed given and effective only when actually received.

21.	CONFIDENTIAL INFORMATION.

Each Lender hereby agrees to maintain, and to cause each of the Persons referred to in clause (a) of this Section 21 to which it delivers or discloses Confidential Information to maintain, the confidentiality of all Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it; provided that such Lender may deliver or disclose Confidential Information to (a) its Affiliates (provided that such Lender will be liable for any breaches of confidentiality by its Affiliates) and its and their respective directors, officers, employees, agents, attorneys and other advisors who are directly involved in the consideration of the Financing and who are informed of the confidential nature of such information, (c) any other Holder, (d) any Person to which such Lender sells or offers to sell any Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 21), (e) any Person from which such Lender offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 21) or (f) any regulatory authority or court having jurisdiction over such Lender as a result of an order in judicial or administrative proceeding or as otherwise required by law, provided that to the extent permitted by law, such Lender will notify the Company prior to disclosing such Confidential Information, so that the Company may seek an appropriate protective order. Each Holder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Facility Agreement. Upon the reasonable request of the Company in connection with the delivery to any Holder of information required to be delivered to such Holder under this Facility Agreement or requested by such Holder (other than a Holder that is a party to this Facility Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this Section 21.

22.	SUBSTITUTION OF LENDER.

Each Lender shall have the right to substitute any one of its Affiliates as the lender in respect if its Commitment hereunder, by notice to the Company, which notice shall be signed by both such Lender and such Affiliate, shall contain such Affiliate's agreement to be bound by this Facility Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 9.

23.	Role of the Agent.

The provisions of Schedule 9 (Agency Provisions) are incorporated by reference herein.

24.	SECURITY.
24.1	Security Documents and Intercreditor Agreement.

Subject to the Intercreditor Agreement, the due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders, according to the terms of the Notes, this Facility Agreement or any other Finance Document, are secured as provided in the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral). The Company and the Guarantors will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to each Lender, each Holder and the Collateral Agent the security interest in the Collateral contemplated hereby or the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Facility Agreement, of the Notes and Guarantees secured hereby, according to the intent and purposes herein expressed and according to the schedule contemplated by the Security Memorandum.

24.2	Further Assurance.

Subject to the Agreed Security Principles, the Company and the Guarantors shall at their own expense execute and do all such assurances, acts and things as the Collateral Agent may reasonably require for (a) perfecting or protecting the Collateral (and shall deliver to the Collateral Agent such directors and shareholders resolutions, title documents and other documents as the Collateral Agent may reasonably require), or (b) facilitating the realization of all or any part of the assets which are subject to the Collateral constituted by the Security Documents and the exercise of all powers, authorities and discretions vested in the Collateral Agent or in any receiver of all or any part of those assets.

24.3	Relative Rights.

Nothing in the Finance Documents will:

(a)        impair, as between the Company and the Holders, the obligation of the Company to pay principal of, premium and interest, if any, on the Notes in accordance with their terms or any other obligation of the Company or any other obligor under the Finance Documents;

(b)        affect the relative rights of Holders as against any other creditors of the Company or any Guarantor (other than holders of other obligations of the Company or any Guarantor secured by any Lien);

(c)        restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions of the Intercreditor Agreement);

(d)        restrict or prevent any Holder, the Collateral Agent or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreement; or

(e)        restrict or prevent any Holder, the Collateral Agent or any other Person on their behalf from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the Intercreditor Agreement.

24.4	[Reserved].
24.5	Authorization of Actions to Be Taken by the Agent Under the Security Documents.

(a)        Subject to the provisions of Schedule 9 (Agency Provisions) hereof, the Agent may direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(i)	enforce any of the terms of any Security Document; and

(ii)         collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder.

(b)        The Agent will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of any Security Document, this Facility Agreement or the Intercreditor Agreement, and such suits and proceedings as the Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Agent).

24.6	Release of Collateral.
	(a)	[Reserved]

(b)        At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Agent shall deliver a notice of the acceleration to the Collateral Agent and upon receipt thereof, no release of Collateral pursuant to the provisions of the Intercreditor Agreement or any Security Document will be effective as against the Holders.

(c)        The release of any Collateral from the terms of this Facility Agreement, any of the other Finance Documents and any Security Document will not be deemed to impair the security under this Facility Agreement and the other Finance Documents in contravention of the provisions hereof or thereof if and to the extent any Collateral is released pursuant to the terms of the Intercreditor Agreement.

(d)        Upon the payment in full of all obligations of the Company and the Guarantors under this Facility Agreement, the Notes and any other Finance Document, the Agent will, at the request of the Company or the Guarantors, promptly deliver a certificate to the Collateral Agent stating that such obligations have been paid in full, and promptly instruct the Collateral Agent to release the Liens pursuant to this Facility Agreement and the Security Documents.

24.7	Collateral Agent.

Each Lender and each Holder appoints the Collateral Agent to act as its agent and trustee under and in connection with this Facility Agreement, the Notes and each other Finance Document in accordance with the terms and conditions set out in the Intercreditor Agreement.

25.	Guarantees.
25.1	Guarantees.

(a)        Subject to Section 25.2, each of the Guarantors jointly and severally unconditionally guarantees to each Holder, irrespective of the validity and enforceability of the other provisions of this Facility Agreement, or of the Finance Documents, the Notes and the obligations of the Company hereunder or thereunder, that: (i) the principal of and interest (as calculated for purposes of this Section 25 in accordance with the provisions set forth in Section 6.1 and 6.2(b)) on the Notes and any Additional Amounts shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and (to the extent permitted by law) interest on the overdue principal of and interest on the Notes and any Additional Amounts (including all reasonable costs of collection and enforcement thereof and interest thereon which would be owing by the Company but for the effect of any bankruptcy law, if any), and all other obligations of the Company to the Holders under the Finance Documents shall be promptly paid in full when due or performed, all in accordance with the terms of the Finance Documents; and (ii) in case of any extension of time of payment or renewal of any Notes, or the issuance of any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with their terms whether at stated maturity, by acceleration, redemption or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally and unconditionally obligated to pay the same immediately whether or not such failure to pay has become an Event of Default that could cause acceleration pursuant to Section 6.02 (Acceleration) of Schedule 5 hereto. Each Guarantor agrees that this is a continuing guarantee of payment and not merely a guarantee of collection.

(b)        The Guarantors hereby agree that, subject to Section 25.2, its obligations hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)         any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Finance Documents by operation of law or otherwise;

(ii)         any modification or amendment of or supplement to any other provisions of the Finance Documents;

(iii)        any release, non-perfection or invalidity of any direct or indirect security for, or any other guarantee of, any of the obligations guaranteed by this Section 25;

(iv)        any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization (including, without limitation, in relation to the Company, its voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally) or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Finance Documents;

(v)        the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Company or any other Person, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)        any invalidity or unenforceability relating to or against the Company for any reason of the Finance Documents or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Notes or any other amount payable by it under the Finance Documents; or

(vii)       any other act or omission to act or delay of any kind by the Company or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor's obligations hereunder.

(c)        Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, subject to this Section 25, this Guarantee shall not be discharged except by complete performance of all obligations on and with respect to the Notes, this Facility Agreement and the Finance Documents.

(d)        If any Holder is required by any court or otherwise to return to the Company or any of the Guarantors, or any custodian, trustee, liquidator (including, without limitation, in relation to the Company, any commissaire, juge-commissaire, liquidateur or curateur) or other similar official acting in relation to either the Company or any of the Guarantors, any amount paid to such Holder, this Guarantee, to the extent of the amount so returned, shall be reinstated in full force and effect.

(e)        Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between itself, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 (Acceleration) of Schedule 5 notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 (Acceleration) of Schedule 5, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

25.2	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder thereof, hereby confirms that it is the intention of all such parties that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law of any jurisdiction to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

25.3	Luxembourg Guarantors

Any guarantee or indemnity provided by a Luxembourg entity (a "Luxembourg Guarantor") under this Section 25 (Guarantees) for any obligations under this Facility Agreement of any direct or indirect Holding Company of the Luxembourg Guarantor, shall be limited, at any time, to an aggregate amount not exceeding ninety per cent (90%) of the greater of:

(a)        the Luxembourg Guarantor's own funds (capitaux propres; as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) as reflected in its last annual accounts (approved at a general meeting of its shareholders) available on the date of payment under this Facility Agreement; and

(b)        the Luxembourg Guarantor's own funds (capitaux propres; as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) as reflected in its last annual accounts (approved at a general meeting of its shareholders) available as at the date of the Facility Agreement, provided that the limitation contained in this Clause 25.3 shall not apply to any guarantee or indemnity provided under this Section 25 (Guarantees) for any obligations under this Facility Agreement of any member of the Parent Group as at the date of this Facility Agreement that is not, at such time, a direct or indirect Holding Company of the Guarantor.

25.4	No Recourse against Directors.

No past, present or future director of any Guarantor, as such, shall have any liability to the Lenders or the Holders by reason of the provision by such Guarantor of its Guarantee of, or Collateral for, amounts outstanding under the Transaction Finance Documents or for any claim based on, in respect of, or by reason of, such obligations or security or their creation. Each Holder by accepting a Note waives and releases all such liability.

26.	MISCELLANEOUS.
26.1	Successors and Assigns.

(a)        Subject to applicable law and prior to the first Utilization Date, any Lender may assign, transfer or syndicate its Commitment hereunder, in whole or in part, to any third party with the consent of the Company (such consent not to be unreasonably withheld). On or after the first Utilization Date and prior to the Conversion Date, any Lender may assign, transfer or syndicate its Commitments hereunder and any Holder may sell, transfer or resell any of its Notes only following consultation with the Company. Nothing in this Facility Agreement shall restrict the right of any Holder to sell or transfer its Notes to any third party on or after the Conversion Date. Any Holder may sub-participate or sub-contract obligations; provided, however, that no sub-participation shall have any rights to approve any amendment or waiver, except for any amendment or waiver requiring approval of each of the Holders.

(b)        All covenants and other agreements contained in this Facility Agreement or any of the other Finance Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder), whether or not so expressed.

(c)        The Company and each Guarantor expressly accepts and confirms for the purposes of articles 1278 to 1281 of the Luxembourg civil code that, notwithstanding any assignment, transfer and/or novation made pursuant to this Facility Agreement, the Guarantee given by it guarantees all obligations of the Company and the Guarantors (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and that any security interest created to which it is a party shall be preserved for the benefit of any third party which succeeds to any Lender or to which any Lender has assigned, transferred or syndicated the Commitments.

26.2	Day Count Convention.

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months.

26.3	Days in a Period.

In determining the number of days in a period, the first day shall be included but not the last.

26.4	Satisfaction Requirement.

Except as otherwise provided herein or in any of the other Finance Documents, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Facility Agreement or any of the other Finance Documents required to be satisfactory to the Lenders or to the Required Holders, the determination of such satisfaction shall be made by the Lenders or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised reasonably and in good faith) of the Person or Persons making such determination.

26.5	Severability.

Any provision of this Facility Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

26.6	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

26.7	Execution in Counterparts.

This Facility Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Facility Agreement by any standard form of telecommunications shall be effective as delivery of a manually executed counterpart of this Facility Agreement.

26.8	Governing Law; Submission to Jurisdiction, Etc.

(a)        This Facility Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York.

(b)        The Company and each of the Guarantors irrevocably submits to the non-exclusive jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, in any legal suit, action or proceeding based on or arising under this Facility Agreement, the Notes or any other Finance Document and agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each of the Guarantors irrevocably waives the defense of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding. To the extent permitted by law, the Company and each of the Guarantors hereby waives any objections to the enforcement by any competent court in Luxembourg or Greece of any judgment validly obtained in any such court in New York on the basis of any such legal suit, action or proceeding. Within seven days of the execution of this Facility Agreement, the Company and each of the Guarantors shall have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the "Authorized Agent") as their authorized agent upon whom process may be served in any such legal suit, action or proceeding. Such appointment shall be irrevocable for a period of two years from the date hereof, and the Company and each Guarantor agrees to renew such appointment from time to time until after the repayment in full of the Notes. The Company and each of the Guarantors agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company and each of the Guarantors further agree that service of process upon the Authorized Agent and written notice of said service to the Company and the Guarantors shall be deemed in every respect effective service of process upon the Company and the Guarantors in any such legal suit, action or proceeding. Nothing herein shall affect the right of any Lender or Holder or any person controlling any Lender or Holder to serve process in any other manner permitted by law. The provisions of this Section 26.8(b) are intended to be effective upon the execution of this Facility Agreement without any further action by the Company or any of the Guarantors and the introduction of a true copy of this Facility Agreement into evidence shall be conclusive and final evidence as to such matters.

(c)        To the extent the Company or any of the Guarantors or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Facility Agreement, any of the Finance Documents or any of the transactions contemplated hereby or thereby, each of the Company and each of the Guarantors hereby irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

26.9	Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS FACILITY AGREEMENT, THE NOTES OR ANY OF THE OTHER FINANCE DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE FINANCE DOCUMENTS OR THE ACTIONS OF ANY HOLDER OF THE NOTES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

THIS FACILITY AGREEMENT has been entered into on the date stated at the beginning of this Facility Agreement.

SIGNATURES

The Company

TROY PIK

By

Name:

Title:

The Parent Guarantor

TROY I S.À R.L.

By

Name:

Title:

The Agent

J.P. MORGAN EUROPE LIMITED,

as Agent

By

Name:

Title: Authorized Signatory

The Collateral Agent

J.P. MORGAN EUROPE LIMITED,

as Collateral Agent

By

Name:

Title: Authorized Signatory

The Lenders

JPMORGAN CHASE BANK, N.A.

By

Name:

Title:

DEUTSCHE BANK AG LONDON

By

Name:

Title:

LEHMAN COMMERCIAL PAPER INC. – UK BRANCH

By:________________________________

Name:

Title: Authorised Signatory

MERRILL LYNCH INTERNATIONAL BANK LIMITED

By:________________________________

Name:

Title: Authorised Signatory

SCHEDULE 1

INFORMATION RELATING TO THE LENDERS

Lender	Commitment

JP Morgan Chase Bank, N.A. 125 London Wall London EC2Y 5AJ United Kingdom Attn: Facsimile:	€78,750,000

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom Attn: Bruce MacKenzie, High Yield Capital Markets Facsimile: +44 20 7547 2704	€78,750,000
Lehman Commercial Paper Inc. – UK Branch 25 Bank Street London E14 5LE United Kingdom Attn: Loan Operations Facsimile: +44 20 7067 9196	€33,750,000

Merrill Lynch International Bank Limited Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ United Kingdom Attn: James Bowen/Stuart Biggar Facsimile: +353 1 243 8186	€33,750,000

Total Commitments	€225,000,000

1-1

SCHEDULE 2

DEFINED TERMS

As used in this Facility Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

"Accountant's Report" means the accountant's report on the Acquisition and the Target dated April 1, 2005 prepared by KPMG, which is addressed to or is otherwise capable of being relied upon by the Finance Parties.

"Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

"Acquisition" means the acquisition of Target upon the completion of either the Cash Out Merger or the Merger by Absorption, in each case, as described in the Structure Memorandum.

"Acquisition Documentation" has the meaning set for in Schedule 3(A) and includes the share purchase agreement for the Acquisition dated March 31, 2005 among TIM International N.V., Apax Partners, and TPG setting forth the terms of the Acquisition.

"Additional Amounts" has the meaning specified in Section 4.12 of Schedule 6.

"Additional Assets" means:

(a)        any property, plant or equipment or other asset used or useful in a Related Business and any capital expenditure relating thereto;

(b)        the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Guarantor or a Restricted Subsidiary; or

(c)        Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (b) or (c) above is primarily engaged in a Related Business.

"Additional Notes" means Indebtedness issued other than in connection with the Acquisition with the same terms, interest rate, security ranking and maturity as the Notes and as part of the same series of the Notes pursuant to a supplemental facility agreement substantially similar to this Facility Agreement as described in Section 2.1(b).

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"Affiliate" means, with respect to any specified Person:

(a)        any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(b)        any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(c)        any other Person 10% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly by such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Affiliate Transaction" has the meaning specified in Section 4.10 of Schedule 6.

"Agent" means J.P. Morgan Europe Limited or any successor thereof as agent for the Lenders and the Holders.

"Agent Fee Letter" means the letter agreement dated April 3, 2005 among the Agent, the Company and the Parent Guarantor, among others, relating to the fees and expenses of the Agent hereunder and under the other Bridge Facilities and the Super-Priority Subscription Agreement.

"Aggregate Sponsor Equity Contribution" means, (x) prior to the first Utilization Date, 15% of the aggregate funding cost for the Transaction (assuming the purchase of 100% of the shares of Target, but excluding any amount funded under the Super-Priority Subscription Agreement) and (y) following the first Utilization Date, any portion of (x) not previously contributed.

"Agreed Business Plan" means the financial model in the Agreed Terms.

"Agreed Security Principles" has the meaning specified in Schedule 7.

"Agreed Terms" means the form of a document initialled on behalf of the Agent and Troy II, or if no such form has been agreed, in such form as the Agent and Troy II may agree each acting reasonably.

"Amendment" has the meaning specified in Section 4.15 of Schedule 6.

"Apax Partners" means each of the various entities which comprise the fund collectively known as Apax Europe VI being at the date hereof Apax Europe VI – A, L.P., Apax Europe VI – 1, L.P. and, where the context requires, the general partner or managing limited partner of such partnerships being at the date hereof Apax Europe VI GP, L.P. or the investment manager of the partnerships being at the date hereof Apax Partners Europe Managers Limited.

"Applicable Interest Rate" has the meaning set forth in Section 6.1(b).

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"Asset Disposition" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, amalgamation, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

(a)	any Capital Stock of any Restricted Subsidiary;

(b)        all or substantially all of the properties and assets of any division or line of the Parent Guarantor's or any Restricted Subsidiary's business; or

(c)        any other of the Parent Guarantor's or any Restricted Subsidiary's properties or assets, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Disposition" does not include any transfer of properties or assets:

(i)         that is governed by the provisions of Article Five of Schedule 6 or Section 4.11 of Schedule 6;

(ii)         by the Parent Guarantor to the Company or any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary permitted by the terms of this Facility Agreement;

(iii)        representing obsolete or retired equipment and facilities no longer used or useful in the conduct of the Parent Guarantor's and any Restricted Subsidiary's business; and

(iv)        for the purposes of Section 4.09 of Schedule 6, the Fair Market Value of which in the aggregate does not exceed €1 million in any transaction or series of related transactions.

"Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

"Bankruptcy Law" means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, dissolution, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

"Block Purchase" means the acquisition by Troy GAC of approximately 81% of the outstanding issued share capital of the Target.

"Block Purchase Closing Date" means the date of the consummation of the Block Purchase.

"Board of Directors" means the Board of Directors of the Company or any authorized committee of the Board.

"Break Costs" means the amount (if any) by which:

(a)        the interest (excluding the Spread and the Mandatory Cost Rate) which a Holder should have received for the period from the date of receipt of all or any part of its participation in a Note or Unpaid Sum to the last day of the current Interest Period in respect of that Note or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

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exceeds:

(b)        the amount which that Holder would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Bridge Facilities" means this Facility Agreement, the Senior Unsecured Finance Documents and the Senior Secured Finance Documents.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in London, England, the State of New York or a place of payment under this Facility Agreement are authorized or required by law to close.

"Capital Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of this Facility Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

"Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person's equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of this Facility Agreement.

"Cash-Out Merger" means the merger of the Target and Troy GAC pursuant to the Merger Documents in accordance with the Tax Structuring Paper.

"Centre of Main Interests" has the meaning given to it in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29th May, 2000 on Insolvency Proceedings.

"Certain Funding Basis" means that

(a)        Until the earlier of (x) the end of the Certain Funds Period and (y) the last day of the seven-month period following the Block Purchase Closing Date, no Lender may:

(i)         refuse to subscribe for any Notes from the Company on any Utilization Date by reason of any condition precedent not being satisfied other than those set out in Schedules 3(A) and 3(B);

(ii)         exercise any rights of rescission, cancellation, termination or any right to suspend its Commitments under this Facility Agreement by reason of any Default or Event of Default or breach of any undertaking, representation or warranty;

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(iii)        accelerate the Notes by reason of any Default or Event of Default or breach of any undertaking, representation or warranty;

(iv)	exercise any right of set-off against any of the outstanding Notes,

unless a Major Default shall have occurred or Indebtedness under the Senior Unsecured Facility Agreement, the Senior Secured Facility Agreement or the Super-Priority Subscription Agreement shall have been accelerated as a result of a "Major Default" as defined therein; and

(b)        beginning on the eighth month immediately following the Block Purchase Closing Date until end of the Certain Funds Period, no Lender may

(i)         refuse to subscribe for any Notes from the Company on any Utilization Date by reason of any condition precedent not being satisfied other than those set out in Schedules 3(A) and 3(B);

(ii)         exercise any rights of rescission, cancellation, termination or any right to suspend its Commitments under this Facility Agreement by reason of any Default or Event of Default or breach of any undertaking, representation or warranty;

(iii)	exercise any right of set-off against any of the outstanding Notes,

unless a Major Default shall have occurred or Indebtedness under any Bridge Facility or the Super-Priority Subscription Agreement shall have been accelerated for any reason.

"Certain Funds Period" means the period commencing on the date of this Facility Agreement and ending on the earlier of:

(a)	the Merger Completion Date; and
(b)	the date 15 months after the Block Purchase Closing Date;

"Change of Control" means the occurrence of any of the following events:

(a)        the direct or indirect sale, lease, transfer conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b)        the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent Guarantor and the Permitted Holders do not beneficially own (which beneficial ownership shall not be shared with any other Person), directly or indirectly, at least 65% of the total voting power of the Voting Stock of the Parent Guarantor and the Target;

(c)        the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor;

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(d)        any other event constituting a change of control under the Super-Priority Subscription Agreement Documents;

(e)        any time at which the Parent Guarantor fails to own, beneficially (which beneficial ownership shall not be shared with any other Person) and of record, 100% of the Capital Stock of the Company; or

(f)         at any time prior to the consummation of the Cash-Out Merger or the Merger by Absorption, Troy GAC sells any of the Capital Stock of Target.

"Change of Control Purchase Date" has the meaning specified in Section 4.11 of this Schedule 6.

"Closing" has the meaning specified in Section 4.1.

"Collateral" means all of the property and assets pledged as security for the PIK Notes and subject to the Security Documents.

"Collateral Agent" means J.P. Morgan Europe Ltd., as security or collateral agent under the Security Documents, together with any additional or successor security or collateral agent.

"Commission" means the U.S. Securities and Exchange Commission.

"Commitment" means with respect to each Lender, at any time, the amounts set forth opposite such Lender's name on Schedule 1 attached hereto under the caption "Commitment" as such amount may be reduced pursuant to the terms of this Facility Agreement.

"Company" means Troy PIK until a successor replaces it and, thereafter, means the successor.

"Confidential Information" means non-public materials, documents and other written or oral information delivered to each Lender by or on behalf of the Parent Guarantor or any of its Subsidiaries in connection with any of the transactions contemplated by or otherwise pursuant to this Facility Agreement or any of the other Finance Documents, whether before or after the date of this Facility Agreement, but does not include any such information that (a) is or was generally available to the public (other than as a result of a breach of such Lenders confidentiality obligations hereunder) or (b) becomes known or available to such Lender on a nonconfidential basis other than through disclosure by the Parent Guarantor or any of its Subsidiaries.

"Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense;
(b)	Consolidated Income Taxes;
(c)	consolidated depreciation expense;
(d)	consolidated amortization expense;

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(e)        any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by the Facility Agreement (whether or not successful) (including any expenses in connection with related due diligence activities), in each case, as determined in good faith by an Officer of the Parent Guarantor;

(f)         any minority interest expense consisting of income attributable to minority equity interests of third parties in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of Capital Stock held by such third parties;

(g)        other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); and

(h)	any Management Fees paid in such period.

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed to the Parent Guarantor by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, governmental rules and regulations applicable to such Restricted Subsidiary or its shareholders (other than any restriction specified in sub-clauses (i) through (iv) of clause (b) of the definition of "Consolidated Net Income").

"Consolidated Income Taxes" means taxes or other payments, including deferred Taxes, based on income, profits or capital of any of the Parent Guarantor and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

"Consolidated Interest Expense" means, for any period (in each case, determined on the basis of GAAP), the consolidated total interest expense of the Parent Guarantor and its Restricted Subsidiaries, plus, to the extent not included in such total interest expense and to the extent Incurred by the Parent Guarantor or its Restricted Subsidiaries;

(a)	interest expense attributable to Capital Lease Obligations;
(b)	amortization of debt discount and debt issuance cost;
(c)	non-cash interest expense;

(d)        commissions, discounts and other fees and charges owed with respect to financings not included in clause (b) above including with respect to letters of credit and bankers' acceptance financing;

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(e)	costs associated with Hedging Obligations;

(f)         dividends on and other distributions in respect of all Disqualified Stock of the Parent Guarantor or any Restricted Subsidiary and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Parent Guarantor or a subsidiary of the Parent Guarantor;

(g)        the consolidated interest expense that was capitalized during such periods; and

(h)        interest actually paid by the Parent Guarantor or any Restricted Subsidiary, under any guarantee of Indebtedness or other obligation of any other Person.

"Consolidated Leverage" means the sum of the aggregate outstanding Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (excluding Hedging Obligations) as of the relevant date of calculation on a consolidated basis in accordance with GAAP, except that with respect to the Incurrence of any Indebtedness pursuant to Section 4.06(b)(xii) of Schedule 6 prior to the Merger, Consolidated Leverage shall be calculated on a net basis, net of cash on a consolidated basis in accordance with GAAP, as of the relevant date of such Incurrence.

"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent Guarantor are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(a)        since the beginning of such period the Parent Guarantor or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a "Sale") or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(b)        since the beginning of such period the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a "Purchase"), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(c)        since the beginning of such period any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (a) or (b) of this definition if made by the Parent Guarantor or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

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For purposes of this definition, (a) whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor (including in respect of anticipated expense and cost reductions and synergies); provided that in connection with any incurrence of Indebtedness pursuant to Section 4.06(b)(xii) of Schedule 6 relating to the acquisition of a Related Business, such pro forma calculations shall be determined in accordance with Article 11 of Regulation S-X under the Securities Act, except that, notwithstanding the foregoing, pro forma effect shall be given to any ongoing cost savings projected to occur within the later of (x) seven months from the date of such acquisition or (y) December 31, 2005 as a result of any termination of interconnection agreements or other specified contracts or headcount reductions as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor and set forth in an Officer's Certificate (which shall include the basis for such calculation) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

"Consolidated Net Income" means, for any period, net income (loss) of the Parent Guarantor and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)        subject to the limitations contained in clause (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Parent Guarantor's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments actually distributed by such Person during such period to the Parent Guarantor or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b)        any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Notes or the Facility Agreement, (iii) restrictions in effect on the Utilization Date with respect to a Restricted Subsidiary (including pursuant to the Super-Priority Subscription Agreement Documents) and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Holders than such restrictions in effect on the Utilization Date and (iv) restrictions specified in subsection (b)(v) of Section 4.15) of Schedule 6; except that the Parent Guarantor's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)        any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent Guarantor or any Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent Guarantor);

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(d)        any extraordinary, exceptional, unusual or non-recurring gain, loss or charge or any charges in respect of any restructuring, redundancy or severance;

(e)	the cumulative effect of a change in accounting principles;

(f)         any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(g)        all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)        any gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transaction or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(i)         any foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(j)         any foreign currency translation gains or losses in respect of Indebtedness or other obligations of the Parent Guarantor or any Restricted Subsidiary owing to the Parent Guarantor or any Restricted Subsidiary;

(k)        any one-time non-cash charges or increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business;

(l)	any goodwill or other intangible asset impairment charge;
(m)	the impact of capitalized interest on Subordinated Shareholder Funding; and
(n)	any license payments due to Seller under the Acquisition Documentation.

"Conversion Date" has the meaning set forth in Section 11.1.

"Conversion Default" means any of the following:

(a)	a Merger shall not have been consummated;

(b)        either the Parent Guarantor or any of its Significant Subsidiaries is the subject of any proceeding described under Sections 6.01(a)(ix) or (x) (insolvency Events of Default) of Schedule 5;

(c)        a Default in the payment when originally due of any amounts shall have occurred and be continuing under the Finance Documents, the Senior Unsecured Finance Documents or the Senior Secured Finance Documents;

(d)        a Default in the payment when originally due of any amounts shall have occurred and be continuing under any other Indebtedness having an outstanding aggregate principal amount of at least €15.0 million of the Parent Guarantor or any of its Subsidiaries or the maturity of any such Indebtedness shall have been accelerated; and

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(e)        all fees and expenses due to the Mandated Lead Arrangers with respect to the Bridge Facilities as of such date shall have not been paid in full.

"Credit Facility" or "Credit Facilities" means one or more indebtedness facilities (including the Super-Priority Subscription Agreement Documents) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, letters of credit or other forms of guarantees and assurances, asset backed credit facilities or other credit facilities, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that in no case shall Indebtedness under Credit Facilities be Incurred by means of public or private sales of debt securities to investors (other than by means of sales of debt securities pursuant to Greek securitization exemptions in a manner similar to the sales of debt securities under the Super-Priority Subscription Agreement Documents and other than Additional Notes).

"Currency Agreement" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

"Default" means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Designated Preferred Stock" means preferred stock (other than Disqualified Stock) of the Company or the Parent Guarantor that is issued for cash (other than to the Parent Guarantor or a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed on the date of such issuance.

"Disinterested Director" of a Person means, with respect to any transaction or series of related transactions, a member of such Person's board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than such Person) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)        matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)        is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)        is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

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(d)        the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Section 4.09 and Section 4.11 of Schedule 6; and

(e)        any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

"Drawing" means each drawing of a portion of the Commitments, by way of the subscription by the Lenders of Notes issued by the Company in accordance with this Facility Agreement.

"Engagement Letter" means the letter agreement dated April 3, 2005, as amended and restated on May 16, 2005, among Troy I, Troy III, Troy V, the Company, J.P. Morgan Securities Ltd., Deutsche Bank AG London, Lehman Brothers International (Europe) and Merrill Lynch International engaging J.P. Morgan Securities Ltd., Deutsche Bank AG London, Lehman Brothers International (Europe) and Merrill Lynch International to perform certain services in connection with the financing of the Acquisition and the Permanent Refinancing.

"Environment" means air, water and land, in each case anywhere and in any form, and any other meaning given to the term environment under Environmental Laws.

"Environmental Laws" means all applicable laws, regulations, directives, codes of practice, circulars, notices, court decisions, licences or obligations imposed by any Governmental Authority in any relevant jurisdiction, concerning the protection of the Environment or living organisms, human welfare, health or safety or the generation, transportation, storage, treatment or disposal of Hazardous Substances or the generation of waste or noise.

"Environmental Permits" means all permits, licences, consents, approvals, certificates, specifications, registrations and other authorisations and the filing of all notifications, reports, improvement programmes and assessments required under any Environmental Laws for the operation of the business of Troy II or any of its Subsidiaries or the occupation or use of any property which Troy II or any of its Subsidiaries conducts any activity in or otherwise has an interest in.

"Equity Contribution" has the meaning specified in item (c) of Schedule 3(A).

"Equity Offering" means an offer and sale of capital stock or options, warrants or rights with respect to Capital Stock (which is Qualified Capital Stock) of the Parent Guarantor or any Parent Company with gross proceeds of at least €15 million (including any sale of Capital Stock purchased upon the exercise of any over-allotment option granted in connection therewith).

"Escrow Agent" means the agent appointed pursuant to the escrow arrangements described in Section 11.3(e).

"EURIBOR" means in relation to any Note or Unpaid Sum denominated in euro:

(a)	the applicable Screen Rate; or

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(b)        (if no Screen Rate is available for the Interest Period of that Note or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, at 11:00 A.M. Brussels time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Note or Unpaid Sum.

"euro" or "€" means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with the European Monetary Union.

"Euro Equivalent" means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Parent Guarantor or the Holders, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the "Currency Rates" section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Parent Guarantor) on the date of such determination.

"Event of Default" has the meaning specified in Section 6.01 of Schedule 5.

"Excess Proceeds" has the meaning specified in Section 4.09(b) of Schedule 6.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

"Exchange Note Indenture" has the meaning specified in Section 11.3(e).

"Exchange Note" has the meaning specified in Section 11.3(a).

"Excluded Contribution" means the Net Cash Proceeds or marketable securities received by the Parent Guarantor from (a) capital contributions from its shareholders and (b) the sale (other than a sale to (i) a Restricted Subsidiary or (ii) any employee stock ownership plan or trust established by the Parent Guarantor or any Restricted Subsidiary for the benefit of their employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) or Subordinated Shareholder Funding of the Parent Guarantor, in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Capital Stock or Subordinated Shareholder Funding is sold, as the case may be.

"Extended Note" has the meaning specified in Section 11.2(a)(iii).

"Facility" means the euro credit facility made available to the Company under Section 2.1.

"Facility Agreement" means this Facility Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms of Section 19.

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"Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Parent Guarantor's board of directors.

"Fallback Plan" means the steps to be implemented in the event the Cash-Out Merger is not consummated as set out in the Structuring Memorandum, including the implementation of the Merger by Absorption.

"Fee Letter" means the letter agreement dated April 3, 2005, as amended and restated on May 16, 2005, among Troy I, Troy III, Troy V, the Company, J.P. Morgan Securities Ltd., J.P. Morgan plc, Deutsche Bank AG London, Lehman Commercial Paper Inc. – UK Branch, Lehman Brothers International (Europe) and Merrill Lynch International relating to the payment of certain fees and expenses relating to, among other things, the Financing and the Permanent Refinancing.

"Finance Documents" means, collectively, this Facility Agreement, the Notes, the Security Documents, the Security Memorandum, the Intercreditor Agreement, the Engagement Letter, the Fee Letter, the Syndication Letter and the Agent Fee Letter and all other agreements, instruments and other documents directly related to the foregoing, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 19.

"Finance Party" means the Agent, the Collateral Agent, a Lender or a Syndication Member and "Finance Parties" means all of them.

"Financial Statements" means the Original Financial Statements and any accounts or financial statements delivered to the Agent under Section 4.18 (Reports to Holders) of Schedule 6.

"Financing" means the Notes, the Senior Unsecured Notes, the Senior Secured Notes and the Super-Priority Subscription Agreement.

"GAAP" means generally accepted accounting principles in the United States as in effect as of the date of this Facility Agreement. At any time after the date of this Facility Agreement, if the Parent Guarantor and its Subsidiaries adopt International Financial Reporting Standards ("IFRS"), they may elect to apply IFRS for all purposes of this Facility Agreement, in lieu of GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS; provided that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided, after such election, pursuant to this Facility Agreement shall be prepared on the basis of IFRS and (c) after such election, all ratios, computations and other determinations based on GAAP contained in this Facility Agreement shall be computed in conformity with IFRS.

"Global Notes" means the global note certificates representing individual Notes to be issued by the Company from time to time in the form set out in Exhibit A hereto.

"Governmental Authority" means any nation or government, any state or other political sub-division thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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"guarantees" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

"Guarantee" means any guarantee of the Company's obligations under this Facility Agreement and the Notes by the Parent Guarantor or any other Person in accordance with the provisions of this Facility Agreement. When used as a verb, "Guarantee" shall have a corresponding meaning.

"Guarantor" means the Parent Guarantor and any other Person that is a guarantor of the Notes, including any Person that is required after the date of this Facility Agreement to execute a guarantee of the Notes pursuant to Section 4.14 (Limitation on Guarantees of Indebtedness by Restricted Subsidiaries) of Schedule 6, until a successor replaces such party pursuant to the applicable provisions of this Facility Agreement and, thereafter, shall mean such successor.

"Hazardous Substance" means any waste, pollutant, contaminant or any other substance (whether solid, liquid or gaseous or any combination thereof and including genetically modified organisms) capable of causing harm or damaging (whether alone or in combination with any other substance) public health, or the health of other living organisms, or the Environment.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Agent pursuant to Section 15.1.

"Holding Company" means, in relation to a company or corporation, any other company, limited partnership or corporation in respect of which it is a Subsidiary.

"Incur" means to issue, assume, guarantee, incur or to otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

(a)        the principal in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b)	all Capital Lease Obligations of such Person;

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(c)        the principal component of all obligations of such Person to pay the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, in each case that are due more than 12 months after the date on which such property is acquired (but excluding trade accounts payable arising in the ordinary course of business);

(d)        all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(e)        the principal amount of any Disqualified Stock of the Parent Guarantor, the Company or any other Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary (excluding, in each case, accrued dividends);

(f)         all obligations of the type referred to in clause (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee or any Lien on any asset of any such Person;

(g)        to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amounts of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

if and to the extent that any of the foregoing Indebtedness (other than the Indebtedness specified in clauses (b), (d) or (f) or to the extent relating to any such clause, clause (g)) would appear as a liability on the balance sheet (excluding footnotes thereto) of the relevant Person prepared in accordance with GAAP.

The term "Indebtedness" shall not include Subordinated Shareholder Funding.

Notwithstanding the foregoing, the term "Indebtedness" will exclude contingent obligations incurred in the ordinary course of business. In addition, in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

"Indemnified Person" has the meaning specified in Section 17.2(b).

"Indemnifying Person" has the meaning specified in Section 17.2(b).

"Independent Financial Advisor" means an investment banking firm, accounting firm or appraisal firm of international standing; provided, however, that such firm is not an Affiliate of the Parent Guarantor.

"Information Memorandum" means the document in the form approved by Troy II which, at its request and on its behalf, was or is to be prepared in relation to the Facility and the business of Troy II and its Subsidiaries and distributed by the Mandated Lead Arrangers to selected financial institutions for the purposes of Syndication.

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"Information Package" means the Accountant's Report, the Legal Due Diligence Report, the Structure Memorandum and the Agreed Business Plan.

"Initial Agreement" has the meaning specified in Section 4.15 of Schedule 6.

"Initial Lien" has the meaning specified in Section 4.08 of Schedule 6.

"Intellectual Property" means patents (including, without limitation, supplementary protection certificates), utility models, registered and unregistered trade marks (including, without limitation, service marks), rights in passing off, rights in domain names, copyright and neighbouring rights, database rights, registered and unregistered rights in designs and all other intellectual property rights and, in each case, rights of a similar or corresponding character and any extensions and renewals of, and any applications for, such rights.

"Intellectual Property Rights" means all and any of the Intellectual Property and other rights, causes of action, interests and assets of Troy II or any of its Subsidiaries related to the Intellectual Property.

"Intercompany Note Proceeds Bonds" means the instrument evidencing the debt owed by Troy I to the Company as a result of the loans from the Company of the proceeds from the issuance of the Notes

"Intercreditor Agreement" means the intercreditor deed dated as of April 3, 2005 to be entered into between, inter alia, the Super-Priority Subscription Agreement Parties, the Holders, the Company and the Parent Guarantor, as amended or restated from time to time.

"Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

"Interest Period" has the meaning set forth in Section 6.5.

"Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

"Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including guarantees and similar arrangements), advances or capital contributions (excluding bank deposits, accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Parent Guarantor or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Guarantor or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

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For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and Section 4.07 of Schedule 6:

(a)        "Investments" shall include the portion (proportionate to the Parent Guarantor's equity interests in such Subsidiary) of the fair market value (determined in good faith by the Parent Guarantor) of the net assets of a Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Guarantor Investment in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Guarantor's equity interest in such Subsidiary) of the fair market value (determined in good faith by the Parent Guarantor) of the net assets of such Subsidiary at the time of such redesignation; and

(b)        any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value determined in good faith by the Parent Guarantor) at the time of such transfer.

"Legal Due Diligence Report" means the legal due diligence report dated March 3, 2005 prepared by Karatzas & Partners Law Firm and Cleary Gottlieb Steen & Hamilton LLP, which is addressed to or is otherwise capable of being relied upon by the Finance Parties.

"Lenders" means the lenders listed on Schedule 1 hereto and any bank or financial institution, trust, fund or other entity to which a Lender has assigned, transferred or syndicated all or a portion of its Commitment hereunder in accordance with Section 26.1 (Successors and Assigns) which, in each case, has not ceased to be a Lender in accordance with the terms of this Facility Agreement.

"Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), security interest, assignment for security, encumbrance, or charge of any kind upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement; provided that in no event shall an operating lease constitute a Lien.

"Luxembourg" means the Grand Duchy of Luxembourg.

"Major Covenant" means any of Sections 4.06 (Limitation on Indebtedness), 4.07 (Limitation on Restricted Payments), 4.08 (Limitation on Liens), 4.09 (Limitation of Sales of Assets and Subsidiary Stock), 4.10 (Limitation on Affiliate Transactions) and 5.01 (Consolidation, Merger & Sale of Assets) of Schedule 6.

"Major Default" means:

(a)        the failure to pay any amount due under any Transaction Finance Document on the due date by any of the Company, the Guarantors, Troy I and any of its subsidiaries that is a party to any such Transaction Finance Document;

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(b)        a Default which occurs and is continuing by reason of a breach of Major Covenant;

(c)        a Major Representation being incorrect in any material respect; provided that such materiality qualification shall not apply to any such Major Representation already containing a materiality qualification;

(d)        an Event of Default occurs and is continuing under Section 6.01(a)(ix) or (x) (insolvency Events of Default) of Schedule 5;

(e)        any member of the Parent Group or the Sponsors shall have repudiated or rescinded any Bridge Facility or the Super-Priority Subscription Agreement or any related documentation with respect thereto;

(f)         any of the documents (or any portion thereof) related to the Transaction having become or been declared illegal or ineffective, in each case, to the extent they related to members of the Parent Group and such illegality or ineffectiveness has a material adverse effect on the Transaction or any member of the Parent Group or it becomes contrary to or violative of any law, statute, rule, regulation, judgment or court decree of any applicable jurisdiction for Troy I or any of its Subsidiaries to proceed with the issuance and sale of the Notes, the Senior Unsecured Notes or the Senior Secured Notes as provided for in the Senior Secured Finance Documents;

(g)        the failure of the Sponsor to have contributed the Aggregate Sponsor Equity Contribution to Troy (which shall downstream such contribution in accordance with the Structure Memorandum) prior to or concurrently with the commencement of the marketing for the Refinancing Securities; or

(h)        a Change of Control shall have occurred with respect to any Member of the Parent Group.

"Major Representation" means any of the representations and warranties set out in paragraphs 1 (Status), 2 (Powers), 3 (Due Authorisation), 5 (Obligations Binding), 7 (Non-contravention), 10 (Transaction Documents), 11 (Authorisations), 12 (Security), 15(a) (Title to Assets) and 17 (No Other Liabilities) of Schedule 4.

"Management Advances" means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Company, the Parent Guarantor or any Restricted Subsidiary:

(a)        in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b)        in respect of moving related expenses incurred in connection with any closing or consolidation of any facility; or

(c)	in the ordinary course of business consistent with past practice.

"Management Equity Subsidiary" means any Subsidiary of any Parent Company (a) engaged solely in holding Capital Stock in any Parent Company, (b) whose minority shareholders are limited to members of management, directors or consultants of the Parent Guarantor, any of its Subsidiaries or any Parent Company and (c) whose aggregate expenses payable by the Parent Guarantor or any Restricted Subsidiary, including customary salary, bonus and other benefits (including indemnification and insurance) payable to or in favor of its officers and employees, do not exceed €2 million in any calendar year.

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"Management Fees" means:

(a)        customary annual fees for the performance of monitoring services by TPG or Apax Partners or any of their respective Affiliates for the Parent Guarantor or any Restricted Subsidiary; and

(b)        customary fees and related expenses for the performance of transaction, management, consulting, financial or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by TPG or Apax Partners or any of their respective Affiliates for the Parent Guarantor or any of its Restricted Subsidiaries;

provided that clauses (a) and (b) taken collectively do not exceed €2 million per annum (exclusive of out-of-pocket expenses) and, in all cases, are approved by the Board of Directors acting in good faith and provided, further, that TPG and Apax Partners may receive, in the aggregate, a fee of up to 1.50% of the total consideration for any acquisition financed by Indebtedness Incurred pursuant to subsection (b)(xii) of Section 4.06 of Schedule 6.

"Mandatory Cost Rate" has the meaning set forth in Schedule 10.

"Mandated Lead Arrangers" means J.P. Morgan plc, Deutsche Bank AG London, Lehman Brothers International (Europe), Merrill Lynch International and any of their respective affiliates.

"Market Disruption Event" has the meaning set forth in Section 7.2(b).

"Market Purchases" means the acquisition from time to time of any of the outstanding issued share capital of the Target, including by way of tender offer in the open market in order to facilitate the Cash-Out Merger or the Fallback Plan; provided that in no event shall the purchase price per share of such Market Purchases exceed the price per share paid to the Seller.

"Market Report" means the market report dated March 3, 2005 prepared by Bain & Company, Inc.

"Material Adverse Effect" means any event or circumstance which:

(a)        has or is reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company and the Guarantors (taken as a whole);

(b)        is or is reasonably likely to be materially adverse to the ability of the Company and the Guarantors (taken as a whole) to perform any of their payment obligations or meet any of their financial covenant obligations under the Transaction Finance Documents; or

(c)        affects the validity or the enforceability of any of the Transaction Finance Documents in a manner which would be materially adverse to the interests of the Lenders and the Holders under the Finance Documents.

"Maturity" means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

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"Member State" means a member of the European Community.

"Merger" means the Cash-Out Merger or the Merger by Absorption.

"Merger by Absorption" means a merger between Troy GAC and the Target whereby Troy GAC absorbs the Target and the shareholders of the Target (other than Troy GAC) received as consideration shares in Troy GAC.

"Merger Completion Date" means the date of completion of a Merger.

"Merger Documents" means the merger agreement to be entered into for the purposes of a Merger and any ancillary documentation in relation thereto.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Cash Proceeds" means, (a) with respect to any Asset Disposition, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary), net of: (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Disposition, (ii) provisions for all taxes payable as a result of such Asset Disposition, (iii) all payments made on any Indebtedness that is secured by any Property subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iv) amounts required to be paid to any Person (other than the Parent Guarantor or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Disposition and (v) appropriate amounts to be provided by the Parent Guarantor or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Disposition and retained by the Parent Guarantor (to the extent required by GAAP) or any Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as reflected in an Officer's Certificate delivered to the Holders; and

(b)        with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 4.07 of Schedule 6, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

"Net Proceeds" has the meaning set forth in Section 10.4(a).

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"Notes" means a note issued or to be issued under the Facility evidencing amounts extended by the Lenders to the Company, or the principal amount outstanding for the time being under that note, which are represented by the Global Notes. "Notes" shall be deemed to include any Extended Notes. For the avoidance of doubt, Notes are Indebtedness of the Company, evidenced by notes.

"Officer's Certificate" means a certificate signed by an officer of the Parent Guarantor, the Company or of a Surviving Entity, as the case may be, and delivered to the Agent or Collateral Agent, as the case may be.

"Original Facility Agreement" has the meaning specified in Section 1.

"Original Financial Statements" means the annual audited consolidated financial statements of the Target for the financial year ended December 31, 2004 prepared in accordance with GAAP.

"Original Mandated Lead Arrangers" means J.P. Morgan plc, Deutsche Bank AG London and any of their respective affiliates.

"Parent Company" of the Parent Guarantor means any other Person (other than a natural person) which either:

(a)        legally and beneficially owns more than 50% of the Voting Stock of the Parent Guarantor, either directly or through one or more Subsidiaries; or

(b)        is a Subsidiary of any Person referred to in the preceding clause; provided, however, that in no event shall any Subsidiary of the Parent Guarantor constitute its Parent Company.

"Parent Guarantor" means Troy I S.à r.l., a company incorporated as a société à responsabilité limitée under the laws of Luxembourg, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

"Parent Group" means Troy and its direct and indirect Subsidiaries; provided that references to the Parent Group subsequent to (but not prior to) the Block Purchase Closing Date include the Target.

"Permanent Refinancing" has the meaning specified in Section 12.1.

"Permitted Holders" means, collectively,

(a)	Apax Partners;
(b)	TPG;

(c)        all funds managed, advised or operated by advisors of any Permitted Holder described in clauses (a) and (b) above; and

(d)        any Person acting in the capacity as an underwriter in connection with any public or private offering of the Parent Guarantor's or any of its Affiliates' Capital Stock.

"Permitted Indebtedness" has the meaning specified in Section 4.06(b) of Schedule 6.

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"Permitted Investments" means an Investment by the Parent Guarantor or any Restricted Subsidiary:

(a)        in the Parent Guarantor, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)        in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary;

(c)	in cash and Temporary Cash Investments;

(d)        in receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(e)        in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)         in (x) Management Advances and (y) loans or advances, or Guarantees of third party loans, to employees, officers or directors of the Parent Guarantor or any Parent Company or any Restricted Subsidiary approved by the Board of Directors;

(g)        in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary or in satisfaction of judgments;

(h)        in any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 4.09 of Schedule 6 or (ii) any other disposition of property or assets or the issuance or sale of Capital Stock not constituting an Asset Disposition;

(i)         in any Person where such Investment was acquired by the Parent Guarantor or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent Guarantor or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j)         in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(k)        in any Person to the extent such Investments consist of Hedging Obligations otherwise permitted pursuant to Section 4.06 of Schedule 6;

(l)         in any Person to the extent such Investment exists or is made pursuant to legally binding commitments in existence on the Utilization Date;

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(m)       in Guarantees permitted to be Incurred pursuant to Section 4.06 of Schedule 6;

(n)        in any Person where such Investment was acquired by the Parent Guarantor or any Restricted Subsidiary in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor, Subordinated Shareholder Funding or Capital Stock of any Parent Company;

(o)	in repurchases of the Notes;

(p)        held by a Person (other than an Affiliate of such Person) that becomes a Restricted Subsidiary, provided that (i) such Investments were not acquired in contemplation of the acquisition of such Person and (ii) at the time such Person becomes a Restricted Subsidiary such Investments would not, individually or in the aggregate, constitute a Significant Subsidiary of such acquired Person;

(q)        in exchange for the licensing or contribution of intellectual property pursuant to marketing arrangements entered into is the ordinary course of business;

(r)	represented by the Intercompany Note Proceeds Bond;
(s)	made with Excluded Contributions; and

(t)         Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (t) and outstanding on the date such Investment is made, do not exceed in the aggregate €5 million.

"Permitted Liens" means the following types of Liens:

(a)	Liens existing as of the first Utilization Date;

(b)        Liens on any property or assets of (i) the Company granted in favor of the Parent Guarantor or (ii) the Parent Guarantor granted in favor of the Company;

(c)        Liens on any of the Parent Guarantor's or the Company's property or assets securing the Notes or the Guarantee;

(d)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Guarantor or the Company in the ordinary course of business;

(e)        Liens imposed by law, including statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(f)         Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

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(g)        Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)        zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions and other similar charges or encumbrances as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said property or materially impair their use in the operation of the business of such Person;

(i)         Liens arising by reason of any judgment, decree or order of any court so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(j)         Liens securing the Parent Guarantor's or the Company's obligations under Interest Rate Agreements or Currency Agreements permitted under Section 4.06 of Schedule 6;

(k)        Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(l)         Liens Incurred in connection with a cash management program established in the ordinary course of business;

(m)       Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent Guarantor or the Company, including rights of offset and set-off;

(n)        Liens encumbering cash deposits made to secure obligations arising from letters of credit issued by the Parent Guarantor or the Company in connection with reinsurance obligations of the Parent Guarantor or its Restricted Subsidiaries in accordance with past practice of the Parent Guarantor or any Restricted Subsidiary; and

(o)        any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (n); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"PIK Finance Documents" means, collectively, the Notes, this Facility Agreement and all other agreements, instruments and other documents (including any security documents) directly related to the foregoing, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.

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"Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Facility Agreement, and including, without limitation, all classes and series of preferred or preference stock of such Person.

"Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Facility Agreement, the value of any Property shall be its Fair Market Value.

"Purchase Money Obligations" means Indebtedness (a) consisting of the deferred purchase price of property, plant, equipment or capital assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the property, plant, equipment or capital assets, being financed; and

(b)        Incurred to finance the acquisition, construction, improvement or lease of such property, plant, equipment or capital assets, including additions and improvements thereto; provided, however, that such Indebtedness is Incurred within 180 days after such acquisition, construction, improvement or lease of such property, plant, equipment or capital assets by the Parent Guarantor or any Restricted Subsidiary.

"Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

"Quotation Day" means in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period.

"Reference Banks" means the principal London offices of Deutsche Bank AG London and JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Agent in consultation with the Parent Guarantor.

"Refinance" means, with respect to any Indebtedness, to amend, modify, extend, substitute, renew, replace, refund, prepay, repay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Agreement" has the meaning specified in Section 4.15 of Schedule 6.

"Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Parent Guarantor or any Restricted Subsidiary existing on the Utilization Date or Incurred in compliance with this Facility Agreement, including Indebtedness that Refinances Refinancing indebted; provided, however, that:

(a)        such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

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(b)        such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(c)        such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced plus reasonable and customary fees and expenses in connection with such Refinancing;

(d)        if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced; and

(e)        if the Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, such Refinancing Indebtedness is Incurred only by the Company or a Guarantor.

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Parent Guarantor or (B) Indebtedness of the Parent Guarantor or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Refinancing Securities" means debt, equity, convertible or other securities of the Company or any of its Subsidiaries proposed to be sold in order to consummate the Permanent Refinancing.

"Regulation D" means Regulation D promulgated under the Securities Act.

"Regulation S" means Regulation S promulgated under the Securities Act.

"Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Parent Guarantor and its Subsidiaries on the date the Notes are issued and Shares of Target are acquired.

"Relevant Taxing Jurisdiction" has the meaning specified in Section 4.12 of Schedule 6.

"Report" means the Accountant's Report, the Legal Due Diligence Report, the Structure Memorandum and the Market Report and any other reports prepared in connection with the Acquisition and which are addressed to or otherwise capable of being relied upon by the Finance Parties and "Report" means any of them.

"Required Holders" means, at any time, (i) the holders of at least a majority in interest of the aggregate principal amount of all of the Notes outstanding at such time (excluding from any calculation thereof any Notes then owned or held by the Company or any of its Subsidiaries or other Affiliates) or (ii) prior to the first Utilization Date, the Lenders that are responsible, in the aggregate, for at least a majority of the total outstanding Commitments.

"Restricted Payments" with respect to any Person means:

(a)        the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Parent Guarantor or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)) and any payment of cash interest on Subordinated Shareholder Funding;

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(b)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Parent Guarantor or Subordinated Shareholder Funding held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Parent Guarantor that is not Disqualified Stock);

(c)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Parent Guarantor or any Subsidiary Guarantor (other than (A) from the Parent Guarantor or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d)        the making of any Investment (other than a Permitted Investment) in any Person.

"Restricted Subsidiary" means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

"S&P" means Standard and Poor's, a division of the McGraw-Hill Companies, Inc. and its successors.

"Sale/Leaseback Transaction" means an arrangement relating to property owned by the Parent Guarantor or a Restricted Subsidiary on the Utilization Date or thereafter acquired by the Parent Guarantor or a Restricted Subsidiary whereby the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Parent Guarantor or a Restricted Subsidiary leases it from such Person; provided, however, that any sale and leaseback transaction or series of related sale and leaseback transactions relating to property with a value of less than or equal to €10 million in aggregate shall not be a Sale/Leaseback Transaction.

"Screen Rate" means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen provided that if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent Guarantor.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Security Documents" means each of the documents (including the Intercompany Note Proceeds Bonds) entered into by the Parent Guarantor or any of its Subsidiaries creating or evidencing a Lien on the property or assets of the Parent Guarantor for the benefit of any of the Holders, as amended, modified, restated, supplemented or replaced from time to time.

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"Security Memorandum" means the memorandum describing the Collateral to be provided by the Company and the Guarantors in the form initialed by the Agent and the Parent Guarantor on or prior to the date of this Facility Agreement.

"Seller" means TIM International N.V.

"Senior Secured Facility Agreement" means the senior secured facility agreement dated as of April 3, 2005, as amended and restated on June 15, 2005, between (1) Troy V, as the Company, (2) Troy II, as the Parent Guarantor, (3) the Original Guarantors named therein, (4) J.P. Morgan Europe Limited as Agent and Collateral Agent, and (5) the Lenders named therein.

"Senior Secured Finance Documents" means, collectively, the Senior Secured Notes, the Senior Secured Facility Agreement and all other agreements, instruments and other documents (including any security documents) directly related to the foregoing, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.

"Senior Secured Notes" means the Indebtedness of Troy V, evidenced by notes, to be issued in connection with the Acquisition pursuant to the Senior Secured Facility Agreement.

"Senior Unsecured Facility Agreement" means the senior unsecured facility agreement dated as of April 3, 2005, as amended and restated on June 15, 2005, between (1) Troy III, as the Company, (2) Troy II, as the Parent Guarantor, (3) the Original Guarantors named therein, (4) J.P. Morgan Europe Limited as Agent and Collateral Agent, and (5) the Lenders named therein.

"Senior Unsecured Finance Documents" means, collectively, the Senior Unsecured Notes, the facility agreement relating thereto and all other agreements, instruments and other documents (including any security documents) directly related to the foregoing, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.

"Senior Unsecured Notes" means the Indebtedness of Troy III, evidenced by notes, to be issued in connection with the Acquisition pursuant to the Senior Unsecured Facility Agreement.

"Share Capital Redemption" means the redemption of the share capital in connection with the fallback option described in the Structure Memorandum.

"Significant Subsidiary" means any Restricted Subsidiary that meets any of the following conditions:

(a)        the Parent Guarantor's and its Restricted Subsidiaries' investments in and advances to the Restricted Subsidiary exceeded 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b)        the Parent Guarantor's and its Restricted Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

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(c)        the Parent Guarantor's and its Restricted Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

"Sponsors" means Apax Partners and TPG.

"Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

"Structure Memorandum" means the tax structuring paper relating to the Block Purchase, the Cash-Out Merger, the Merger by Absorption, the Fallback Plan and the structure of Troy II and it Subsidiaries dated June 13, 2005, prepared by KPMG which is addressed to or is otherwise capable of being relied upon by the Finance Parties.

"Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Utilization Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a guarantee of such Person, as the case may be, pursuant to a written agreement to that effect, and shall include, for the avoidance of doubt, any Subordinated Shareholder Funding of such Person; provided, however, that no Indebtedness shall be deemed to be subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured on a junior basis or by virtue of not being guaranteed.

"Subordinated Shareholder Funding" means, collectively, any funds provided to the Parent Guarantor by Troy or any Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding is in the form of the preferred equity certificates or the convertible preferred equity certificates each issued by Troy I to Troy in connection with the Acquisition or:

(a)        does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent Guarantor or any funding meeting the requirements of this definition);

(b)        does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)        contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes;

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(d)        does not provide for or require any security interest or encumbrance over any asset of the Parent Guarantor or any of its Subsidiaries;

(e)        does not contain any covenants (financial or otherwise) other than a covenant to pay such Subordinated Shareholder Funding; and

(f)         is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Utilization Date.

"Subsidiary" means, with respect to any Person: (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof and (b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

"Successor Company" has the meaning specified in Section 5.01 of Schedule 6.

"Super-Priority Subscription Agreement" means the senior subscription agreement dated as of April 3, 2005, as such shall be amended from time to time, between (1) Troy V, as the Company, (2) Troy II, as the Parent, (3) the Original Guarantors named therein, (4) J.P. Morgan Europe Limited as Issuing Bank, Agent and Security Agent, (5) Deutsche Bank AG London and J.P. Morgan plc as Mandated Lead Arrangers and Bookrunners, (6) the Original Purchasers named therein, and (7) the Original Lenders named therein.

"Super-Priority Subscription Agreement Documents" means, collectively, all agreements, instruments and other documents directly related to the Super-Priority Subscription Agreement among Troy V and certain of its subsidiaries as borrowers and guarantors, J.P. Morgan plc and Deutsche Bank AG London as arrangers and JP Morgan Chase Bank as agent and security agent, as amended, restated, modified, renewed, refunded, replaced or refinanced (except by means of public or private debt securities to investors (other than by means of sales of debt securities in a manner similar to the sales of debt securities under the Super-Priority Subscription Agreement and other than Additional Notes) in whole or in part from time to time.

"Super-Priority Subscription Agreement Parties" means the agent, the security agent, the senior creditors, the ancillary lenders, the issuing bank and the hedging banks, each as defined in the Super-Priority Subscription Agreement Documents.

"Surviving Entity" means Merged Co, as defined in the Structure Memorandum.

"Syndication" means the syndication of the Facility which shall be deemed to have completed on the earlier of (a) the date falling six months after the Block Purchase Closing Date and (b) the date notified by the Original Mandated Lead Arrangers to Troy II as the date on which syndication of the Facility is completed.

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"Syndication Letter" means the letter agreement date April 3, 2005, among Troy II, J.P. Morgan plc and Deutsche Bank AG London, relating to the syndication of the Bridge Facilities.

"Syndication Member" means any Holder of the Notes on the date hereof or during the Syndication.

"Target" means TIM Hellas Telecommunications S.A., a limited liability company organized under the laws of Greece.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Target Refinancing" means the refinancing or redemption of Indebtedness of the Target outstanding immediately prior to the Block Purchase Closing Date, including all fees and expenses incurred in connection therewith, with the proceeds of the sale by the Target to Troy V of the bond identified as "CB4" in the Structure Memorandum. For the avoidance of doubt, the aggregate amount of the Target Refinancing shall not exceed the aggregate amount of proceeds described in the preceding sentence received by the Target..

"Taxes" has the meaning specified in Section 4.12 of Schedule 6.

"Temporary Cash Investments" means any of the following:

(a)        any investment in direct obligations of, or obligations guaranteed by, (i) Greece, the United States of America, the United Kingdom or France, (ii) any other European Union member state as of January 1, 2004, or (iii) any agency or instrumentality of any such country or member state; or

(b)        overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by

(i)         any lender under the Super-Priority Subscription Agreement Documents;

(ii)         any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (a)(i) above; or

(iii)        any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €200 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least "A" by S&P or "A-2" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any internationally recognized rating organization) at the time such Investment is made;

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(c)        repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with a Person meeting the qualifications described in clause (b) above;

(d)        Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Parent Guarantor or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any internationally recognized rating organization);

(e)        Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any European Union member state, or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization); and

(f)         Investment funds investing 95% of their assets in securities of the types described in clauses (a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution).

"Termination Date" means the date of termination in whole of the Commitments pursuant to Section 14.1.

"Total Assets" means the consolidated total assets of the Parent Guarantor and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet (excluding the footnotes thereto) of the Parent Guarantor.

"Total Commitments" means the aggregate of the Lenders' Commitments under this Facility Agreement, being €225,000,000.

"TPG" means TPG Partners IV, L.P. and its Affiliates.

"Transaction" means the Acquisition, the Target Refinancing, the Equity Contribution and the Financing.

"Transaction Documents" means the Acquisition Documentation, the Merger Documents, the Bond Documents (as defined in the Super-Priority Subscription Agreement), the Transaction Financing Documents, and the Investment Documents.

"Transaction Finance Documents" means, collectively, the Finance Documents, the Engagement Letter, the Fee Letter, the Senior Unsecured Finance Documents, the Super-Priority Subscription Agreement Documents and the Senior Secured Finance Documents.

"Troy" means Troy, a company incorporated as a société à responsabilité limitée under the laws of Luxembourg, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

"Troy I" means Troy I S.à r.l., a company incorporated as a société à responsabilité limitée under the laws of Luxembourg, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

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"Troy II" means Troy II, a company incorporated as a société à responsabilité limitée under the laws of Luxembourg, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

"Troy III" means Troy GAC Luxembourg III, a Luxembourg partnership limited by shares, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

"Troy V" means Troy GAC Luxembourg V, a Luxembourg partnership limited by shares, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

"Troy GAC" means Troy GAC Telecommunications S.A. (formerly known as A.C.V. Finance Consulting Service, Buying and Selling of Real Property, Agencies, Holdings Société Anonyme), a limited liability corporation incorporated in Greece.

"Troy GAC Luxembourg" means Troy GAC Luxembourg, a Luxembourg société à responsabilité limitée (private limited liability company).

"Troy PIK" means Troy PIK, a société en commandite par actions under the laws of Luxembourg, having its registered office at 8-10 rue Mathias Hardt, L-1717 Luxembourg.

"Unpaid Sum" means any sum due and payable but unpaid by the Company or any Guarantor under the Finance Documents.

"Unrestricted Subsidiary" means: (a) any Subsidiary of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors in the manner provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary of the Parent Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Parent Guarantor or any Restricted Subsidiary; provided, however, that either (a) the Subsidiary to be so designated has total assets of €1,000 or less or (b) if such Subsidiary has assets greater than €1,000, such designation would be permitted under Section 4.07 of Schedule 6 (including as a Permitted Investment).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (a) the Parent Guarantor could Incur €1.00 of additional Indebtedness under paragraph (a) of Section 4.06 of Schedule 6 and (b) no Default shall have occurred and be continuing or would otherwise result therefrom. Any such designation by the Board of Directors shall be evidenced to the Holders by promptly filing a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"Utilization" means any utilization under the Facility by way of Notes.

"Utilization Date" has the meaning set forth in Section 3.2.

"Utilization Notice" has the meaning set forth in Section 3.2.

"Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

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"Working Capital Intercompany Loan" means loans to or by the Parent Guarantor, the Company or any other Restricted Subsidiary to or from the Parent Guarantor, the Company or any other Restricted Subsidiary from time to time (a) for purposes of consolidated cash and tax management and working capital management and (b) for a duration of less than one year.

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SCHEDULE 3(A)

CONDITIONS TO BE SATISFIED ON OR BEFORE THE FIRST UTILIZATION DATE

Each Lender's obligation to subscribe and pay for the Notes to be sold to it on the first Utilization Date is subject to the fulfillment to the satisfaction of the Original Mandated Lead Arrangers (acting reasonably), on or prior to such Utilization Date, of the following conditions:

(a)

(i) the Block Purchase shall have been completed (or shall complete contemporaneously with the first Utilization Date) in accordance with the documentation related to the Acquisition (the "Acquisition Documentation") and each condition precedent thereunder shall have been satisfied or waived pursuant to the terms thereof; (ii) there not having been any amendment, modification or waiver of any of the terms of the Block Purchase provided for in such documentation without the prior written consent of the Lenders (except for an amendment to or waiver of any condition or conditions under such documentation which amendment or waiver could not reasonably be expected to be prejudicial to the Lenders under the Super-Priority Subscription Agreement in any material respect); provided, however, for the avoidance of doubt, the waiver by Troy GAC of satisfaction with any condition or of compliance with any covenant or agreement contained in the Acquisition Documentation which would otherwise be required to be satisfied or complied with in order to consummate the Acquisition, which failure to satisfy or comply was the direct or indirect result of a Material Adverse Effect (as defined in the Acquisition Documentation), requires the consent of the Lenders under the Super-Priority Subscription Agreement; and (iii) on the first Utilization Date, the Lenders shall have received a certificate of a director of Troy I to the effect that this item (a) of Schedule 3(A) has been satisfied or setting out in detail any part of this item (a) that has not been so satisfied;

(b)

the Sponsor shall have made equity contributions (the "Equity Contribution") to Troy (which shall downstream such contribution to Troy GAC in accordance with the Structure Memorandum) of not less than 15% of the total funding cost in respect of those elements of the Transaction that are to occur on the first Utilization Date (including without limitation, the Block Purchase, the Target Refinancing and the payment of fees and expenses associated therewith);

(c)

the Target, Troy GAC, the Company, Troy, Troy II, the Parent Guarantor, Troy III and Troy V shall have taken all necessary corporate actions to implement the structure as set forth in the Structure Memorandum, including without limitation an amendment to the Target's Articles of Association providing that corporate bonds may be issued by the Target upon the authorization of the board of directors of the Target, without need for further approval of the shareholders of the Target;

(d)

on the first Utilization Date, neither Troy I nor any of its Subsidiaries shall have any Indebtedness owing to third parties other than Indebtedness under the Bridge Facilities and the Super-Priority Subscription Agreement; provided the Target may have outstanding up to €5.0 million Indebtedness for borrowed money (after taking into account the Refinancing); provided further that the Target may have further outstanding Indebtedness up to €6.6 million pursuant to the leasing agreement between Europrom Telecommunications SA and the Target dated December 30, 2002;

(e)

on the first Utilization Date, Troy GAC and the Target shall have received proceeds of not less than €143 million from the issuance and sale of the Senior Unsecured Notes and not less than €863 million from the issuance and sale of the Senior Secured Notes;

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(f)

receipt of all governmental, shareholder and third party consents (including NTPC consent for the Block Purchase and each Merger) and all approvals in each case required to be delivered as a condition to closing under the Acquisition Documentation;

(g)

all fees and (subject to receipt of an invoice five days prior to funding) expenses due to the Mandated Lead Arrangers in relation to the Transaction shall have been paid in full or shall be paid out of the proceeds of the issuance of Notes on the first Utilization Date;

(h)

any intercompany loans or bonds contemplated by the Structure Memorandum and all security referred to in the Security Memorandum to be provided at Closing have been duly executed and delivered and the relevant security shall have been granted in favor of the Collateral Agent;

(i)	no Major Default shall have occurred and be continuing;
(j)

all certificates, duly executed and stamped stock transfer forms and other documents of title required under the Security Documents shall have been provided in accordance with the Agreed Security Principles;

(k)	the receipt by the Collateral Agent of evidence that any security interests over the assets of the Target required to be discharged on or before closing will be so discharged;
(l)	receipt of an Officer's Certificate confirming that:
(i)

the aggregate of the amounts provided under items (b) and (e) above and under this Facility Agreement, and amounts permitted to be borrowed under the Super-Priority Subscription Agreement on the Block Purchase Closing Date, are at least equal to the amount that Troy GAC is required to pay under the Acquisition Documentation on the Block Purchase Closing Date and that is required to repay at the closing of the Block Purchase any outstanding Indebtedness of the Target; and

(ii) those amounts have been or, on the first Utilization Date, will be applied to purchase the Target and to repay such Indebtedness; and
(m)

prior to execution of this Facility Agreement, receipt of Greek, Luxembourg, United States and English law Opinions of Counsel to the Company in form and substance reasonably satisfactory to the Original Mandated Lead Arrangers.

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SCHEDULE 3(B)

CONDITIONS TO BE SATISFIED ON OR PRIOR TO EACH UTILIZATION DATE
(OTHER THAN THE FIRST UTILIZATION DATE)

Each Lender's obligation to subscribe and pay for the Notes to be sold to it on each Utilization Date (other than the first Utilization Date) is subject to the fulfillment to the satisfaction of the Original Mandated Lead Arrangers (acting reasonably), on or prior to such Utilization Date, of the following conditions:

(a)

until the end of the seventh month following the Block Purchase Closing Date, no Major Default under any Bridge Facility or the Super-Priority Subscription Agreement shall have occurred and be continuing;

(b)	beginning the eighth month after the Block Purchase Closing Date, no acceleration of any Indebtedness under any Bridge Facility or the Super-Priority Subscription Agreement having occurred;
(c)

concurrent closing of the Cash-out Merger or in the event of the Fallback Plan concurrent execution of the relevant transactions on the relevant Utilization Date required by the Structure Memorandum; and

(d)

the Sponsors shall have made an equity contribution to the Parent of not less than 15% of the total funding cost in respect of those elements of the Transaction that are to occur on such Utilization Date.

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SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

The Parent Guarantor (for itself and, to the extent expressed to be applicable to them, its Subsidiaries) and each other Guarantor (if any) (for itself and, to the extent expressed to be applicable to them, its Subsidiaries) and the Company (for itself and, to the extent expressed to be applicable to them, its Subsidiaries) makes the representations and warranties set out in this Schedule 4 to each Finance Party on the dates referred to in paragraph 43 (Repetition).

1.	Status:

It is a limited liability company duly incorporated, validly existing under the laws of its jurisdiction of incorporation and has the power to own its assets and carry on its business in all material respects as it is now being conducted.

2.	Powers:

It has (or will at the time of entry into such documents have) power to enter into, deliver, exercise its rights and perform its obligations under the Transaction Documents to which it is a party, and has taken all necessary action to authorize the entry into and performance of each of those documents to which it is a party and the transactions contemplated by those documents.

3.	Due Authorization:

All material Authorizations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations (each an "Authorization") required by it in connection with the entry into, exercise of its rights under, performance, validity and enforceability of and admissibility in evidence in the jurisdiction of its incorporation of and the transactions contemplated by, the Transaction Documents to which it is a party have been obtained or effected or will have been obtained or effected and are or will be in full force and effect (as appropriate) on or before the Block Purchase Closing Date or, if later, the date of entry into such Transaction Documents (save for (a) any Authorization required in relation to the security constituted by the Security Documents which Authorization will be made promptly after execution of the relevant Security Documents and in any event within applicable time limits and (b) any Authorization required in relation to the Block Purchase which is not required to be obtained as a condition under the Acquisition Documentation).

4.	No Filing or Stamp Taxes:

Under the laws of its jurisdiction of incorporation and if different, England, in force at the date hereof, it is not necessary that any of the Transaction Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them, other than the Merger Documents and those filings which are necessary to perfect the Collateral created pursuant to the Security Documents and as otherwise expressly provided in the relevant Transaction Documents.

5.	Obligations binding:

Its obligations under the Transaction Documents to which it is a party constitute or will constitute its legal, valid and binding obligations and the Security Documents to which it is a party create the Collateral which they purport to create (subject to all necessary registrations or filings in respect of the Security Documents) enforceable and in the proper form for enforcement in

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accordance with their terms under the laws of the jurisdiction governing each such Transaction Document, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (collectively, the "Enforceability Exceptions").

6.	Winding-up:

No administrator, examiner, receiver, liquidator or similar officer has been appointed with respect to it or any of its Subsidiaries or its or any of their respective assets nor is any petition or proceeding for any such appointment pending nor, as far as it is aware, has any resolution for any such appointment been passed.

7.	Non-contravention:

Neither the execution nor delivery of any Transaction Document to which it is a party, nor the exercise of any rights or performance of any of its obligations under any such document will result in any:

(a)        violation of any law or regulation to which it is subject to an extent which would or would be reasonably likely to be materially adverse to the interests of the Finance Parties;

(b)	breach of its constitutional documents; or

(c)        breach of any deed, agreement, instrument or obligation binding upon it or affecting any of its assets or upon any of its Subsidiaries or affecting any of its Subsidiaries' assets to an extent which would have a Material Adverse Effect.

8.	Ranking of liabilities:

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with all of its other present and future unsecured and unsubordinated indebtedness except for indebtedness mandatorily preferred by law applying to companies generally.

9.	Transaction Documents:

The Transaction Documents contain all the material terms of the Block Purchase and of the agreements and arrangements between Troy I and its Subsidiaries.

10.	Authorizations:

All Authorizations necessary for carrying on the business of Troy I and each of its Subsidiaries as currently carried on have been obtained and are in full force and effect, and there are no circumstances of which it is aware which indicate that any such Authorizations are likely to be revoked, amended or unavailable to Troy I or such Subsidiary save in each case to the extent that the absence or amendment of any such Authorization does not constitute a Material Adverse Effect.

11.	Security:

There is no Lien affecting any of its assets except Permitted Liens.

12.	No default:

(a)        No Event of Default is continuing or is reasonably likely to result from the making of any Utilization (save when this representation is repeated after the date of this Facility Agreement and the Agent has been given prior written notification of such Event of Default setting out such details relating to the Event of Default as the Agent may reasonably require).

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(b)        Neither Troy I nor any of its Subsidiaries is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which constitutes a Material Adverse Effect.

13.	Indebtedness:

Neither Troy I nor any of its Subsidiaries has or owes any Indebtedness other than permitted by section 4.06 of Schedule 13.

14.	Title to assets:

(a)        Troy GAC will, upon the Block Purchase Closing Date, become the legal and beneficial owner of 80.87 per cent. of the issued share capital of the Target (being the part thereof which is the subject of the Block Purchase) free from any Lien, claims or competing interests whatsoever other than pursuant to the Transaction Documents.

(b)        On the Block Purchase Closing Date, Troy I and each of its Subsidiaries will have good title to or valid leases or licenses of or otherwise be entitled to use all material assets necessary to conduct the business of Troy I and its Subsidiaries.

15.	Share capital interests:

(a)        The Structure Memorandum shows Troy I and each of its Subsidiaries and in all material respects accurately represents the corporate ownership structure of, and all loans to and all loans from Troy GAC and its Subsidiaries as will be the case immediately after the Block Purchase.

(b)        Neither Troy GAC nor any of its Subsidiaries nor, to its knowledge, the Target has an interest in the share capital of any other person other than as described in the Structure Memorandum and all of the shares in Troy GAC and each of its Subsidiaries and, to its knowledge, the Target are fully paid up.

(c)        No person has any interest in the issued share capital of Troy GAC or any of its Subsidiaries nor, to its knowledge, the Target except in respect of interests:

(i)	held by the Collateral Agent under the Security Documents;

(ii)         held by any collateral or security agent under any of the Transaction Documents, as the case may be; or

	(iii)	held by minority interests in the Target.
16.	No other liabilities:

Neither Troy GAC nor any of its Subsidiaries has traded or incurred any liabilities or commitments (actual or contingent, present or future) before the date of this Facility Agreement, except for liabilities arising in relation to or contemplated by the transactions contemplated by the Transaction Documents or (in the case of Troy GAC) as disclosed in the legal due diligence report of Karatzas & Partners dated March 29, 2005.

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17.	Information Package:

(a)        To the best of the knowledge and belief of Troy I after due and careful consideration, the material factual information contained in the Information Package was true and accurate in all material respects at the date thereof or as at the date (if any) at which it is stated and did not contain any untrue statement of a material fact or omit to state any material fact or information necessary in order to make not misleading in any material respect the information or statements contained therein.

(b)        The financial projections contained in the Agreed Business Plan have been prepared on the basis of recent historical information and on the basis of assumptions that were, in the opinion of Troy I (acting reasonably), reasonable at the time they were made and were arrived at after due and careful consideration by Troy I.

(c)        To the best of the knowledge and belief of Troy I after due and careful consideration, nothing has occurred since the date of any Report forming part of the Information Package which, if included in that Report, would result in that Report, taken as a whole, presenting a position worse in any material respect than that actually presented in it.

18.	Information Memorandum:

(a)        To the best of the knowledge and belief of Troy I after due and careful consideration, the material factual information contained in the Information Memorandum was true and accurate in all material respects at the date thereof or as at the date (if any) at which it is stated and did not contain any untrue statement of a material fact or omit to state any material fact or information necessary in order to make not misleading in any material respect the information or statements contained therein.

(b)        The financial projections contained in the Agreed Business Plan (which are incorporated in the Information Memorandum) have been prepared on the basis of assumptions that were in the opinion of Troy I (acting reasonably), reasonable at the time they were made and were arrived at after due and careful consideration by Troy I.

(c)        Nothing has occurred since the date of the Information Memorandum which results in any of the material information in respect of Troy I and its Subsidiaries contained in the Information Memorandum being untrue or misleading in any material respect.

19.	Financial Statements:

The most recent Financial Statements (excluding for the avoidance of doubt the Original Financial Statements) (including their notes) (in the case of the annual audited consolidated financial statements) give a true and fair view of the state of affairs or, (in the case of the quarterly or monthly unaudited consolidated financial statements, fairly present the financial position) of Troy I and its Subsidiaries at the date to which they were made up and have been prepared in accordance with GAAP consistently applied.

20.	No litigation:

Neither of Troy I nor any of its Subsidiaries is involved in any litigation, arbitration or other litigious or administrative proceedings or labor disputes which are reasonably likely to be adversely determined and, if so adversely determined, would constitute a Material Adverse Effect nor are any such proceedings to its knowledge pending or threatened, subject as disclosed in the Legal Due Diligence Report.

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21.	Intellectual property rights:

Troy I and each of its Subsidiaries owns or is entitled to use all material Intellectual Property Rights used in its business and so far as Troy I is aware, there is no challenge or objection by any third party to the use by the Target of any such rights, or infringement of any such rights by any third party save where such challenges, objections or infringement, if upheld, would not constitute a Material Adverse Effect.

22.	Tax liabilities:

(a)        Neither Troy I or any of its Subsidiaries is overdue in the filing of any tax returns or the payment of any Taxes to the extent that failure to pay or file would constitute a Material Adverse Effect.

(b)        To the best of its knowledge, information and belief, no claims or investigations are or are reasonably likely to be made by any tax authority which, if adversely determined, would constitute a Material Adverse Effect.

23.	Material Adverse Change:

To the best of its knowledge, information and belief, there has been no change in the financial condition, business or assets of Troy I and its Subsidiaries since December 31, 2004 which has or is reasonably likely to have a Material Adverse Effect.

24.	Acquisition Documents:

All material terms and conditions of the Block Purchase are set out in the Acquisition Documentation and there have been no amendments, variations or waivers of any terms of the Acquisition Documentation save as approved (by prior written consent) by the Agent (acting on the instructions of the Required Holders) or which could not reasonably be expected to be prejudicial to the Lenders or the Holders in any material respect.

25.	Environmental compliance:

(a)        It and each of its Subsidiaries is in compliance with all Environmental Laws, and all Environmental Permits necessary in connection with the ownership and operation of its business are in full force and effect, in each case where failure to do so would constitute a Material Adverse Effect.

(b)        To the best of its knowledge and belief, there are no circumstances which are reasonably likely to result in any person (including, without limitation, a regulatory authority) taking any legal proceedings or other action against it or any of its Subsidiaries (and no such proceedings or other action is pending or threatened) under any Environmental Laws including, without limitation, remedial action or the revocation, suspension, variation or non renewal of any Environmental Permits where any such proceedings would constitute a Material Adverse Effect.

26.	Centre of Main Interests:

Where the Company or such Guarantor is incorporated in a Member State, its Centre of Main Interests is the place in which its registered office is situated.

27.	Compliance:

Neither Troy I nor any of its Subsidiaries is in breach of any law or regulation which has or is reasonably likely to have a Material Adverse Effect.

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28.	Documents:

As at the date of this Facility Agreement and at the Block Purchase Closing Date, the documents delivered to the Agent by or on behalf of the Company or any Guarantor with the formalities certificates dated the date of this Facility Agreement are genuine or as set forth on Schedule 3(A), as the case may be (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended.

29.	Representations and warranties in the Acquisition Documents:

To the best of its knowledge, as at the date of this Facility Agreement, no representation or warranty (as qualified by any related disclosure letter or schedule to the Acquisition Documentation) given by any party in the Acquisition Documentation is untrue or misleading in any material respect.

30.	Investment Company Act:

Neither the Company nor any of its Subsidiaries is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Structuring Memorandum none of them will be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

31.	No Unlawful Payments:

Neither it nor any of its Subsidiaries nor, to the best of its knowledge, any director, officer, agent, employee or other person associated with or acting on its behalf or on behalf of any of its Subsidiaries has made any direct or indirect unlawful payment to any government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977.

32.	Money Laundering:

The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements relating to money laundering applicable to the Company and its Subsidiaries, so far as they and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best of its knowledge, threatened.

33.	Rule 144A Eligibility:

On each Issue Date, the Notes and the Guarantees will not be of the same class (within the meaning of Rule 144A under the Securities Act) as its securities that are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system.

34.	No Integration:

Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) in the United States, that is or will be integrated with the sale of the Notes and the Guarantees in a manner that would require registration of the Notes and the Guarantees under the Securities Act.

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35.	No General Solicitation or Directed Selling Efforts:

None of it or any of its affiliates or any other person acting on its or their behalf (other than the Lenders as to whom the Company makes no representation) has (i) solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S.

36.	Foreign Private Issuer:

It is a "foreign private issuer" (as such term is defined in the rules and regulations under the Securities Act and Exchange Act).

37.	No Substantial U.S. Market Interest:

There is no "substantial U.S. market interest" as defined in Rule 902(j) of Regulation S in any of its debt securities.

38.	Securities Law Exemptions:

Neither it nor any of its affiliates nor any person acting on its or their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

39.	Margin Rules:

Neither the issuance nor the application of the proceeds thereof by the Company as described in the Structuring Memorandum will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

40.	Submission to Jurisdiction:

It has the power to submit, and pursuant to this Facility Agreement and each other Transaction Document governed by New York law has submitted, legally, validly, effectively and irrevocably, to the jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, in connection with any suit, action or proceeding arising out of or relating to this Facility Agreement; and it has the power to designate, appoint and empower, and pursuant to this Facility Agreement and each other Transaction Document governed by New York law will, designate, appoint and empower, validly, effectively and irrevocably, within seven days of executing this Facility Agreement an agent for service of process in any suit or proceeding based on or arising under this Facility Agreement and each such Transaction Document in any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, as provided herein and in such Transaction Documents.

41.	No Immunity:

Neither the Company nor any of its Subsidiaries, and none of their respective properties or assets, has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, executing or otherwise) under the laws of any jurisdiction in which it has been incorporated or in which any of its property or assets are held.

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42.	No Stabilization:

Neither the Company nor any of its Subsidiaries has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

43.	Repetition:

(a)        The Company and the Guarantors make every representation and warranty in this Schedule 4 (Representations) on the date of this Facility Agreement and on the Block Purchase Closing Date by reference to the facts and circumstances then existing, other than (i) the representations and warranties in paragraph 17 which shall be made on the Signing Date only and (ii) the representations in paragraph 18 (Information Memorandum), which shall be given on the dates referred to in paragraph (b) below.

(b)        The representations in paragraph 18 (Information Memorandum) are deemed to be made by reference to the facts and circumstances then existing on:

(i)         the date on which the Information Memorandum is approved by Troy I; and

(ii)         the date on which the Agent notifies Troy I that the Information Memorandum is to be issued in connection with general syndication of the Facility (subject to written disclosures by Troy I in respect of matters which have occurred, or of which Troy I has become aware, after the date referred to in paragraph (i) above) provided that such date shall not be more than 5 Business Days after the date on which the Information Memorandum is approved by Troy I.

(c)        The Repeating Representations are deemed to be made by the Company and each Guarantor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilization Notice;
(ii)	each Utilization Date;
(iii)	the first day of each Interest Period;

(iv)        in the case of an additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) a Guarantor; and

(v)        in respect of the representation and warranty contained in paragraph 19 (Financial Statements) only, each date on which the most recent Financial Statements are delivered to the Agent (and then only in respect of the most recent Financial Statements so delivered).

For the purposes of this Schedule:

Repeating Representations means each of the representations set out in paragraphs 1 (Status) to 8 (Ranking of liabilities) (inclusive), 12 (No default), 19 (Financial Statements) (in respect of the accounts most recently delivered pursuant to this Facility Agreement) 30 (Investment Company Act) to 42 (Stabilization) (inclusive).

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SCHEDULE 5

EVENTS OF DEFAULT

ARTICLE SIX

DEFAULTS AND REMEDIES

SECTION 6.01.                         Events of Default. (a) "Event of  Default," wherever used herein, means any of the following events:

(i)         a default for 30 days in the payment when due of any interest or any Additional Amounts on any Note; or

(ii)         default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, required purchase, redemption or otherwise); or

(iii)	failure to comply with the provisions of Article Five; or

(iv)        failure to repurchase the Notes in accordance with the provisions of Section 4.09 or Section 4.11; or

(v)        failure to comply with any covenant or agreement of the Parent Guarantor or of any Restricted Subsidiary that is contained herein or any Guarantees (other than specified in clause (i), (ii), (iii) or (iv) above) and such failure continues for a period of 30 days or more after written notice has been given to the Company or the Parent Guarantor by the Holders of at least 50% in aggregate principal amount of the outstanding Notes or the Agent upon request of the Holders of at least 50% in aggregate principal amount of the Notes; or

(vi)        default under the terms of any instrument evidencing or securing the Parent Guarantor's Indebtedness, or Indebtedness of any Restricted Subsidiary having an outstanding principal amount in excess of €25 million, individually or in the aggregate, that results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay such Indebtedness at final maturity thereof (other than by regularly scheduled required prepayment) and such failure to make any payment has not been waived or cured, such acceleration has not been rescinded, or the maturity of such Indebtedness has not been extended; or

(vii)       any Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Facility Agreement or any Guarantee); or

(viii)      one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Company, any Guarantor or any Restricted Subsidiary, either individually or in an aggregate amount, in excess of €25 million, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 30 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect; or

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(ix)        the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Parent Guarantor, the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law and any such decree or order for relief shall continue to be unstayed and in effect for a period of 90 consecutive days or (B) a decree or order adjudging the Parent Guarantor, the Company or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of the Parent Guarantor, the Company or any Restricted Subsidiary under any applicable law, or appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, assignee, trustee, sequestrator (or other similar official) of the Parent Guarantor, the Company or any Restricted Subsidiary or of any substantial part of their respective properties or ordering the winding up, dissolution or liquidation of their affairs; or

(x)        the (A) Parent Guarantor or any Restricted Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law, or (z) passes any resolution for any winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, re-organization, moratorium or judicial composition of or in respect of the Parent Guarantor or any Restricted Subsidiary, (B) the Parent Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Parent Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Parent Guarantor or any Restricted Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Parent Guarantor or such Restricted Subsidiary or of any substantial part of their respective properties, (y) makes an assignment or proposal for the benefit of creditors or enters into any composition or arrangements with its creditors or (z) admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an "act of bankruptcy" under any applicable Bankruptcy Law; or

(xi)        any representation or warranty under this Facility Agreement shall be untrue, inaccurate or incorrect in any material respect when made or deemed to be made; provided that such materiality qualification shall not apply to any representation or warranty already containing a materiality qualification.

(b)        The Company and the Parent Guarantor shall also notify the Holders within 15 Business Days of the occurrence of any Event of Default.

SECTION 6.02.                        Acceleration. (a) If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 6.01(a)(ix) or (x) above) occurs and is continuing, then and in every such case the Holders of not less than 50% in aggregate principal amount of the Notes then outstanding by written notice to the Parent Guarantor may declare the principal amount of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration such amounts payable in respect of the Notes shall become immediately due and payable.

(b)        If an Event of Default specified in Section 6.01(a)(ix) or (x) above occurs and is continuing, then the principal of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of any Holder.

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(c)        At any time after a declaration of acceleration under this Facility Agreement, but before a judgment or decree for payment of the money due has been obtained by the Holders, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Parent Guarantor, may rescind and annul such declaration of acceleration and its consequences if:

(i)	The Parent Guarantor has paid or deposited a sum sufficient to pay:
	(A)	all overdue interest and Additional Amounts, if any, on all Notes then outstanding;
	(B)	all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and
	(C)	to the extent that payment of such interest is lawful, interest upon overdue interest, if any, and overdue principal, if any, at the rate borne by the Notes;

(ii)         the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)        all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

SECTION 6.03.                        Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past or existing Default hereunder and its consequences, except a Default:

(a)        in the payment of the principal of, premium, if any, Additional Amounts, if any, or interest on any Note; or

(b)        in respect of a covenant or provision hereof which under the terms of this Facility Agreement cannot be modified or amended without the consent of the Holder of each Note outstanding.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Facility Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.04.                        Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy or of exercising any trust or power conferred under this Agreement.

SECTION 6.05.                        Limitation on Suits. A Holder may not institute any proceedings or pursue any remedy with respect to this Facility Agreement or the Notes unless:

(a)        the Holders of at least 50% in aggregate principal amount of the outstanding Notes shall have agreed in writing to pursue such remedy; and

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(b)        the Holders of a majority in aggregate principal amount of the outstanding Notes do not give a direction that is inconsistent with the request.

The limitations in the foregoing provisions of this Section 6.05, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Facility Agreement to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

SECTION 6.06.                        Unconditional Right of Holders To Receive Payment. Notwithstanding any other provision of this Facility Agreement, the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.07.                        Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Facility Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, any Guarantor and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.08.                        Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 15.6, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.09.                        Delay or Omission not Waiver. No delay or omission of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

SECTION 6.10.                        Record Date. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.03, 6.04 and 6.05. Such record date shall be 30 days prior to the first solicitation of such consent.

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SCHEDULE 6

COVENANTS

ARTICLE FOUR

COVENANTS

SECTION 4.01.                        Payment of Notes. (a) The Company and the Guarantors covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Facility Agreement. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Agent holds, as of 11:00 a.m. London, England time in such account as the Agent shall specify (by not less than five (5) Business Days' notice), in accordance with this Facility Agreement, (i) immediately available funds sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due or (ii) Additional Notes in a principal amount equal to such interest amount (and not principal) and Additional Amounts, if any (in increments of €1). The Additional Notes will be identical to the originally issued Notes, except that interest will begin to accrue from the date they are issued rather than the Utilization Date.

(b)        The Company or the Guarantors shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.                        Corporate Existence. Subject to Article Five, the Parent Guarantor, the Company and each other Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence and the rights (charter and statutory), licenses and franchises of the Parent Guarantor, the Company and each other Restricted Subsidiary; provided that the Parent Guarantor, the Company and each other Restricted Subsidiary shall not be required to preserve any such existence, right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor, the Company and the other Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 4.03.                        Statement as to Compliance. (a) The Parent Guarantor shall deliver to the Holders, (i) within 120 days after the end of each fiscal year, (ii) within 60 days of the end of the first three fiscal quarters of any given fiscal year and (iii) as a condition precedent to the issuance of any Notes, an Officer's Certificate stating that in the course of the performance by the signer of its duties as an officer of the Parent Guarantor, the signer would normally have knowledge of any Default (or, during the Certain Funds Period, any Major Default) and whether or not the signer knows of any Default (or, during the Certain Funds Period, any Major Default) that occurred during such period and, if any, specifying such Default (or Major Default), its status and what action the Parent Guarantor is taking or proposing to take with respect thereto. For purposes of this Section 4.03(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Facility Agreement.

(b)        If the Parent Guarantor or the Company shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Facility Agreement, the Security Documents or the Notes, the Parent Guarantor or the Company, as the case may be, shall immediately deliver to the Holders an Officer's Certificate specifying such event, notice or other action (including any action the Parent Guarantor or the Company are taking or propose to take in respect thereof).

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SECTION 4.04.                        Taxes. The Parent Guarantor will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.05.                        Stay, Extension and Usury Laws. Each of the Parent Guarantor, the other Guarantors (if any), and the Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Facility Agreement; and each of the Parent Guarantor, the other Guarantors (if any), and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.06.                        Limitation on Indebtedness. (a) The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any other Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Leverage Ratio for the Parent Guarantor is less than 5.5 to 1.00.

(b)        Section 4.06(a) will not prohibit the Incurrence of the following Indebtedness ("Permitted Indebtedness"):

(i)         the Incurrence by the Company or any other Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed €250 million minus the amount of any permanent repayments or prepayments of such Indebtedness with the proceeds of Asset Dispositions made in accordance with Section 4.09;

(ii)         (A)      any guarantees by the Parent Guarantor of Indebtedness of the Company or any Guarantor so long as the Incurrence of Indebtedness by the Company or such Guarantor is permitted under the terms of this Facility Agreement;

(B)       any guarantees by the Company or any other Restricted Subsidiary of Indebtedness of any Restricted Subsidiary and guarantees by any Restricted Subsidiary of Indebtedness of the Company so long as the Incurrence of such Indebtedness is permitted under the terms of this Facility Agreement; or

(C)       without limiting the provisions of Section 4.08, Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary so long as the Incurrence is permitted under the terms of this Facility Agreement;

(iii)        Indebtedness of the Parent Guarantor owing to and held by the Company or any other Restricted Subsidiary or Indebtedness of the Company or any other Restricted Subsidiary owing to and held by the Parent Guarantor or any Restricted Subsidiary; provided, however, that:

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(A)

any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent Guarantor, the Company or any other Restricted Subsidiary; and

(B)	any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be;

(iv)        Indebtedness represented by: (A) the Notes (other than (for the avoidance of doubt) Additional Notes) and the Guarantee; (B) the Senior Secured Notes, the Senior Unsecured Notes and the guarantees and security relating thereto; (C) any Indebtedness (other than the Indebtedness described in subsections (b)(i) and (b)(iii) of this Section 4.06) outstanding on the Utilization Date; (D) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection (iv) or subsection (b)(v) of this Section 4.06 or Incurred pursuant to subsection (a) of this Section 4.06; and (E) any Management Advances;

(v)        Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any other Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or any other Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition); provided, however, that at the time of such acquisition or other transaction (Y) the Parent Guarantor would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.06(a) after giving effect to the Incurrence of such Indebtedness pursuant to this subsection (v) or (Z) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such acquisition or other transaction;

(vi)        Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary under Hedging Obligations entered into for bona fide hedging purposes of the Parent Guarantor or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor);

(vii)       Indebtedness represented by Capital Lease Obligations or Purchase Money Obligations of the Company or any other Restricted Subsidiary, and, in each case, any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this subsection (vii) and then outstanding, will not exceed at any time outstanding the greater of €20 million and 2% of Total Assets.

(viii)      Indebtedness of the Parent Guarantor or of the Restricted Subsidiaries Incurred in respect of (A) workers' compensation claims, self-insurance obligations, performance, surety, judgment, appeal, advance payment, customs, VAT or other tax guarantees or other similar bonds instruments or obligations and completion guarantees and warranties or relating to liabilities or obligations Incurred in the ordinary course of business, (B) letters or credit, bankers' acceptances or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (C) the financing of insurance premiums in the ordinary course of business;

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(ix)        Indebtedness of the Company or of any other Restricted Subsidiary arising from agreements of the Company or of any other Restricted Subsidiary providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or any Person or any Capital Stock of a Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and of the other Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the other Restricted Subsidiaries in connection with such disposition;

(x)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xi)        Indebtedness of the Company or of the other Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this subsection (xi) and then outstanding, will not exceed €25 million;

(xii)       Indebtedness of the Company or any other Restricted Subsidiary the proceeds of which are used to finance an acquisition (or is Incurred as a result of the assumption of Indebtedness in the consummation of the acquisition) of a Related Business in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this subsection (xii) and then outstanding, will not exceed €200 million; provided that at the time of such acquisition (A) the Consolidated Leverage Ratio, calculated on a pro forma basis to give effect to such acquisition, would not be greater than it was immediately prior to giving effect to such acquisition but in no event greater than 5.5 to 1.00; and

(xiii)      Indebtedness under daylight borrowing facilities incurred in connection with the Acquisition so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred.

(c)        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.06:

(i)         in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.06, the Parent Guarantor, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such subsections;

(ii)         all Indebtedness Incurred under subsections (b)(i) or (b)(xii) of this section 4.06, as the case may be, shall not be reclassified pursuant to clause (i) of this subsection (d);

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(iii)        guarantees of, or obligations in respect of letters of credit, bankers' acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)        the principal amount of any Disqualified Stock of the Parent Guarantor, the Company or any other Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v)        Subject to subsection (ii) above, Indebtedness permitted by this Section 4.06 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.06 permitting such Indebtedness; and

(vi)        the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.06. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date as described under this Section 4.06, the Parent Guarantor shall be in Default of this Section 4.06).

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility, provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Utilization Date shall be calculated based on the relevant currency exchange rate in effect on the Utilization Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

Notwithstanding any other provision of this Section 4.06, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary may Incur pursuant to this Section 4.06 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

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SECTION 4.07.                        Limitation on Restricted Payments. (a) The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to, directly or indirectly, make a Restricted Payment.

(b)	The preceding provisions shall not prohibit:

(i)         any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by exchange for, Capital Stock or Subordinated Shareholder Funding of the Parent Guarantor (other than in each case Disqualified Stock, Designated Preferred Stock and Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or to a trust established by the Parent Guarantor or any Restricted Subsidiary for the benefit of their employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) or a substantially concurrent cash capital contribution received by the Parent Guarantor from its shareholders;

(ii)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Parent Guarantor or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness of such Person which is permitted to be Incurred pursuant to Section 4.06;

(iii)        dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this Section 4.07;

(iv)        the repurchase, redemption or other acquisition (including in exchange for the cancellation of Indebtedness), or dividends, distributions or loans to a Parent Company for the purpose of funding any such repurchase, redemption or other acquisition, of shares of Capital Stock or Subordinated Obligations of the Parent Guarantor, any of its Subsidiaries or any Parent Company from any future, present or former employees, directors or consultants of the Parent Guarantor, or any such Persons (or permitted transferees of such employees or directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock or Subordinated Obligations; provided, however, that the aggregate amount of such repurchases, redemptions or acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed €5 million in any calendar year;

(v)        repurchases or other acquisitions of Capital Stock deemed to occur upon exercise of stock options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities;

(vi)        cash payments in lieu of the issuance of fractional shares in connection with share dividends, splits, combinations or business combinations or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Guarantor or any Parent Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.07 (as determined in good faith by the Board of Directors);

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(vii)       payments of intercompany Indebtedness, the Incurrence of which was permitted under clause (iii) of paragraph (b) of Section 4.06; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(viii)      payments pursuant to any tax sharing agreement or arrangement among the Parent Guarantor and its Subsidiaries and other Persons with which the Parent Guarantor or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is a part of a group for tax purposes; provided, however, that such payments shall not exceed the amount of tax that the Parent Guarantor and its Subsidiaries would owe on a stand alone basis and the related tax liabilities of the Parent Guarantor and its Subsidiaries are relieved thereby;

(ix)        the declaration and payment of dividends or other distributions by the Parent Guarantor or any of its Restricted Subsidiaries to, or the making of loans to, any Parent Company in amounts and at times required to pay:

(A)

franchise taxes, duties or similar fees and expenses required to maintain the corporate existence of any Parent Company or any Management Equity Subsidiary or which are otherwise attributable to the ownership, business, operations or profits of the Parent Guarantor or any of its Restricted Subsidiaries;

(B)

any income taxes, to the extent such income taxes are attributable to the income of the Parent Guarantor and any of its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C)

customary salary, bonus and other benefits (including insurance and indemnification) payable to or in favor of officers and employees of any Parent Company or any Management Equity Subsidiary to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Guarantor and any of its Restricted Subsidiaries;

(D)

general corporate overhead expenses of any Parent Company or any Management Equity Subsidiary to the extent such expenses are attributable to the ownership or operation of the Parent Guarantor and any of its Restricted Subsidiaries or related to the proper administration of such Parent Company, including (i) fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors, (ii) payments in respect of services provided by directors, officers or employees of any such Parent Company and (iii) costs associated with the maintenance of a head office function of any Parent Company or a successor thereof selected by the Parent Guarantor;

(E)	fees and expenses of any Parent Company incurred in relation to the issuance of the Notes;

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(F)	taxes with respect to income derived from funding made available to the Parent Guarantor and its Subsidiaries or any successor thereof by any Parent Company;
(G)	the Management Fees; and
(H)	the Share Capital Redemption.

(x)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Parent Guarantor or any Restricted Subsidiary upon a Change of Control or an Asset Disposition to the extent required by this Facility Agreement or any agreement or instrument pursuant to which such Subordinated Obligations were issued, but only if the Parent Guarantor:

(A)	in the case of a Change of Control, has first complied with its obligations under Section 4.11; or
(B)	in the case of an Asset Disposition, has first complied with its obligations under Section 4.09;

(xi)        purchases of shares of Capital Stock for contribution to an employee stock ownership plan of the Parent Guarantor or a Parent Company not in excess of €3 million in the aggregate; and

(xii)       the declaration and payment of any dividend or other distribution to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Parent Guarantor after the Utilization Date (or the declaration and payment of any dividends or other distribution by the Parent Guarantor to fund the payment of any such dividend or distribution, if the issuer of such Designated Preferred Stock is a Parent Company) to the extent of the Net Cash Proceeds received by the Parent Guarantor from the issuance of such Designated Preferred Stock (including as a contribution to the capital of the Parent Guarantor or any Restricted Subsidiary other than through the issuance of Disqualified Stock).

(c)        The amount of all Restricted Payments made other than in cash shall be determined in good faith by the Board of Directors.

SECTION 4.08.                        Limitation on Liens. The Parent Guarantor shall not, and shall not permit the Company to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (the "Initial Lien"), other than Permitted Liens, of any kind or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent Guarantor's or the Company's property or assets, whether owned at or acquired after the date of this Facility Agreement, or any income, profits or proceeds therefrom, securing any Indebtedness, unless the Notes and the Guarantee are secured on an equal and rateable or prior basis with the obligations so secured until such time as such obligations are no longer secured by such Lien.

Any Lien created for the benefit of the Holders pursuant to this Section 4.08 may provide by its terms that (a) such Lien shall be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien, (ii) upon the sale or other disposition of the assets subject to such Initial Lien (or the sale or other disposition of the Person that owns such assets) in compliance with the terms of this Facility Agreement, (iii) with respect to any Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Guarantee of such Guarantor in accordance with the terms of this Facility Agreement or (iv) upon the designation of the Restricted Subsidiary whose property or assets secure such Initial Lien as an Unrestricted Subsidiary in accordance with the terms of this Facility Agreement and (b) the Person in favour of whom such Lien was create d may exclusively control the disposition of property subject to such Lien.

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SECTION 4.09.                        Limitation on Sales of Assets and Subsidiary Stock. (a) The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to, consummate any Asset Disposition unless:

(i)         the consideration the Parent Guarantor or such Restricted Subsidiary receives (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) for such Asset Disposition is not less than the Fair Market Value of the assets sold (as determined by the Board of Directors); and

(ii)         at least 80% of the consideration the Parent Guarantor or the relevant Restricted Subsidiary receives in respect of such Asset Disposition consists of cash.

For the purpose of this covenant, the following are deemed to be cash:

(i)	cash or Temporary Cash Investments;

(ii)         the assumption or discharge of Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries (other than Indebtedness (A) between and among the Parent Guarantor and its Restricted Subsidiaries, (B) owed to an Affiliate of the Parent Guarantor or (C) that is subordinated to the Notes or any Guarantee) and the release of the Parent Guarantor or any of its Restricted Subsidiaries from all liability on such Indebtedness in connection with such Asset Disposition;

(iii)        Indebtedness (other than Indebtedness (A) between and among the Parent Guarantor and its Restricted Subsidiaries, (B) owed to an Affiliate of the Parent Guarantor or (C) that is subordinated to the Notes or any Guarantee) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition to the extent that the Parent Guarantor and its Restricted Subsidiaries, following such Asset Disposition, are released from any Guarantee of such Indebtedness in connection with such Asset Disposition;

(iv)        consideration consisting of Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary that is either repaid in full or cancelled in connection with such Asset Disposition;

(v)        securities or other obligations received by the Parent Guarantor or any of its Restricted Subsidiaries from the transferee that can be converted by the Parent Guarantor or such Restricted Subsidiary into cash or Temporary Cash Investments within 90 days of receipt thereof, to the extent of the cash or Temporary Cash Investments actually received in that conversion; and

(vi)        all or substantially all of the assets of, or Capital Stock of, a Person received as consideration in an Asset Disposition if, after giving effect to any such receipt of Capital Stock, the Person is or becomes a Restricted Subsidiary.

(b)        Within 90 days after the receipt of any Net Cash Proceeds from an Asset Disposition, the Parent Guarantor or such Restricted Subsidiary may use such Net Cash Proceeds to make an investment in or expenditure for Additional Assets or to repay Indebtedness of any Restricted Subsidiary.

Any Net Cash Proceeds from Asset Dispositions that are not applied or invested as provided in the preceding paragraph shall be deemed to constitute "Excess Proceeds."

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(c)        When the aggregate amount of Excess Proceeds exceeds €5 million, the Parent Guarantor or the Company shall, within 15 Business Days, prepay on a pro rata basis to each Holder's holdings thereof an aggregate principal amount of Notes (in a principal amount equal to 100% of such Excess Proceeds) at a purchase price in cash in an amount equal to 100% of the principal amount thereof.

(d)        The Parent Guarantor or the Company shall purchase the Notes in whole or in part in integral multiples of €1,000.

(e)        All prepayments under this Section 4.09 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(f)         Pending the final application of any Net Cash Proceeds pursuant to this Section 4.09, the Parent Guarantor or applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Debt Outstanding under a revolving credit facility or otherwise invest such Net Proceeds in Temporary Cash Investments.

SECTION 4.10.                        Limitation on Affiliate Transactions. The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to enter into or permit to exist any transaction (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Parent Guarantor or any of the Restricted Subsidiaries (an "Affiliate Transaction") unless:

(a)        such Affiliate Transaction is on terms that are no less favorable, taken as a whole, to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could reasonably have been expected to be obtained at the time in a comparable arm's-length transaction with a Person that is not an Affiliate;

(b)        if such Affiliate Transaction involves an amount in excess of €10 million, a majority of the members of the Board of Directors of the Parent Guarantor who are disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (a) are satisfied and have approved the relevant Affiliate Transaction; and

(c)        if such Affiliate Transaction involves an amount in excess of €20 million, the Board of Directors shall also have received a written opinion from an Independent Financial Advisor to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Parent Guarantor and its Restricted Subsidiaries or is not less favourable to the Parent Guarantor and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

Notwithstanding the foregoing, the restrictions set forth above in this Section 4.10 will not apply to:

(i)         any Restricted Payment or Permitted Investment permitted by Section 4.07;

(ii)         transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Facility Agreement, and which are fair to the Parent Guarantor and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent Guarantor or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

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(iii)        any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent Guarantor or any Parent Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors, in each case in the ordinary course of business;

(iv)        Management Advances and loans (and the cancellation of loans) or advances, or guarantees of third party loans, to employees, officers or directors of the Parent Guarantor or any Parent Company or any Restricted Subsidiary approved by the Board of Directors;

(v)        the payment of reasonable fees to directors of the Parent Guarantor or any Parent Company and any Restricted Subsidiary who are employees of the Parent Guarantor or any Restricted Subsidiary;

(vi)        loans and advances to the Parent Guarantor's or any Restricted Subsidiary's officers, directors and employees for travel, entertainment, moving and other relocation expenses;

(vii)       agreements and arrangements existing on the date of this Facility Agreement and any amendment or modification thereto, provided that any such amendment or modification is not more disadvantageous to the Holders in any material respect than the original agreement or arrangement as in effect on the date of this Facility Agreement;

(viii)      any payments or other transactions pursuant to a tax sharing agreement between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or a Restricted Subsidiary files a consolidated tax return or with which the Parent Guarantor or a Restricted Subsidiary is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation provided, however, that any such tax sharing or arrangement and payment does not permit or require payments in excess of the amounts of tax that would be payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis;

(ix)	payment of Management Fees;

(x)        the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(xi)	the issuance of any Subordinated Shareholder Funding;

(xii)       any transaction with a Restricted Subsidiary or joint venture or similar entity (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Parent Guarantor or a Restricted Subsidiary owns an equity interest in, can designate one or more board members of, or otherwise controls such Restricted Subsidiary, joint venture or similar entity; and

(xiii)      transactions between or among the Parent Guarantor and its Restricted Subsidiaries or among Restricted Subsidiaries.

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SECTION 4.11.                        Purchase of Notes upon Change of Control. (a) If a Change of Control occurs at any time, then the Parent Guarantor or the Company shall repurchase the Notes at a purchase price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date").

(b)        No later than 10 business days prior to any Change of Control, the Company or the Parent Guarantor shall send notice of the Change of Control by first-class mail to each Holder to the address of such Holder appearing in the Security Register, which notice shall state:

(i)	that a Change of Control is expected to occur; and

(ii)         the Change of Control Purchase Date, which shall be a Business Day no earlier than 10 business days nor later than 60 days from the date such notice is mailed.

(c)        If the terms of the Super-Priority Subscription Agreement Documents, the Senior Secured Notes or the Senior Unsecured Notes prohibit the Company from making distributions to finance the purchase of the Notes pursuant to this Section 4.11, within 30 days following any Change of Control we agree to:

(i)         repay in full all Indebtedness outstanding under the Super-Priority Subscription Agreement Documents, the Senior Secured Notes and the Senior Unsecured Notes or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender that accepts such offer; or

(ii)         obtain the requisite consent under the Senior Secured Facility Agreement, the Senior Secured Notes and the Senior Unsecured Notes to permit the purchase of Notes as described above.

(d)        On the Change of Control Purchase Date, the Parent Guarantor or the Company shall deposit with the Agent an amount in euros in immediately available funds equal to the outstanding aggregate principal amount of all Notes plus accrued and unpaid interest.

(e)        The Company and the Parent Guarantor shall comply with the applicable securities laws and regulations in connection with a purchase of Notes upon a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Facility Agreement, the Company and the Parent Guarantor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Facility Agreement by virtue of such conflict.

SECTION 4.12.                        Additional Amounts. (a) All payments that the Company makes under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantee shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, "Taxes") imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor is incorporated, organized, otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision thereof (each, a "Relevant Taxing Jurisdiction"), unless the Company or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Company or a Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Company or the Guarantor, as the case may be, shall pay additional amounts ("Additional Amounts") as may be necessary to ensure that the net amount received by each Holder

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(including Additional Amounts) after such withholding or deduction will be not less than the amount the Holder would have received if such Taxes had not been required to be withheld or deducted.

(b)        Notwithstanding the foregoing, none of the Company or the Guarantors shall pay any Additional Amounts to a Holder or beneficial owner of any Note to the extent that the Taxes are imposed or levied:

(i)         by a Relevant Taxing Jurisdiction by reason of the Holder's or beneficial owner's present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under any Notes or this Facility Agreement); or

(ii)         by reason of the failure of the Holder or beneficial owner of Notes, following the Company's written request addressed to the Holder to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)        Notwithstanding the provisions of paragraph (a) of this Section 4.12, the Company's and the Guarantors' obligations to pay Additional Amounts in respect of Taxes shall not apply with respect to:

(i)         any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(ii)         any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

(iii)        any Tax imposed on or with respect to any payment by the Company or a Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(iv)        any Tax that is imposed on or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or Holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(v)        any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26–27 November 2000 on the taxation of savings income; or

(vi)        any Tax that is imposed or levied on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another Agent in a member state of the European Union.

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(d)        In addition, Additional Amounts shall not be payable with respect to any Taxes that are imposed in respect of any combination of the above items.

The Company and the Guarantors shall also make such withholding or deduction of Taxes required by applicable law and remit the full amount of Taxes so deducted or withheld to the relevant taxing authority in accordance with all applicable laws.

(e)        At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any guarantee is due and payable, if the Company or any Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or any guarantee is due and payable, in which case it will be promptly thereafter), the Company or such Guarantor shall deliver to the Collateral Agent and Agent an Officer's Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable such Collateral Agent and Agent to pay such Additional Amounts to the Holders on the payment date. The Company shall promptly publish a notice in accordance with Section 16 stating that such Additional Amounts will be payable and describing its obligations to pay such amounts.

Upon written request, the Company or the Guarantors shall furnish to a Holder copies of tax receipts evidencing the payment of any Taxes by the Company or the Guarantors in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Company or the Guarantors. If notwithstanding the efforts of the Company or the Guarantors to obtain such receipts, the same are not obtainable, the Company or the Guarantors shall provide such Holder with other evidence reasonably satisfactory to the Holder of such payments by the Company or the Guarantors.

In addition, the Company or any Guarantor, as the case may be, shall pay (i) any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue or delivery of the Notes, this Facility Agreement or the Security Documents or any other document or instrument referred to thereunder and (ii) any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, this Facility Agreement or the Security Documents or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

(f)         The foregoing provisions shall survive any termination, defeasance or discharge of this Facility Agreement and shall apply mutatis mutandis to any jurisdiction in which any successor company is organized or resident for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

(g)        Whenever this Facility Agreement refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference shall be deemed to include mention of the payment of Additional Amounts to the extent that in such context Additional Amounts are, were or would be payable in respect thereof pursuant to this Section 4.12.

SECTION 4.13.                        Limitation on Sale and Leaseback Transactions. The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property or assets unless:

(a)        on the date of such Sale/Leaseback Transaction and after giving pro forma effect thereto for the four quarters immediately preceding such Sale/Leaseback Transaction (including for the avoidance of doubt the use of the proceeds of the sale (including, if applicable, to reduce debt or reinvest in Additional Assets), the Consolidated Leverage Ratio for the Parent Guarantor would be less than 5.5 to 1.00;

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(b)        the gross proceeds received by the Parent Guarantor or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(c)        the Parent Guarantor or such Restricted Subsidiary applies the proceeds of such transaction in compliance with Section 4.09.

SECTION 4.14.                        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Parent Guarantor shall not permit any of its Restricted Subsidiaries to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Parent Guarantor or the Company (other than the Notes) unless:

(i)

(A)         such Restricted Subsidiary simultaneously executes and delivers a supplemental agreement to this Facility Agreement providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on the same terms as the guarantee of such Indebtedness; and

(B)

with respect to any guarantee of Subordinated Indebtedness by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; and

(ii)         such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Guarantor, the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

This paragraph (a) shall not be applicable to any guarantees of any Restricted Subsidiary:

(A)	that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or
(B)

given to a bank or trust company organized in any member state of the European Union as of the date of this Facility Agreement or any commercial banking institution that is a member of the U.S. Federal Reserve System, (or any branch, subsidiary or Affiliate thereof) in each case having combined capital and surplus and undivided profits of not less than €200 million, whose indebtedness has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody's, in connection with the operation of cash management programs established for its benefit or that of any Restricted Subsidiary.

(b)        Notwithstanding any of the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) may provide by its terms that it will be automatically and unconditionally released and discharged upon:

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(i)         any sale, exchange or transfer, to any Person who is not the Parent Guarantor's Affiliate, of all of the Capital Stock owned by the Parent Guarantor and its other Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is in compliance with the terms of this Facility Agreement); or

(ii)         the release by the holders of the Company's or the Parent Guarantor's Indebtedness described in paragraph (a) above, of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee), at a time when:

(A)	no other Indebtedness of the Company or the Parent Guarantor has been guaranteed by such Restricted Subsidiary; or
(B)

the holders of all such other Indebtedness that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee).

SECTION 4.15.                        Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i)         pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any Restricted Subsidiary;

(ii)         pay any Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary;

(iii)        make loans or advances to the Parent Guarantor or any Restricted Subsidiary; or

(iv)        transfer any of its properties or assets to the Parent Guarantor or any Restricted Subsidiary; provided, that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or ordinary shares and (y) the subordination of (including the application of any payment blockage, standstill or turnover requirements) loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any such Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)        The provisions of Section 4.15(a) above shall not prohibit encumbrances or restrictions existing under, by reason of or with respect to:

(i)         applicable law, rule, regulation, order or governmental license, permit or concession;

(ii)	an agreement in effect at or entered into on the Utilization Date;

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(iii)        an agreement or instrument (a "Refinancing Agreement") effecting a Refinancing of Indebtedness or Disqualified Stock incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument or obligation in effect or entered into on the Utilization Date (an "Initial Agreement") or contained in any amendment, supplement or other modifications to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement relates (as determined in good faith by the Parent Guarantor);

(iv)        a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Parent Guarantor (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent Guarantor) and outstanding on such date;

(v)        any agreement or instrument (A) relating to any Indebtedness or Disqualified Stock permitted to be Incurred subsequent to the Utilization Date pursuant to the provisions of Section 4.06 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Super-Priority Subscription Agreement Documents (as determined in good faith by the Parent Guarantor) or (ii) if the encumbrances and restrictions, taken as a whole, are not more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Parent Guarantor) and either (x) the Parent Guarantor determines that such encumbrance or restriction will not adversely affect the Parent Guarantor's ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness; (B) constituting an intercreditor agreement on terms substantially equivalent to the Intercreditor Agreement; or (C) relating to any loan or advance by the Parent Guarantor to a Restricted Subsidiary subsequent to the Utilization Date, provided that with respect to clause (C) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Senior Credit Agreement and the Intercreditor Agreement (as in effect on the Utilization Date);

(vi)        a Restricted Subsidiary pursuant to an agreement (x) entered into for the sale or other disposition of Capital Stock or assets of such Restricted Subsidiary (including by way of merger or consolidation) pending the closing of such sale or disposition or (y) relating to the distribution or disposition of assets in a joint venture;

(vii)       any encumbrance or restriction (x) on cash or other deposits or net worth imposed by customers or suppliers or (y) permitted under Section 4.08;

(viii)      customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder or the subletting of such property;

(ix)        any escrow agreement, pledge of proceeds of Asset Dispositions, security agreement or mortgage securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such escrow agreement, pledge of proceeds of Asset Dispositions, security agreements or mortgages;

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(x)        any agreement relating to Purchase Money Indebtedness for property acquired and Capital Lease Obligations of a type described in subsection (a)(iv) above that impose restrictions on the property so acquired; and

(xi)	pursuant to Hedging Obligations.

SECTION 4.16.                        Limitation on Activities. (a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Related Businesses.

(b)        The Company will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Notes, the incurrence of Indebtedness represented by the Notes, or other Indebtedness permitted by the terms of this Facility Agreement and distributing, lending or otherwise advancing, whether directly or through an intermediary bank or institution, funds to the Parent Guarantor or any Restricted Subsidiary, (ii) undertaken with the purpose of fulfilling any other obligations under the Notes or this Facility Agreement; and (iii) other activities required to consummate the Acquisition or any of the steps set forth in the Structure Memorandum and activities not specifically enumerated above that are de minimis in nature. The Company shall not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom to secure Indebtedness, except for Liens to secure the Notes, or other Indebtedness permitted to be Incurred under this Facility Agreement to the extent Liens securing such Indebtedness are permitted to be Incurred under this Facility Agreement. The Company shall at all times remain a wholly owned Restricted Subsidiary. The Company shall not merge, consolidate, amalgamate or otherwise combine with or into another Person or sell, transfer, lease or otherwise dispose of any material property or assets to any Person.

For so long as any Notes are outstanding, the Company will not (i) change the Stated Maturity of the principal of, or any installment of interest on, the Intercompany Note Proceeds Bond; (ii) reduce the rate of interest on the Intercompany Note Proceeds Bond; (iii) change the currency for payment of any amount under the Intercompany Note Proceeds Bond; (iv) prepay or otherwise reduce or permit the prepayment or reduction of the Intercompany Note Proceeds Bond (save to facilitate a corresponding payment of principal on the Notes); (v) assign or novate the Intercompany Note Proceeds Bond; or (vi) amend, modify or alter the Intercompany Note Proceeds Bond. Notwithstanding the foregoing, the Intercompany Note Proceeds Bond may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Notes.

For so long as any Notes are outstanding, none of the Parent Guarantor nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Company.

For so long as any Notes are outstanding, the Company shall not take any action at any meeting in respect of the Intercompany Note Proceeds Bond issued by Troy I which may be adverse to the interests of the Holders of the Notes.

SECTION 4.17.	[RESERVED]

SECTION 4.18.                         Reports to Holders. So long as any Notes are outstanding, the Parent Guarantor shall furnish to the Holders:

(a)        within 120 days after the end of the Parent Guarantor's fiscal year, annual reports containing the following information with a level of detail that is substantially comparable to the Target's Form 20-F: (a) audited consolidated balance sheet of the Parent Guarantor as of the end of the most recent fiscal year and audited consolidated income statements and statements of cash flow of the Parent Guarantor for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement and balance sheet information, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year, unless pro forma information has been provided i n a previous report pursuant to paragraph (b)(ii) below (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case, the Parent Guarantor will provide, in the case of a material acquisition, acquired company financial statements); (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources, and a discussion a material commitments and contingencies and critical accounting policies; (d) a description of the business, management and shareholders of the Parent Guarantor, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) material risk factors and material recent developments;

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(b)        within 60 days following the end of the fiscal quarter in each fiscal quarter in each fiscal year of the Parent Guarantor, quarterly reports containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure or such lesser financial information that would be required in a report on Form 10-Q; (ii) pro forma income statement and balance sheet information, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter, provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case, the Parent Guarantor will provide, in the case of a material acquisition, acquired company financials or such lesser financial information that would be required in a report on Form 10-Q; (iii) an operating and financial review of the unaudited financial statements, including a discussion of material commitments and contingencies and changes in critical accounting policies; and (iv) material recent developments and any material changes to the risk factors disclosed in the most recent annual report; and

(c)        promptly after the occurrence of a material acquisition, disposition, restructuring or change in accountants or any other material event that the Parent Guarantor or the Company announces publicly, a report containing a description of such event;

provided, however, that the reports set forth in clauses (a), (b) and (c) above shall not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles, (ii) include separate financial statements for any Subsidiary of the Parent Guarantor or certifications or exhibits required to be filed with reports filed with the SEC.

At any time that any of the Parent Guarantor's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the review of the financial conditions and results of operations of the Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor.

All financial statement information required under this covenant (a) shall be prepared on a consistent basis in accordance with generally accepted accounting principles as in effect from time to time in the United States (or such other jurisdiction as may be selected in good faith by the Parent Guarantor from time to time) and (b) from and after such time as such principles vary from GAAP in a material manner, shall be accompanied by a reconciliation to GAAP.

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In addition, the Company and each Guarantor will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

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ARTICLE FIVE

CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 5.10.                        Consolidation, Merger and Sale of Assets. (a) The Parent Guarantor shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any Person unless:

(i)         the resulting surviving or transferee Person (the "Successor Company") shall be a corporation duly incorporated and validly existing under the laws of any member state of the European Union on January 1, 2004, the United States of America, any State thereof, or the District of Columbia and the Successor Company (if not the Parent Guarantor) shall expressly assume, by a supplemental agreement, all the obligations of the Parent Guarantor under the Notes and this Facility Agreement;

(ii)         immediately after giving pro forma effect to such transaction or series of transactions (and treating any obligation of the Parent Guarantor or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Parent Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)        immediately after giving pro forma effect to such transaction or series of transactions either (A) the Consolidated Leverage Ratio is no greater than 5.5 to 1 or (B) the Consolidated Leverage Ratio shall not be greater than it was immediately prior to such transaction or series of transactions;

(iv)        any Guarantor, unless it is the other party to the transactions described above, shall have by supplemental agreement confirmed that its Guarantee will apply to such Person's obligations under this Facility Agreement and the Notes unless such Guarantee shall be released in connection with the transaction and otherwise in compliance with this Facility Agreement; and

(v)        the Parent Guarantor or the Successor Company shall have delivered to the Holders, an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement, comply with the requirements of this Facility Agreement; provided that in giving an Opinion of Counsel, counsel may rely on an Officer's Certificate as to matters of fact.

(b)        The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any Person unless:

(i)         the resulting surviving or transferee Person shall be a corporation duly incorporated and validly existing under the laws of any member state of the European Union on January 1, 2004, the United States of America, any State thereof, or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental agreement, all the obligations of the Company under the Notes and this Facility Agreement;

(ii)         immediately after giving pro forma effect to such transaction or series of transactions (and treating any obligation of the Company or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

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(iii)        immediately after giving pro forma effect to such transaction or series of transactions either (A) the Consolidated Leverage Ratio is no greater than 5.5 to 1.0 or (B) the Consolidated Leverage Ratio shall not be greater than it was immediately prior to such transaction or series of transactions;

(iv)        any Guarantor, unless it is the other party to the transactions described above, shall have by supplemental agreement confirmed that its Guarantee will apply to such Person's obligations under this Facility Agreement and the Notes unless such Guarantee shall be released in connection with the transaction and otherwise in compliance with this Facility Agreement; and

(v)        the Company or the Successor Company shall have delivered to the Holders, an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement, comply with the requirements of this Facility Agreement; provided that in giving an Opinion of Counsel, counsel may rely on an Officer's Certificate as to matters of fact.

(c)        The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the relevant obligor under this Facility Agreement, but, in the case of a lease of all or substantially all of the Parent Guarantor's assets, the Parent Guarantor, the Company and each Guarantor shall not be released from the obligation to pay the principal of and interest, and Additional Amounts, if any, on the Notes.

SECTION 5.02.                        Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Parent Guarantor in accordance with Section 5.01 of this Facility Agreement, any Successor Company formed by such consolidation or into which the Parent Guarantor is merged or to which such sale, conveyance, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Facility Agreement with the same effect as if such Successor Company had been named as the Parent Guarantor herein; provided that the Parent Guarantor shall not be released from its obligation under this Facility Agreement to pay the principal of, premium, if any, or interest and Additional Amounts, if any, on the Notes in the case of a lease of all or substantially all of its property and assets.

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SCHEDULE 7

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles.

(a)        The Guarantees and Security to be provided will be given in accordance with certain agreed security principles (the "Agreed Security Principles"). This Schedule 7 addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to the Bridge Facilities.

(b)        The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and/or security from all members of the Parent Group in every jurisdiction in which members of the Parent Group are located. In particular:

(i)         general statutory limitations, financial assistance, corporate benefit or interest, fraudulent preference, retention of title claims and similar principles may limit the ability of a member of the Parent Group to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise (it is agreed however that (1) the guarantees and security provided by Troy II, Troy III, Troy IV, Troy V and Troy GAC and the Surviving Entity will not contain any limitations and (2) the Guarantees and Security provided by the Target will be limited to amounts owing by it to Troy V and the Lenders (under the Domestic Facility and the Ancillary Facilities) (as defined in the Super-Priority Subscription Agreement) and Notes issued by Troy V for the purpose of funding purchases by Troy V of certain corporate bonds from the Target);

(ii)         a factor in determining whether or not security shall be taken is the applicable cost which shall not be disproportionate to the benefit to the purchasers, holders or lenders under any Financing (or other beneficiary of the security) of obtaining such security;

(iii)        any assets subject to third party arrangements (including shareholder agreements or joint venture agreements) which prevent those assets from being charged will be excluded from any relevant security document; provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Parent Group if the relevant asset is material;

(iv)        members of the Parent Group will not be required to give guarantees or enter into security documents if:

(1)        it is not within the legal capacity of the relevant members of the Parent Group to do so (and if the legal capacity cannot be changed to enable such guarantees and security to be given);

(2)        to do so would contravene any applicable legal prohibition; or

(3)        if the same would conflict with the fiduciary duties of the directors of the relevant Parent Group member and the same would be reasonably likely to result in a risk of personal or criminal liability on the part of any such director; provided that the relevant member of the Parent Group shall use reasonable endeavours to overcome any such obstacle; and

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(v)        the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if:

(1)        it would have a material adverse effect on the ability of the relevant obligor to conduct its operations and business in the ordinary course as otherwise permitted by the and of the documents relating to the Financing; or

(2)        it would have a material adverse effect on the tax arrangements of the Parent Group or any member of the Parent Group;

provided, in each case, that the relevant member of the Parent Group shall use reasonable endeavours to overcome any such obstacle.

2.	Guarantors and Security.

(a)        Each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Companys, borrowers and the guarantors under any Financing, under the documents relating to the Financing in accordance with, and subject to, the requirements of the Agreed Security Principles.

(b)        Where an Company, borrower or guarantor under any Financing pledges shares, the relevant security document will (subject to agreed exceptions) be governed by the law of the company whose shares are being pledged and not by the law of the country of the pledgor.

3.	Terms of Security Documents.

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)        security will not be enforceable until an acceleration of the relevant Bridge Facility or the Super-Priority Subscription Agreement following the occurrence of an Event of Default which is continuing;

(b)        notification of pledges over bank accounts will be given to the bank holding the account; provided that this is not inconsistent with the Parent Group retaining control over the balance and operation of the account;

(c)        notification of receivables security to debtors which are not members of the Parent Group will only be given if an Event of Default has occurred and notice of such Event of Default and of intention to enforce has been given by the agent under the relevant Bridge Facility or the Super-Priority Subscription Agreement;

(d)        notification of any security interest over insurance policies will be served on any insurer of the Group assets (other than in respect of any run-off insurance policy maintained by the Seller);

(e)        the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, representations shall not be included and undertakings (such as in respect of insurance, information or the payment of costs) shall be strictly limited to those necessary for the creation or perfection of the security and shall not be included to the extent the subject matter thereof is the same as a corresponding undertaking in any of the Financings;

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(f)         in respect of the share pledges, until an Event of Default has occurred and notice of acceleration has been given, the pledgor should be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Agreement with the proceeds to be available to the Parent Guarantor and its Subsidiaries; and

(g)        the lenders, holders and purchasers under the relevant Bridge Facility or the Super-Priority Subscription Agreement should only be able to exercise any power of attorney granted to them under the security documents following an Event of Default in respect of which notice of enforcement has been given by the agent under such Bridge Facility or the Super-Priority Subscription Agreement or in the event of failure to comply with a further assurance or perfection obligation or in order to remedy a breach of covenant by the relevant Company, borrower or guarantor under the relevant Bridge Facility or the Super-Priority Subscription Agreement in the relevant security document.

For the avoidance of doubt the Agreed Security Principles are not intended to override the specific guarantee and security structure as proposed in the Bridge Facilities, the Super-Priority Subscription Agreement and the Structure Memorandum and the Security Memorandum.

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SCHEDULE 8

[RESERVED]

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SCHEDULE 9

AGENCY PROVISIONS

1.	Appointment of the Agent.

(a)        Each Lender and each Holder appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)        Each other Lender and each Holder authorizes the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

2.	Duties of the Agent.

(a)        The Agent shall promptly forward to a party to this Facility Agreement the original or a copy of any document which is delivered to the Agent for such party by any other party.

(b)        Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any Party to this Facility Agreement.

(c)        If the Agent receives notice from a party to this Facility Agreement referring hereto, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lender and the Holders.

(d)        If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to any Lender or Holder under this Agreement it shall promptly notify such Lender or Holder.

(e)        The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

3.	No Fiduciary Duties.

(a)        Except as specifically provided for in a Finance Document, nothing in the Finance Documents constitutes the Agent as a trustee or fiduciary of any other person.

(b)        The Agent shall not be bound to account to any Party or any other person for any sum or the profit element of any sum received by it for its own account.

4.	Business with the Group.

(a)        The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Parent Guarantor or any of its Subsidiaries.

(b)        If it is also a Lender or a Holder, the Agent has the same rights and powers under the Finance Documents as any other Lender or Holder and may exercise those rights and powers as though it were not an Agent.

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5.	Rights and discretions of the Agent.
	(a)	The Agent may rely on:

(i)         any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)         any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)        The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders and the Holders) that:

(i)         no Default has occurred (unless it has actual knowledge of a Default arising under Section 6.01(a)(i) of Schedule 5 (Events of Default));

(ii)         any right, power, authority or discretion vested in any party to this Facility Agreement or the Required Holders has not been exercised; and

(iii)        any notice or request made by the Parent Guarantor is made on behalf of and with the consent and knowledge of the Company and the Guarantors.

(c)	The Agent may:

(i)         engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts; and

(ii)         agree with the Auditors and the providers of any report or professional advice to any Lender or Holder the terms on which the benefit of such advice is obtained and conferred on the Lenders and the Holders and bind the Lenders and the Holders to such terms and conditions.

(d)        The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)        The Agent may disclose to any other party to this Facility Agreement or any Holder any information it reasonably believes it has received as agent under the Finance Documents.

(f)         The Agent may execute on behalf of the Lenders and the Holders any document expressed by any Finance Document to be executed by the Agent on their behalf.

(g)        Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

6.	Required Holders' Instructions.

(a)        Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Required Holders (or, if so instructed by the Required Holders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Required Holders.

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(b)        Unless a contrary indication appears in a Finance Document, any instructions given by the Required Holders will be binding on all the Lenders and the Holders.

(c)        The Agent may refrain from acting in accordance with the instructions of the Required Holders (or, if appropriate, the Holders or Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)        In the absence of instructions from the Required Holders, (or, if appropriate, the Holders or Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Holders or Lenders, as the case may be.

(e)        The Agent is not authorized to act on behalf of a Holder or a Lender (without first obtaining such Holder's or Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

7.	Responsibility for Documentation.

The Agent is not:

(a)        responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, Parent Guarantor or any of its Subsidiaries or any other person given in or in connection with any Finance Document or any information or syndication memorandum used in connection with syndicating the Facility; or

(b)        responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

8.	Exclusion of liability.

(a)        The Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its bad faith, gross negligence or willful misconduct.

(b)        Subject to paragraph (a) above, no party to this Facility Agreement (other than the Agent) and no Holder may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Section 8.

(c)        The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

(d)        Nothing in this Agreement shall oblige the Agent to carry out any "know your client" or other checks in relation to the identity of any person on behalf of any Lender or Holder and each Lender and Holder confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

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9.	Lenders' Indemnity to the Agent.

Each Lender shall (in proportion to its share of the aggregate Commitments or, if the aggregate Commitments are then zero, to its share of the aggregate Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's bad faith, gross negligence or willful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Company or the Guarantors pursuant to a Finance Document).

10.	Resignation of the Agent.

(a)        The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Lenders, Holders and the Parent Guarantor.

(b)        Alternatively the Agent may resign by giving notice to the Lenders, Holders and the Parent Guarantor, in which case the Required Holders (after consultation with the Parent Guarantor) may appoint a successor Agent.

(c)        If the Required Holders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent Guarantor) may appoint a successor Agent.

(d)        The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)        The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)         Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Section 1. Its successor and each of the other parties to this Facility Agreement and the Holders shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party to this Facility Agreement.

(g)        After consultation with the Parent Guarantor, the Required Holders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

11.	Confidentiality.

(a)        In acting as agent for the Lenders and the Holders, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)        If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

12.	Relationship with the Lenders and the Holders.

The Agent may treat each Lender or Holder as a Lender or Holder, as the case may be, entitled to payments under this Facility Agreement, in the case of a Lender, at the address listed

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below its name on Schedule I hereto and, in the case of a Holder that is not a Lender, at the address notified to the Agent, unless it has received not less than five Business Days' prior notice from that Lender or Holder to the contrary in accordance with the terms of this Facility Agreement.

13.	Credit Appraisal by the Lenders and Holders.

Without affecting the responsibility of any of the Company or any Guarantor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Holder confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)        the financial condition, status and nature of the Parent Guarantor and each of its Subsidiaries;

(b)        the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)        whether that Lender has recourse, and the nature and extent of that recourse, against any party to this Facility Agreement or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)        the adequacy, accuracy and/or completeness of the any information provided by the Agent, any party to this Facility Agreement or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

14.	Deduction from Amounts Payable by the Agent.

If any party to this Facility Agreement or any Holder owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to such party, deduct an amount not exceeding that amount from any payment to such party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents such party shall be regarded as having received any amount so deducted.

15.	Indemnity to the Agents.

(a)        The Company and the Guarantors, jointly and severally, shall promptly indemnify the Agent and the Collateral Agent against any cost, loss or liability incurred by them (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)         acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

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16.	Fees and Expenses.

The Parent Guarantor and the Company shall pay the fees and expenses of the Agent incurred in connection with its acting as agent under this facility agreement as set forth in the Agent Fee Letter.

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SCHEDULE 10

MANDATORY COST RATE

1.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall determine:
	(a)	for each Holder the percentage rate per annum for such Interest Period which is the applicable "Additional Costs Rate" (as calculated in paragraph 2 or 3 below); and
(b)

the "Mandatory Costs Rate" for such period, which shall be the rate per annum which is the weighted average of the Holders and the Lenders Additional Costs Rates (weighted in proportion to the percentage participation of each Holder in the Utilisation to which such Interest Period relates).

2.

The Additional Costs Rate for a Holder subscribing from a lending office in a member state of the European Communities that adopts or has adopted the euro as its lawful currency shall be the percentage certified by such Holder to the Agent as being its reasonable determination of the cost (expressed as a percentage of such Holder's participation in all Utilisations made from such lending office) to such Holder of complying with the minimum reserve requirements of the European Central Bank in respect of Utilisations made from that lending office.

3.	The Additional Costs Rate for a Lender or Holder subscribing from a lending office for purposes of this Facility Agreement in the United Kingdom shall be calculated as follows:
	E x 0.01	per cent. per annum
300

where:

E

is designed to compensate Holders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 5 below and expressed in pounds per £1,000,000.

4.

For the purposes of this Schedule, "Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

5.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

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6.	For the purposes of paragraph 5 of this Schedule:
(a)

"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

	(b)	"Tariff Base" has the meaning given to it, and is calculated in accordance with, the Fees Rules.
7.

Each Holder shall supply any information required by the Agent for the purposes of calculating the Additional Costs Rate, including the following information which such Lender or Holder shall provide to the Agent on or before the date on which it becomes a Lender or Holder:

	(a)	the jurisdiction of its lending office for purposes of this Facility Agreement; and
	(b)	any other information that the Agent may reasonably require for such purpose,

and shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph 7.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 5 and 7 above.
9.

The Agent shall have no liability to any person if any determination by it of an Additional Costs Rate and/or a Mandatory Costs Rate over or under compensates a Holder and shall be entitled to assume that the information provided by any Holder or Reference Bank pursuant to paragraphs 2, 5 and 7 above is true and correct in all respects.

10.

The Agent shall distribute amounts received by it in respect of an Interest Period and attributable to the Mandatory Costs Rate to the Holders on the basis of the Additional Costs Rate for each such Interest Period and each Holder determined by the Agent pursuant to the provisions of this Schedule.

11.

Any determination by the Agent pursuant to this Schedule in relation to a formula, an Additional Cost Rate or a Mandatory Costs Rate or any amount payable to a Holder shall, in the absence of manifest error, be conclusive and binding on all the parties to this Facility Agreement.

12.

The Agent may from time to time, after consultation with the Parent Guarantor and the Holders, specify any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Facility Agreement.

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EXHIBIT A

FORM OF GLOBAL NOTE

THIS GLOBAL NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS GLOBAL NOTE IS SUBJECT TO ADDITIONAL TERMS AND CONDITIONS AS SET FORTH IN THE PIK FACILITY AGREEMENT DATED AS OF APRIL 3, 2005, AS AMENDED AND RESTATED ON JUNE 15, 2005, A COPY OF WHICH MAY BE OBTAINED FROM TROY PIK WITH THE PRINCIPAL EXECUTIVE OFFICES LOCATED AT 8-10 RUE MATHIAS HARDT, L-1717 LUXEMBOURG.

€[•]

PIK NOTE (THE "GLOBAL NOTE")

ISSUED SUBJECT TO THE TERMS AND CONDITIONS SET OUT BELOW

[LONDON] [DATE]

Terms and Conditions

FOR VALUE RECEIVED, the undersigned, Troy PIK, a société en commandite par actions incorporated under the laws of Luxembourg (the "Company"), HEREBY PROMISES TO PAY to _____________________________, or its registered assigns, for and on behalf of the Holders of the Notes represented by this Global Note, the principal amount of _______________________ EURO or such greater or lesser amount equal to the unpaid principal amount of the Notes represented by this Global Note that may be outstanding from time to time, (i) on [insert date, that is the fifteen-month anniversary of the first Utilization Date] or (ii) if the Notes represented by this Global Note shall have been converted into and have been deemed to be an Extended Note pursuant to Section 11.2 of the Facility Agreement (as defined below) on [insert date, that is the ten-year anniversary of the first Utilization Date] together with interest (computed on the basis of a 360-day year of twelve 30-day months) at the interest rates and payable at such times as are in the Facility Agreement (defined below).

1.	Defined terms

This Global Note has been issued pursuant to the provisions set out in the PIK Facility Agreement dated April 3, 2005, as amended and restated on June 15, 2005 (the "Facility Agreement"), made between (1) Troy PIK, as the Company, (2) Troy I, as the Parent

Guarantor, (3) J.P. Morgan Europe Limited as Agent and Collateral Agent, and (4) the Lenders named therein.

The words and expressions defined in the Facility Agreement shall have the same meanings when used in this Global Note unless the context otherwise requires.

The provisions of the Facility Agreement shall apply in respect of this Global Note and the Notes represented by it as if expressly set out herein, mutatis mutandis.

2.	Registered Form and denomination

This Global Note is issued in registered form in denominations of €100,000 and integral multiples of €100,000. The holder of this Global Note is the Agent who holds the benefit of this Global Note on behalf of the Holders pursuant to the terms of the Finance Documents and as recorded in the Register and who shall be entitled to exercise the rights specified hereunder.

For the purposes of the Facility Agreement, this Global Note represents the Notes.

3.	No Exchange for definitive Notes

The Holders shall not be permitted to demand the issue of physical Notes.

4.	Interest

The Company shall pay interest on the Notes represented by this Global Note at the times and at the rate per annum specified in the Facility Agreement, with the Agent as paying agent for payments of interest to the Holders.

5.	Transfers

This Note is issued in registered form and is transferable only in accordance with the terms and conditions of the Facility Agreement.

6.	Events of Default

Subject to Certain Funding Basis, if an Event of Default shall occur and be continuing, the unpaid balance of principal of the Notes and any accrued and unpaid interest and other amounts payable thereon may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in Section 14.2 of the Facility Agreement.

7.	Governing law and enforcement

The Company hereby agrees that Section 26.8 of the Facility Agreement shall apply to this Global Note, the provisions of which are expressly incorporated herein. This Global Note shall be governed by, and construed in accordance with, the laws of the State of New York.

Signed on behalf of

TROY PIK

By

Name:

Title:

Authentication:

Completed under instructions from the Company by the Agent.

Signed for and on behalf of J.P. Morgan Europe Limited by:

____________________________

EXHIBIT B

FORM OF UTILIZATION NOTICE

UTILIZATION NOTICE

From:	Troy PIK
8-10 rue Mathias Hardt
L-1717 Luxembourg

To:	J.P. Morgan Europe Limited
The Lenders

Dated:

Dear Sirs,

PIK Facility Agreement dated April 3, 2005, as amended and restated on June 15, 2005, and made between, among others, Troy I, Troy PIK and J.P. Morgan Europe Limited (the "Facility Agreement", which expression shall include any amendments in force from time to time)

1.

We refer to the Facility Agreement. This is a Utilisation Notice. Terms defined in the Facility Agreement have the same meaning in this Utilisation Notice unless given a different meaning in this Utilisation Notice.

2.	We wish to issue Notes represented by a Global Note on the following terms:
	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
	Amount:	[●] or, if less, the available Facility
	Purpose:	[●]
3.

We confirm that each condition specified in Section 3 (Utilizations) and Section 5 (Conditions) to be satisfied on the date of this Utilisation Notice is or will satisfied or simultaneously with drawdown be satisfied on the date of the Utilization.

4.	The payment instructions for the proceeds of this Note are:
	Payment to:	[●]
	Account number:	[●]

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	Bank:	[●]
	Bank Address:	[●]
	Sort Code:	[●]
	Account Name:	[●]
5.	The Closing for this Utilization shall be held at [time] (London time) at the offices of [●], London, United Kingdom.
6.	This Utilisation Request is irrevocable.

Yours faithfully,

___________________________

authorised signatory for Troy PIK

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EXHIBIT C

FORM OF TRANSFER CERTIFICATE

TRANSFER CERTIFICATE

To: J.P. Morgan Europe Limited

Reference is made to the payment-in-kind facility agreement (the "Facility Agreement") dated as of April 3, 2005, as amended and restated on June 15, 2005, between, among others, the Troy PIK (the "Company"), Troy I S.à r.l. and J.P. Morgan Europe Limited, as agent (the "Agent") and the Lenders named therein in respect of issuance by the Company of (i) €225,000,000 aggregate principal amount of its PIK Notes (the "Notes").

1.	[Transferor/Holder] (the "Holder") confirms that the principal outstanding amount of the Notes which it holds is € [ ].

2.

The Holder requests [name of transferee] to accept and procure the transfer to the Transferee of the portion(s) of the Holder's Notes which is/are stated in the Schedule by countersigning and delivering this Transfer Certificate to the Agent in accordance with Section 15.1 of the Facility Agreement.

3.

The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to it pursuant to and for the purpose of Section 15.1 of the Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer] or on such later date as may be determined in accordance with the terms thereof.

4.

The Transferee hereby represents that (i) it is a qualified institutional buyer, (ii) it is an Accredited Investor within the meaning of Rule 501(a) under the Securities Act, the Notes to be acquired by it pursuant to this Transfer Certificate are being acquired for its own account and not with a view to distribution thereof, it has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and it is capable of bearing the economic risks of such investment or (iii) it is outside the United States as defined in Rule 902(l) of the Securities Act.

5.	The Transferee hereby agrees that it will notify the Agent and the Company immediately if the representation made in clause 4 of this Transfer Certificate becomes untrue at any time.

6.

The Transferee hereby expressly acknowledges the additional agreements and representations contained in Section 15.9 of the Facility Agreement, including without limitation, the limitations on obligations and liabilities of the transferor.

7.

The Transferee hereby agrees with each other person who is or becomes a party to the Intercreditor Agreement (as defined in the Facility Agreement) that with effect on and from the date of this Transfer Certificate it will be bound by the Intercreditor Agreement as a PIK Bridge Creditor as if it has been party originally to the Intercreditor Agreement in that capacity and that it will perform all undertakings and agreements set out in the Intercreditor Agreement and given by a PIK Bridge Creditor. The address for service of notice to the Transferee for the purpose of the Intercreditor Agreement should be as set out below.

8.

This Transfer Certificate in not assignable or otherwise negotiable (without prejudice to the provisions of Section 15.1 of the Facility Agreement which shall be applicable to the Holder to the extent of its remaining rights and/or obligations thereunder, if any, and to the Transferee in relation to any transfer or assignment of the rights and obligations assumed by it pursuant thereto).

9.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with New York law.

THE SCHEDULE

[Insert description of portion of Notes which are being transferred and denominations of new Notes to be issued.]

[Transferor Holder]	[Transferee Holder]
By:	By:
Date:	Date:
Address:

EXHIBIT D

FORM OF OPINION OF COUNSEL (IN CONNECTION WITH THE ISSUANCE OF EXCHANGE NOTES)

The opinion of counsel to Troy PIK (the "Issuer") shall be substantially to the effect that:

1.          The Exchange Notes Indenture is the legal, valid and binding obligation of the Issuer under the laws of the State of New York, enforceable against the Issuer and the Guarantors in accordance with its terms (except that no opinion is expressed as to the validity, creation, perfection or priority of any security interest);

2.          The Exchange Notes, when executed and delivered as provided in the Exchange Notes Indenture and Facility Agreement, will be the legal, valid and binding obligations of the Issuer under the laws of the State of New York, enforceable against the Issuer in accordance with their terms (except that no opinion is expressed as to the validity, creation, perfection or priority of any security interest);

3.          After the Exchange Notes are executed and delivered as provided in the Exchange Notes Indenture and Facility Agreement, the Guarantees will be the legal, valid and binding obligations of the Guarantors under the laws of the State of New York, enforceable against the Guarantors in accordance with their terms (except that no opinion is expressed as to the validity, creation, perfection or priority of any security interest);

4.          Assuming that the representations and warranties in the ● are true and assuming compliance by ● with their respective covenants and agreements set forth in ●, it is not necessary in connection with the issuance of the Exchange Notes under the Facilities Agreement and the Exchange Notes Indenture to register the Exchange Notes or Guarantee under the Securities Act of 1933, as amended, or to qualify the Exchange Notes Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent resale.

In giving such opinion such counsel may state that such opinion is limited to the laws of the State of New York and the federal laws of the United States that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the transaction and may rely on customary assumptions and qualifications.

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EXHIBIT E

FORM OF OFFICERS' CERTIFICATE (IN CONNECTION WITH THE ISSUANCE OF EXCHANGE NOTES)

Reference is made to Section 11.3(h) of the PIK Facility Agreement, dated April 3, 2005, as amended and restated on June 15, 2005 (the "Facility Agreement"), among Troy PIK, a société end commandite par actions incorporated under the laws of Luxembourg (the "Issuer"), Troy I (the "Parent Guarantor"), J.P. Morgan Europe Limited (the "Agent"), and the Lenders named therein, in connection with the exchange of Extended Notes for €[an amount equal to the principal amount of the Extended Notes to be exchanged] aggregate principal amount of Exchange Notes (the "Exchange Notes"). Each capitalized term not defined herein shall have the meaning ascribed to it in the Facility Agreement.

I, [•], certify that I am the [•] of the Issuer and certify that, as such, I am authorized to execute this Certificate on behalf of the Issuer pursuant to Section 11.3(h) of the Facility Agreement.

I, [•], certify that I am the [•] of the Issuer and certify that, as such, I am authorized to execute this Certificate on behalf of the Issuer pursuant to Section 11.3(h) of the Facility Agreement.

Each of us DOES HEREBY FURTHER CERTIFY for and on behalf of the Issuer, that to the best of our knowledge and belief after due inquiry:

(a)        the representations and warranties of the Issuer and Guarantors under Section 8 of the Facility Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof;

(b)        the Issuer has complied with all of the agreements and satisfied all of the conditions in all material respects on its part to be performed or satisfied under the terms of the Facility Agreement at or prior to the date hereof; and

(c)        there has not been, since the date of the Facility Agreement, any material adverse change in the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

Legal counsel to the Issuer is entitled to rely on this Certificate in connection with their opinions rendered pursuant to Section 11.3(h) of the Facility Agreement.

This certificate is delivered in our capacity as representatives of the Issuer and not in our personal capacity and shall not create or give rise to any personal liability on the part of such officers.

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IN WITNESS WHEREOF, we have executed this Certificate this [•] day of [•], 20[•].

Troy PIK
By:	__________________________
Name:
Title:

By:	__________________________
Name:
Title:

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EXHIBIT F

EXTENDED NOTES TERM SHEET

The Extended Notes shall have substantially the same terms as the Notes but with the following covenant provisions (or as the Company and the Original Mandated Lead Arrangers may otherwise agree):

PROVISION	EXTENDED NOTES
Debt Covenant
Permitted debt
General basket	€35 million
Restricted Payments Covenant
General restricted payments basket	€10 million

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EXHIBIT G

EXCHANGE NOTES TERM SHEET

The Exchange Notes shall have the terms as set forth in Annex 4-C of the Bridge Term Sheets dated March 16, 2005, which are incorporated by reference herein with the following covenant provisions (or as the Company and the Original Mandated Lead Arrangers may agree).

PROVISION	EXCHANGE NOTES
Debt Covenant
Permitted debt
General basket	€35 million
Restricted Payments Covenant
Cumulative basket	50% of Consolidated Net Income
IPO dividend basket

Greater of (a) 6% per year of Net Cash Proceeds received in IPO and (b) the greater of (1) the greater of 7% of Market Cap or 7% of IPO Market Cap (if Consolidated Leverage Ratio is 4.5:1 or less) or (2) the greater of 5% of Market Cap or 5% of IPO Market Cap (if Consolidated Leverage Ratio is 5.0:1 or less)

General restricted payments basket	€10 million
Limitation on Sale of Assets	Conform to sponsor precedent
Change of Control	Conform to sponsor precedent
Events of Default	Conform to sponsor precedent

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